SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The

Securities Exchange Act of 1934

COMMODITY ADVISORS FUND L.P.

(Exact name of registrant as specified in its limited partnership agreement)

Delaware	20-4267496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

522 Fifth Avenue, 14th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 212-296-1999

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Redeemable Units of Limited Partnership Interest

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐

Item 1.	Business.

(a) General development of business. Commodity Advisors Fund L.P. (formerly known as “Energy Advisors Portfolio L.P.”) (the “Partnership”) is a limited partnership which was organized on January 30, 2006, under the limited partnership laws of the State of Delaware by an authorized person pursuant to a unanimous written consent of the General Partner (defined below). Prior to May 1, 2011, the Partnership’s investment objective was to achieve capital appreciation through speculative trading, directly and indirectly, primarily in energy related investments including, without limitation, energy futures, energy forwards, options, swaps and other over-the-counter (“OTC”) instruments and securities of energy related companies. Also, prior to May 1, 2011, the Partnership pursued its objective by allocating its capital among various energy focused portfolio managers, each of which had an individual trading strategy, primarily through investments in collective investment vehicles, including those operated by the General Partner (defined below), and, occasionally, through individually managed accounts. The current objective of the Partnership is to achieve capital appreciation through speculative trading, directly and indirectly, in U.S. and international markets for currencies, interest rates, stock indices, agricultural and energy products and precious and base metals. The Partnership may employ futures, options on futures, and forward contracts in those markets. The Partnership may also engage in spot, swap and other derivative transactions with the approval of the General Partner.

To accomplish its objective, the Partnership invests substantially all of its assets in collective investment vehicles, including JEM Master Fund L.P. (“JE Moody Master”), KR Master Fund L.P. (“KR Master”) and MB Master Fund L.P. (“MB Master,” and together with JE Moody Master, KR Master and any master fund of non-major commodity trading advisors, the “Masters”). A small amount of cash is retained by the Partnership to meet current operating expenses. As of March 31, 2012, the Partnership retained 0.09% of its net assets for such operating expenses. Five commodity trading advisors, including J E Moody & Company LLC (“JE Moody”), Krom River Investment Management (Cayman) and Krom River Trading A.G. (collectively, “Krom River”) and Aventis Asset Management, LLC (formerly known as Misfit Financial Group, LLC) (“Aventis,” and together with JE Moody and Krom River, the “Major Advisors”) act as the major commodity trading advisors to the Partnership and JE Moody Master, KR Master and MB Master, respectively. Certain commodity trading advisors may be allocated less than 10% of the Partnership’s assets by the General Partner (the “Non-Major Advisors,” and together with the Major Advisors, the “Advisors”). Information about Non-Major Advisors will not be disclosed, unless previously disclosed in the Partnership’s Private Placement Offering Memorandum and Disclosure Document dated December 30, 2011, as it may be changed from time to time (the “Memorandum”). The Partnership is not registered under the Investment Company Act of 1940 (the “1940 Act”) as a mutual fund or otherwise. At March 31, 2012, net assets of the Partnership totaled $44,703,680.

Futures, forwards and options trading is speculative, volatile and involves a high degree of leverage. Good faith or margin deposits normally required in commodity futures trading may range from 1% to 25% of the face value of the contract. Based on the Advisors’ past trading, up to 15% of the Partnership’s assets are generally expected to be committed to margin, although margin requirements have averaged 7.8% over the period from April 1, 2011, to March 31, 2012. The amount of margin required to be deposited with respect to an individual futures contract is determined by the exchange upon which the contract is traded and may be changed by the exchange at any time. The Partnership does not have control over such margin requirements.

Ceres Managed Futures LLC (formerly known as Citigroup Managed Futures LLC) a Delaware limited liability company, is the Partnership’s general partner and commodity pool operator (the “General Partner”). While the Partnership has no officers and directors, the biographies of the General Partner’s principals, Walter Davis, Damian George, Colbert Narcisse, Douglas J. Ketterer, Ian Bernstein, Harry Handler, Patrick T. Egan and Alper Daglioglu can be found under “Item 5. Directors and Executive Officers.”

During the initial offering period (January 30, 2006 to September 30, 2006), the Partnership sold 9,475 redeemable units of limited partnership interest at $1,000 per redeemable unit of limited partnership interest. In order to form the Partnership, the General Partner and an initial limited partner each contributed $1,000 to the Partnership for one unit of general partnership interest and one unit of limited partnership interest, respectively.

The Partnership commenced its operations on October 1, 2006, when the minimum amount to commence trading had been raised. From inception until May 1, 2011, the Partnership offered two classes of redeemable units of partnership interest: Class A redeemable units of limited partnership interest (“Class A Redeemable Units”) and Class B redeemable units of limited partnership interest (“Class B Redeemable Units”). As of March 31, 2011, the Partnership no longer offered Class B Redeemable Units. Beginning May 1, 2011, the Partnership began to offer two additional classes of redeemable units of limited partnership interest in addition to Class A Redeemable Units: Class D redeemable units of limited partnership interest (“Class D Redeemable Units”) and Class Z redeemable units of limited partnership interest (“Class Z Redeemable Units,” and together with Class A Redeemable Units and Class D Redeemable Units, “Redeemable Units”). No securities which represent an equity interest or any other interest in the Partnership trade on any public market.

The assets of the Partnership are invested by the Advisors either directly, through individually managed accounts, or indirectly, through investments in other collective investment vehicles.

As of March 31, 2012, all of the assets allocated to the Advisors were traded through master funds. In the future, however, the Partnership may allocate to commodity trading advisors that engage in direct trading.

On May 1, 2011, the assets allocated to JE Moody were invested in JE Moody Master, a limited partnership organized under the partnership laws of the State of Delaware by an authorized person pursuant to resolutions adopted by an executive officer of the General Partner as authorized by the unanimous written consent of the Directors of the General Partner. The Partnership purchased 12,594.1917 Redeemable Units of JE Moody Master with cash equal to $12,753,614. As of March 31, 2012, the Partnership owned 29.4% of JE Moody Master.

On May 1, 2011, the assets allocated to Krom River were invested in KR Master, a limited partnership organized under the partnership laws of the State of Delaware by an authorized person pursuant to resolutions adopted by an executive officer of the General Partner as authorized by the unanimous written consent of the Directors of the General Partner. The Partnership purchased an interest in KR Master with cash equal to $13,913,306. As of March 31, 2012, the Partnership owned 8.9% of KR Master.

On May 1, 2011, the assets allocated to Aventis were invested in MB Master, a limited partnership organized under the partnership laws of the State of Delaware by an authorized person pursuant to resolutions adopted by an executive officer of the General Partner as authorized by the unanimous written consent of the Directors of the General Partner. The Partnership purchased an interest in MB Master with cash equal to $12,756,614. As of March 31, 2012, the Partnership owned 37.4% of MB Master.

JE Moody Master, KR Master and MB Master each were formed in order to permit accounts managed now or in the future by JE Moody, using its JEM Commodity Relative Value Program at 200% Leverage; Krom River, using its Commodity Program at 150% Leverage and Aventis, using its Barbarian Program (formerly known as Misfit Barbarian Program), respectively, to invest together in one trading vehicle. The General Partner of the Partnership is the general partner of each Master. Individual and pooled accounts currently managed by the Advisors, including the Partnership, are permitted to be limited partners of the Masters. The General Partner and the Advisors believe that trading through a master/feeder structure should promote efficiency and economy in the trading process because, among other reasons, each Advisor can execute one order on behalf of the respective Master instead of multiple orders on behalf of separate accounts.

The Partnership’s/Masters’ trading of futures and options contracts, if applicable, on commodities is done primarily on U.S. and foreign commodity exchanges. The Partnership and the Masters engage in such trading through commodity brokerage accounts maintained at Citigroup Global Markets Inc. (“CGM”).

It is the General Partner’s intention to continue to invest the assets allocated to the Advisors by the Partnership in the Masters. The performance of the Partnership is directly affected by the performance of the Masters.

Expenses to investors as a result of the investment in the Masters are approximately the same. The Partnership is permitted to withdraw all or a portion of its interest in the Masters as of each month-end in order to meet its obligations with respect to the redemption rights of limited partners in the Partnership; provided that all liabilities, contingent or otherwise, of the Masters, except any liability to limited partners on account of their capital contributions, have been paid or there remains property in the Masters sufficient to pay them.

The Partnership privately and continuously offers Redeemable Units in the Partnership to qualified investors. There is no maximum number of Redeemable Units that may be sold by the Partnership. Redeemable Units may be offered only to persons and entities who are accredited investors as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. Sales and redemptions of Redeemable Units and General Partner contributions and redemptions for the three months ended March 31, 2012, and 2011, and for the years ended December 31, 2011, 2010 and 2009, are reported in the Statement of Changes in Partners’ Capital under “Item 13. Financial Statements and Supplementary Data”. A total of 22,065.6082 Class A Redeemable Units and 11,665.2109 Class Z Redeemable Units were outstanding as of March 31, 2012. On March 31, 2012, the net asset value per Class A Redeemable Unit and Class Z Redeemable Unit was $1,510.62 and $974.77, respectively. No Class D Redeemable Units were outstanding as of March 31, 2012.

CGM acts as the Partnership’s/Masters’ commodity broker. A “Form of” Customer Agreement (the “Customer Agreement”), by and between the Partnership and CGM, is attached as Exhibit 10.6 hereto. Morgan Stanley Smith Barney LLC (“MSSB”) is the Partnership’s selling agent pursuant to an Alternative Investment Placement Agent Agreement, dated as of June 28, 2012, and effective as of May 1, 2011, attached as Exhibit 10.7 hereto. The Partnership may engage additional selling agents in the future.

The General Partner is a wholly owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. indirectly owns a minority equity interest in MSSB Holdings. Citigroup Inc. also indirectly owns CGM, the commodity broker for the Partnership. Morgan Stanley and Citigroup Inc. are publicly held companies each of whose shares are listed on the New York Stock Exchange and each is engaged in various financial services and other businesses. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned, indirectly through various subsidiaries, by Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. The General Partner was originally formed following the merger on August 2, 1993 of three commodity pool operators: Smith Barney Futures Partners, Inc., Lehman Brothers Capital Management Corp. and Hutton Commodity Management Inc. The General Partner changed its form of organization from a corporation to a Delaware limited liability company effective October 1, 1999. The General Partner changed its name from Citigroup Managed Futures LLC to Ceres Managed Futures LLC on September 24, 2009. Effective December 1, 2010, the General Partner combined with Demeter Management LLC, a Delaware limited liability company which was also a wholly owned subsidiary of MSSB Holdings (the “Merger”). The General Partner is registered as a commodity pool operator and commodity trading advisor with the Commodity Futures Trading Commission (the “CFTC”) and is a member of the National Futures Association (the “NFA”) under the registration and memberships of Smith Barney Futures Partners, Inc., which became registered with the CFTC as a commodity pool operator and a member of the NFA on September 2, 1986. The General Partner became registered with the CFTC as a commodity trading advisor on March 31, 1993.

The CFTC has adopted regulations which impose certain disclosure, reporting and recordkeeping requirements on commodity pool operators and commodity trading advisors. Registration as a commodity pool operator or as a commodity trading advisor requires annual filings setting forth the organization and identity of the management and controlling persons of the commodity pool operator or commodity trading advisor. In addition, the General Partner prepares and distributes monthly account statements and audited annual reports of the Partnership to each limited partner in accordance with CFTC regulations 4.22(a), (b) and (c). The General Partner is also required to comply with quarterly reporting obligations under NFA Rule 2-46 with respect to the

Partnership. Limited partners of the Partnership are permitted to review the Partnership’s and the General Partner’s CFTC filings at the General Partner’s offices. In addition, the CFTC has authority under the Commodity Exchange Act (the “CEA”) to require and review books and records of, and review documents prepared by, a commodity pool operator or a commodity trading advisor. The CFTC is authorized to suspend a person’s registration as a commodity pool operator or commodity trading advisor if the CFTC finds that such person’s trading practices tend to disrupt orderly market conditions, that any controlling person thereof is subject to an order of the CFTC denying such person trading privileges on any exchange, and in certain other circumstances. The NFA is a self regulatory organization that regulates firms and individuals that conduct futures trading business with public customers.

Under the second amended and restated limited partnership agreement of the Partnership, dated as of May 1, 2011 (the “Limited Partnership Agreement”), the General Partner has sole responsibility for the administration of the business and affairs of the Partnership, but may delegate trading discretion to one or more trading advisors. Prior to May 1, 2011, the Partnership paid the General Partner an administrative fee in return for its administrative services to the Partnership equal to 0.25% per year of net assets (defined below) of the Partnership, payable monthly, based on month-end net assets. In addition, prior to May 1, 2011, the Partnership paid the General Partner a management fee in return for its services as trading manager equal to 1% per year of net assets of the Partnership, payable monthly based on month-end net assets. Further, prior to May 1, 2011, the Partnership paid the General Partner an incentive fee for its services as trading manager equal to 10% of the Partnership’s new trading profits earned each calendar year. Since May 1, 2011, the Partnership pays the General Partner a general partner management fee in return for its services to the Partnership equal to 1% per year of the adjusted net assets of each class of Redeemable Units, payable monthly, based on month-end adjusted net assets of each class of Redeemable Units.

The General Partner, on behalf of the Partnership, has entered into management agreements (each, a “Management Agreement” and together, the “Management Agreements”), attached as Exhibits 10.1 through 10.5 hereto, with each of the Advisors, pursuant to which the Advisors manage the Partnership’s assets. Prior to May 1, 2011, the Partnership indirectly paid its pro rata portion of the operating expenses of the collective investment vehicles in which the Partnership invested. The Partnership also paid the management and incentive fees incurred in connection with individually managed accounts. Management fees generally ranged from 1.0% to 4.0% of net assets per year, and incentive compensation generally ranged from 20% to 30% of new trading profits. Since May 1, 2011, the Partnership pays each Advisor a monthly management fee ranging from 1% to 2% per year of the adjusted month-end net assets of each class of Redeemable Units allocated to each respective Advisor. Each Advisor may receive an incentive fee, accrued monthly and payable quarterly, ranging from 15% to 20% of new trading profits (as defined below under “—Fees, Compensation, Expenses and Interest Income—Advisor Incentive Fees”) earned by the Advisor for each class of Redeemable Units in each calendar quarter (or such shorter period in the case of an earlier termination of an Advisor). Pursuant to the express terms of the Management Agreements, each Advisor is considered to be an independent contractor of the Partnership. The Management Agreements each generally expire on June 30th of each year and may be renewed by the General Partner, in its sole discretion, for additional one-year periods. The General Partner intends to renew the Management Agreements as of June 30, 2012.

The management agreements, generally, can be terminated by the General Partner on 30 days’ notice after their initial term. Additionally, the Management Agreements, generally, can be terminated by the General Partner on either 5 days’ or 30 days’ written notice, depending on the Management Agreement, if (i) the net asset value per unit declines as of the close of business on any day to $400 or less; (ii) the Partnership’s aggregate net assets decline to less than $1,000,000; (iii) the net assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 20% or more or 50% or more, depending on their Management Agreement, as of the end of a trading day from such net assets’ previous highest value; (iv) limited partners owning at least 50% of the outstanding Redeemable Units shall vote to require the General Partner to terminate the Management Agreement; (v) the Advisor fails to comply with the terms of the Management Agreement; (vi) the General Partner, in good faith, reasonably determines that the performance of the Advisor has been such that the General Partner’s fiduciary duties to the Partnership require the General Partner to terminate the Management Agreement; (vii) the General Partner reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; or (viii) the Advisor fails to conform to the trading policies set forth in the Limited Partnership Agreement, as it may be changed from time to time, or the Memorandum. At any time during the term of the Management Agreements, the General Partner may elect immediately to terminate a Management Agreement if (i) the Advisor merges, consolidates with another entity not controlled by certain current principals of the Advisor, or sells a substantial portion of its assets to an entity not controlled by certain current principals of the Advisor, or becomes bankrupt or insolvent, (ii) certain current principals of the Advisor die, become incapacitated, leave the employ of an Advisor, cease to control an Advisor or are otherwise not managing the trading programs of the Advisor, (iii) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority, is terminated or suspended, or in the case of Krom River, it is no longer able to rely on an exemption from registration with the CFTC or fails to apply for registration as a commodity trading advisor with the CFTC and apply to become a member of the NFA within a commercially reasonable time from the date of the Management Agreement. Additionally, certain Management Agreements can be immediately terminated by the General Partner if the General Partner reasonably believes that the Advisor has or may contribute to any material operational, business, or reputational risk to the General Partner or the General Partner’s affiliates. The management agreements will immediately terminate upon dissolution of the Partnership or upon cessation of trading prior to dissolution.

Each Advisor may terminate its Management Agreement by giving not less than 30 days’ notice to the General Partner (i) in the event that the trading policies of the Partnership as set forth in the Memorandum are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after the Management Agreements initial termination date; or (iii) in the event that the General Partner or the Partnership fails to comply with the terms of the Management Agreement. Each Advisor may immediately terminate its management agreement if the General Partner’s registration as a commodity pool operator or its membership in the NFA is terminated or suspended. Additionally, certain Management Agreements may be terminated if the General Partner’s registration as a commodity trading advisor is terminated or suspended.

Prior to May 1, 2011, the Partnership paid MSSB and CGM a distribution fee of up to 0.75% per year of net assets of the units sold, payable monthly out of the General Partner’s management fee. Since May 1, 2011, the Partnership pays MSSB a monthly selling agent fee equal to 2.0% per year of the adjusted net assets of Class A Redeemable Units attributable to sales by MSSB and 0.75% per year of the adjusted net assets of Class D Redeemable Units attributable to sales by MSSB. The Partnership does not pay an ongoing selling agent fee with respect to limited partners holding Class Z Redeemable Units.

The General Partner has selected and will select commodity trading advisors for the Partnership that it believes possess the potential to be successful traders. The Advisors have various levels of experience in speculatively trading commodity interests and have various levels of experience in managing client funds. Each Advisor manages the Partnership’s assets in accordance with the Partnership’s trading policies set forth under “Item 2(a)(1). Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity”.

Prior to May 1, 2011, the Partnership indirectly paid its pro rata portion of the trading expenses, including brokerage commissions, incurred in connection with individually managed accounts. Also, prior to May 1, 2011, collective investment vehicles operated by the General Partner paid CGM commercially reasonably commission rates generally between $6 and $10 per round turn on futures contracts and OTC equivalents. Since May 1, 2011, the Partnership pays CGM (or reimburses CGM if previously paid) for the actual floor brokerage, exchange, clearing, give-up, user and NFA fees, which are payable on a per transaction basis. These transaction costs have been approximately 1.50% of net assets per year. CGM will also be compensated by the General Partner (out of its own funds) for certain services it provides to the Partnership pursuant to a services agreement between the General Partner and CGM. The total amount of such compensation is less than 0.10% of net assets per year.

All of the Partnership’s and the Masters’ assets are deposited in commodity brokerage accounts with CGM and are maintained in cash. CGM will pay monthly interest to the Partnership on 100% of the average daily equity maintained in cash in the Partnership’s (or the Partnership’s allocable portion of a Master’s) account during each month (i.e., the sum of the daily cash balances in such accounts divided by the number of calendar days in that month) at a 30-day Treasury bill rate determined weekly by CGM based on the average non-competitive yield on 90-day U.S. Treasury bills maturing in 30 days.

Any interest earned on the Partnership’s account in excess of the amounts described above, if any, will be retained by CGM and shared with the General Partner.

Currently, more than ten percent (10%) of the Partnership is owned by the General Partner, CGM and/or their principals and employees. Consequently, the assets of the Partnership are not segregated as customer funds, and therefore, do not currently receive the protections afforded by Section 4d(a)(2) of the CEA and CFTC regulations. Instead, the Partnership’s accounts at CGM will be considered a proprietary account. Amounts deposited in the accounts will be maintained in U.S. depositories, except as noted below. If, in the future, ownership of the Partnership is such that the Partnership’s accounts are not deemed to be proprietary, then all cash will be deposited in a segregated bank account in a U.S. depository as required by Section 4d(a)(2) of the CEA, except assets committed as margin on some non-U.S. futures and options transactions or held by forward or swap counterparties. These assets will be maintained in separate secured amount accounts at U.S. banks not affiliated with the General Partner. In the unlikely event that the futures commission merchant fails, limited partners may not receive the full value of their segregated funds.

The Partnership’s funds held in connection with non-U.S. contracts priced and settled in a foreign currency may be held in a foreign depository in an account denominated in a foreign currency.

Trading Methods

The trading programs of the Advisors are proprietary and confidential, and the following descriptions are, of necessity, general and not intended to be exhaustive. Consequently, limited partners will not be able to determine the full details of the programs, or whether the programs are being followed. There can be no assurance that any trading strategy will produce profitable results or will not result in losses.

As of March 31, 2012, the Partnership’s assets were allocated among the trading Advisors in the following approximate percentages:

Advisor	March 31, 2012
JE Moody	30%
Krom River	25%
Aventis	32%
Other	13%

JE Moody

JE Moody trades the Partnership’s assets allocated to it in accordance with the JEM Commodity Relative Value Program at 200% Leverage, a proprietary, systematic trading system, which began trading in January 2011.

The JEM Commodity Relative Value Program, which began trading in May 2006, uses quantitative models to detect and exploit price shifts and mispricings between related instruments in the energy, metal, grain, livestock, and food/fiber markets, while employing hedging methods in an attempt to maintain approximate market or sector neutrality. The strategies do not make un-hedged directional bets. Most trades are implemented using offsetting long and short positions in futures and futures options, thus reducing exposure to sudden changes in market direction. As examples, such offsetting positions may be in different delivery months of the same commodity market (e.g., calendar or butterfly spreads), in different but related markets (e.g., crude oil and unleaded gasoline) or between contracts traded on different exchanges (e.g., New York and London copper).

Market coverage for the JEM Commodity Relative Value Program portfolio includes crude oil and petroleum distillates, natural gas, industrial metals, precious metals, grains, livestock, foodstuffs, fibers, and potentially other commodities. JE Moody utilizes primarily exchange-traded futures and futures options to implement its relative value trades, although trades may also be made using other instruments, such as commodity swaps or over-the-counter derivatives contracts.

The trading opportunities captured by the JEM Commodity Relative Value Program models are believed to arise due to various factors, including: changes in relative supply and demand of different commodity contracts, the idiosyncratic actions of market participants, external events that may disrupt production (e.g., droughts, hurricanes, labor unrest or geopolitics), and risk premia associated with general uncertainties in future supply or demand. By virtue of their relative value nature, JEM Commodity Relative Value Program trades may be interpreted as providing market liquidity to directional traders who need it, and earning a risk premium by doing so.

Relative value strategies are frequently employed by hedge funds in the equity, fixed income, convertible bond and option markets, but are relatively uncommon in the commodity or managed futures arenas. Over extended time periods, relative value strategies have been observed to produce more consistent returns and higher Sharpe ratios than un-hedged, directional trading strategies. With the high leverage often used, however, some relative value managers have experienced significant losses, particularly when extreme market events have occurred.

JE Moody attempts to manage the risk of large losses by limiting the overall portfolio leverage and the degree of exposure to any single commodity market or sector. The JEM Commodity Relative Value Program’s portfolio typically includes about 18 to 24 active relative value trades, with the number of open positions depending on the arbitrage opportunities available. The JEM Commodity Relative Value Program trades have low mutual correlation, cover multiple markets and sectors and thus enable meaningful diversification within the JEM Commodity Relative Value Program portfolio.

When few favorable relative value trading opportunities arise in the commodity markets, or as JE Moody may determine, JE Moody may choose to make relative value trades in the financial futures, options, swap or derivatives markets. At times when many or few trading opportunities are available, JE Moody may increase or reduce overall JEM Commodity Relative Value Program portfolio exposure.

To hedge offsetting long and short positions, JE Moody may use techniques such as static hedging, dynamic hedging and option overlays. Moreover, hedging may seek to achieve market or sector neutrality via various benchmarks, such as by being “contract neutral,” “dollar neutral” or “delta neutral.” No hedging strategy is perfect, but each has its costs, risks, advantages and limitations. Even with well-hedged positions, there is usually some residual exposure to directional market movements. JE Moody seeks to balance the advantages of the hedging strategy used in a particular relative value trade versus the costs and risks of implementing the trade.

For the period April 1, 2011, through March 31, 2012, the average allocation of risk exposure for the Commodity Relative Value Program was:

Energy	59.1%
Grains	7.7%
Livestock	18.9%
Metals	0.8%
Softs	13.5%

Krom River

The Krom River Commodity Program, a proprietary, discretionary trading system, will trade in approximately 20 different markets including base metals, precious metals, energy, agricultural and softs. The trade types will include long volatility, directional and relative value. The trading instruments will be exchange-listed futures and options, which will be traded on both a fundamental and technical basis. The Krom River Commodity Program will not trade over-the-counter instruments, nor take physical deliveries.

For the period May 1, 2011, through March 31, 2012, the average allocation of risk exposure for the Krom River Commodity Program was:

Metals	69.0%
Energy	9.0%
Softs	8.3%
Livestock	1.9%
Grains	11.8%

Aventis

Aventis will trade the Partnership’s assets in accordance with the Barbarian Program, a proprietary, discretionary trading program developed and refined by Aventis, which is the synthesis of disparate fundamental views and technical indicators overlaid with strict risk management policies on a position, sector, and portfolio basis.

The Barbarian Program has the following characteristics:

•

Ensemble of Three Sub-Programs: The Barbarian Program is based on an ensemble of three discretionary sub-programs: spreads, directional, and short-term trading. This type of trading is based primarily on the fundamentals of the market (i.e., changes in supply or demand of a commodity). It will also include supply and demand of the pit (i.e., discovery of overbought and over sold conditions).

•

Spread Trading: Approximately 60% of trading activity will be based on intra-market and inter-market spreads. Intra-market spreads are where one is simultaneously long and short different delivery months of the same contract (i.e., long April Live Cattle versus short June Live Cattle). Inter-market spreads are where one is long one contract and simultaneously short a completely different contract (i.e., long December Natural Gas and short December Crude Oil). Calendar spread options will also be used.

•	Directional Trading: Approximately 35% of the trading activity will be based on a directional trade where long only or short only positions will be taken using futures and options.

•	Short-Term Trading: Approximately 5% of trading activity will be involved in short-term trading.

•	Markets Followed: The Barbarian Program trades in the following markets, among others: grains, financials, stock indexes, currencies, energies, softs, livestock and metals.

•

Risk Management: Effective risk management is also a crucial aspect of the program. Account size, expectation, volatility of markets traded and the nature of other positions taken are all factors in deciding whether to take a position and determining the amount of equity committed to that position.

Trading decisions may require the exercise of judgment by Aventis. Therefore, successful trading may depend on Aventis’s trading ability, knowledge and judgment. Aventis will exercise its judgment and discretion in interpreting the data generated by its trading programs, and will make all decisions regarding trading, including selecting the markets which will be followed and actively traded. In addition, Aventis will determine the method by which orders are placed, the types of orders that are to be placed, the overall leverage for the portfolio, and, when applicable, the time at which orders are placed with, and executed by, a broker.

The trading programs to be followed by Aventis do not assure successful trading. Investment decisions made in accordance with the Barbarian Program will be based on an assessment of available market information. However, because of the large quantity of information at hand, the number of available facts that may be overlooked and the variables that may shift, any investment decision must, in the final analysis, be based on the judgment of Aventis.

The decision by Aventis not to trade certain markets or not to make certain trades may result at times in missing price moves and hence profits of great magnitude, which other trading advisors who are willing to trade these markets may be able to capture. Aventis’s approach is dependent in part on the existence of certain technical or fundamental indicators. There have been periods in the past when there were no such market indicators, and those periods may recur.

Aventis believes that the development of a trading strategy is a continual process. As a result of further analysis and research, changes have been made from time to time in the specific manner in which its programs evaluate price movements in various markets, and it is likely that similar revisions will be made in the future. As a result of such modifications, a program that may be used by Aventis in the future will differ from that used by Aventis in the past and might differ from that presently being used.

For the period May 1, 2011, through March 31, 2012, the average allocation of risk exposure for the Barbarian Program was:

Energy	34.3%
Grain	37.3%
Livestock	8.6%
Metals	1.6%
Softs	18.2%

COMMODITY ADVISORS FUND L.P.

Structure and Principal Participants(1)

[1]	Some of the relationships reflected in the chart may be indirect and through various subsidiaries.
[2]	Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. indirectly owns a minority equity interest in MSSB Holdings.

Competition

The Partnership operates in a competitive environment in which it faces several forms of competition, including, without limitation:

•	The Partnership competes with other pools for investors.

•	The Advisors may compete with other traders in the markets in establishing or liquidating positions on behalf of the Partnership.

•

The Partnership competes with other individual and pooled accounts traded by the Advisors in entering into and liquidating contracts for the Partnership. When similar orders are entered at the same time, the prices at which the Partnership’s trades are filled may be less favorable than the prices allocated to the other accounts. Some orders may be difficult or impossible to execute in markets with limited liquidity where prices may rise or fall sharply in response to orders entered. Furthermore, if the price of a futures contract has moved to and is locked at its permitted one-day price move limit, the Advisors may be unable to liquidate winning or losing positions without incurring additional losses. The Advisors are required to use an allocation methodology that is fair to all of its customers. The Advisors attempt to minimize the impact of different prices received on orders.

•

The General Partner attempts to keep the Partnership competitive by, among other ways, (i) allocating the Partnership’s assets to commodity trading advisors with desirable track records or exceptional potential in the General Partner’s judgment, (ii) reviewing, to the extent practicable, fees and rates charged to other commodity pools, and (iii) enforcing the Partnership’s trading policies.

•

The General Partner has an extensive track record in the managed futures industry. The Assets in managed futures have grown from an estimated $300 million in 1980 to over $300 billion in 2011. This increase has occurred primarily among trend-following commodity trading advisors like some of the Advisors to the Partnership.

Conflicts of Interest

Other than as described below, to the best of the General Partner’s knowledge, neither the Advisors, the General Partner, CGM, MSSB nor any of their principals have any actual or potential conflicts of interest in their relationship with the Partnership. The Memorandum discloses these conflicts and limited partners acknowledge and consent to them at the time their investments are made.

(1) Relationship among the Partnership, the General Partner, CGM, MSSB and other Affiliated Selling Agents, if any

Citigroup Inc., which indirectly owns CGM, the commodity broker for the Partnership, also indirectly owns a minority equity interest in the General Partner. In addition, the General Partner is an affiliate of MSSB, a selling agent for the Partnership. The General Partner may share in the portion of any interest earned on the Partnership’s account and the officers and directors of the General Partner are employees of MSSB or its affiliates. Further, the compensation of some of the officers and directors of the General Partner is based in part on the profitability of the managed futures business of MSSB Holdings. As a result of these relationships, the following conflicts arise:

•

The affiliation between the General Partner and CGM, its affiliate, creates a potential conflict in that fees paid to CGM have not been set by “arm’s-length” negotiation and the General Partner has a disincentive to replace CGM as commodity broker of the Partnership even if such replacement would be in the best interest of the Partnership. A conflict exists between the General Partner’s responsibility to manage the Partnership for the benefit of the limited partners and its interest in generating transaction fees which are favorable to its affiliate, CGM.

•

The affiliation between the General Partner and affiliated selling agents (currently MSSB) creates a potential conflict because, in consideration for acting as a selling agent for the Partnership, MSSB receives an ongoing selling agent fee, and the General Partner has no incentive to replace MSSB as a selling agent.

•

The General Partner, in its sole discretion, determines whether any distributions are made. To the extent that profits are retained by the Partnership rather than distributed, net assets and therefore the amount of fees paid to the General Partner and MSSB will increase. The General Partner may have an interest in selecting trading advisors that will generate a small number of trades, thus incurring only small incidental charges, so that net assets remain relatively higher.

•

A limited partner’s financial advisor has a financial incentive to recommend that the limited partner purchase and not redeem Redeemable Units even when it is not in the investor’s best interest to remain invested in the Partnership because he or she will receive ongoing compensation for providing services to the investor’s account.

•

A limited partner’s financial advisor may have a financial incentive to recommend that the investor purchase Redeemable Units in the Partnership instead of interests in other commodity pool products that may be offered by MSSB, and managed by the General Partner or by affiliated or unaffiliated entities because the Partnership may provide greater compensation to the financial advisor than those other products.

•	To the extent other selling agents for the Partnership are affiliated with the General Partner, similar conflicts to those described above exist.

Notwithstanding the potential conflicts of interest resulting from these multiple relationships, the Limited Partnership Agreement permits the General Partner to enter into contracts on behalf of the Partnership with or for the benefit of the General Partner, CGM, MSSB and other affiliated selling agents. Such contracts include the Customer Agreement with respect to brokerage services entered into by the Partnership and CGM and any selling agreements between the Partnership and the affiliated selling agents.

(2) Accounts of CGM, the General Partner and their Affiliates

CGM, MSSB, the General Partner, and their officers, directors and employees may trade in commodity contracts for their own accounts. CGM is a futures commission merchant and effects transactions in commodity contracts for its customers and also currently trades for its own account. MSSB (or its affiliates on its behalf) also effects transactions in commodity contracts for its customers and may trade for its own account. The General Partner currently does not trade its own account. As of March 31, 2012, the General Partner operated 40 active, public, private and offshore commodity pools with assets of approximately $5.7 billion and may operate additional commodity pools in the future. These pools may pay lower fees than the Partnership pays. The General Partner will not knowingly or deliberately favor any such pools over the Partnership in its dealings on behalf of such pools. Nevertheless, possible conflicts that arise from trading these accounts include:

•

CGM, as the Partnership’s/Masters’ broker, could effect transactions for the Partnership in which the other parties to the transactions are its officers, directors or employees or its customers, including other funds sponsored by the General Partner.

•

These persons, including the other funds sponsored by the General Partner, unaffiliated collective investment vehicles and other customers of MSSB might unknowingly compete with the Partnership/Masters in entering into contracts, or take positions opposite to or ahead of the Partnership/Masters, although CGM must execute customer orders ahead of its own simultaneous orders. Trading ahead of the Partnership/Masters presents a conflict because the trade first executed may receive a more favorable price than the same trade later executed for the Partnership/Masters.

The records of any such trading will not be available for inspection by limited partners. Neither will the General Partner have access to such records, except for those of accounts that it operates or manages. CFTC regulations require that CGM transmit to the floor each futures or options order received from the Partnership executable at or near the market price before any competing order for any of its own proprietary accounts. Transactions in forward, spot and swap contracts are not currently governed by any similar regulations.

(3) Relationship Among the General Partner, MSSB, MSSB Holdings and Affiliates

MSSB, as selling agent, and MSSB Holdings, as the owner of MSSB and the General Partner, are affiliated with other collective investment vehicles that may compete with the Partnership for investors, positions in the markets and the services of certain Advisors.

Additionally, MSSB Holdings may receive different amounts of revenue from different pools operated by the General Partner or distributed by MSSB, including pools with strategies similar to the Partnership. MSSB Holdings and MSSB, therefore, may have a conflict in determining whether to promote the Partnership, other pools offered by the General Partner or other pools distributed by MSSB.

(4) Control of Other Accounts of the Advisors and their Affiliates

The Advisors and, in certain instances, individual principals of an Advisor, manage and operate the accounts of clients other than the Partnership, including other commodity pools, and intend to manage and operate other accounts in the future. Certain of the Partnership’s Advisors act as Advisors to other pools operated by the General Partner. The Advisors and their principals and affiliates may also trade for their own accounts. Conflicts that arise from this trading include:

•

The Advisors or their principals or affiliates may sometimes take positions in their other client or proprietary accounts that are opposite to or ahead of the Partnership/Masters. Trading ahead of the Partnership/Masters presents a conflict because the trade first executed may receive a more favorable price than the same trade later executed for the Partnership/Masters.

•	The Advisors may have financial incentives to favor other accounts over the Partnership. Accounts managed by the Advisors in the future may pay higher fees as well.

•

Other individual and pooled accounts traded by the Advisors and their principals will compete with the Partnership/Masters and the Advisors may compete with each other, in entering into and liquidating contracts for the Partnership. When similar orders are entered at the same time, the prices at which the Partnership’s/Masters’ trades are filled may be less favorable than the prices allocated to the other accounts. Some orders may be difficult or impossible to execute in markets with limited liquidity where prices may rise or fall sharply in response to orders entered. Furthermore, if the price of a futures contract has moved to and is locked at its permitted one-day price move limit, the Advisor may be unable to liquidate winning or losing positions without incurring additional losses. Each Advisor is required to use an allocation methodology that is fair to all of its customers. Each Advisor attempts to minimize the impact of different prices received on orders.

•

An Advisor for the Partnership may be required to revise trading orders as a result of the aggregation for speculative position limit purposes of all accounts traded, owned or controlled by that Advisor. The more assets an Advisor has under management, the more likely the Advisor is to be constrained by position limits. In this case, the Advisors will modify their orders in a manner that will not disproportionately affect the Partnership.

Limited partners will not have access to the trading records of the other accounts managed by the Advisors through CGM nor the records of trading accounts managed by the Advisors at other commodity brokers. The General Partner, however, does have access to the trading accounts managed by the Advisors on behalf of other funds for which it acts as General Partner. The General Partner will not have access to the accounts traded by the Advisors or their principals at other commodity brokers or on behalf of other general partners.

(5) Other Activities of CGM

CGM maintains a commodity research department that makes trading recommendations on a daily basis. These trading recommendations may include transactions that are similar or opposed to transactions of the Partnership/Masters. The trading records of such recommendations will not be made available to limited partners.

Additional Information About the Partnership

The Partnership is a continuously and privately offered pool, as those terms are defined in Part 4 of the CFTC regulations. The Partnership has the ability to allocate and reallocate assets among Advisors at any time. As such allocations and reallocations are made, the Partnership may become a “multi-advisor” pool under CFTC rules.

Fees, Compensation, Expenses and Interest Income

Break-even Analysis: Class A Redeemable Units

Based on $45 million in net assets (the approximate size of the Partnership as of March 31, 2012), an investment of $25,000 (the current minimum investment) must earn profits of $1,687.97 in order to “break-even” at the end of one year of trading. At $100 million in net assets, that same investment would need to earn profits of $1,614.20 to “break-even” at the end of one year of trading. The estimated interest income, fees and expenses that determine these amounts have been calculated in the sequence used by the Partnership and, therefore, reflect the Partnership’s effective cost structure. The percentages of the minimum initial investment amount as presented in the table below, therefore, do not exactly equal the stated percentages for certain fees as discussed in the above text. See the footnotes following the table for a description of these differences.

	Estimated Partnership Size
	(unaudited)
	$45,000,000		$100,000,000
Minimum Initial Investment	$25,000		$25,000
	Dollar Amount	Percentage	Dollar Amount	Percentage
Advisory Fees
—Advisor’s Management Fee (1)	$443.27	1.77%	$444.67	1.78%
—Advisor’s Incentive Fee (2)	$0.00	0.00%	$0.00	0.00%
Transaction Fees	$375.00	1.50%	$375.00	1.50%
General Partner Management Fee (3)	$244.90	0.98%	$245.68	0.98%
Ongoing Selling Agent Fee (4)	$489.80	1.96%	$491.35	1.97%
Operating Expenses	$140.00	0.56%	$62.50	0.25%

Total Fees	$1,692.97	6.77%	$1,619.20	6.48%
Net Interest Income Credit (5)	$(5.00)	(0.02)%	$(5.00)	(0.02)%

Amount of Trading Income Required for the Partnership’s Net Asset Value per Redeemable Unit at the End of One Year to Equal the Minimum Initial Investment	$1,687.97		$1,614.20

Percentage of Minimum Initial Investment		6.75%		6.46%

(1)

The Partnership pays each Advisor a monthly management fee at an annual rate ranging from 1.5% to 2.0% of adjusted month-end net assets of Class A Redeemable Units allocated to the Advisor. The management fee is based on net assets adjusted by adding back the current month’s management fee, incentive fee accrual, the selling agent fee and the General Partner’s management fee (redemptions and distributions are not relevant for purposes of the above table).
(2)	Each Advisor is also allocated an incentive fee of 20% on new trading profits earned by the Advisor for Class A Redeemable Units during each quarter. Incentive fees are based upon new trading profits after deducting all Partnership expenses.
(3)	The Partnership pays the General Partner a monthly management fee at an annual rate of 1.0% of adjusted month-end net assets of Class A Redeemable Units. The general partner management fee in the table above does not equal 1.0% of the minimum investment amount because it is based on net assets adjusted by adding back the current month’s management fee, the General Partner’s management fee, the selling agent fee and the incentive fee accrual (redemptions and distributions are not relevant for purposes of the above table).
(4)	The Partnership pays MSSB a monthly selling agent fee equal to 2.0% per year of the adjusted month-end net assets of Class A Redeemable Units attributable to sales by MSSB. The selling agent fee in the table above does not equal 2.0% of the minimum investment amount because it is based on net assets adjusted by adding back the current month’s management fee, the General Partner’s management fee, the selling agent fee and the incentive fee accrual (redemptions and distributions are not relevant for purposes of the above table).
(5)	Interest income to be paid by CGM was estimated at an annual rate of 0.02% (the average 30-day Treasury bill rate for March 31, 2012) on 100% of the estimated percentage of the Partnership’s (or a Master’s) net assets maintained in cash.

Break-even Analysis: Class D Redeemable Units

Based on $45 million in net assets (the approximate size of the Partnership as of March 31, 2012), an investment of $25,000 (the current minimum investment) must earn profits of $276,368.92 in order to “break-even” at the end of one year of trading. At $100 million in net assets, that same investment would need to earn profits of $261,420.72 to “break-even” at the end of one year of trading. The estimated interest income, fees and expenses that determine these amounts have been calculated in the sequence used by the Partnership and, therefore, reflect the Partnership’s effective cost structure. The percentages of the minimum initial investment amount as presented in the table below, therefore, do not exactly equal the stated percentages for certain fees as discussed in the above text. See the footnotes following the table for a description of these differences.

	Estimated Partnership Size
	(unaudited)
	$45,000,000		$100,000,000
Minimum Initial Investment	$25,000		$25,000
	Dollar Amount	Percentage	Dollar Amount	Percentage
Advisory Fees
—Advisor’s Management Fee (1)	$88,653.80	1.77%	$88,934.35	1.78%
—Advisor’s Incentive Fee (2)	$0.00	0.00%	$0.00	0.00%
Transaction Fees	$75,000.00	1.50%	$75,000.00	1.50%
General Partner Management Fee (3)	$48,980.00	0.98%	$49,135.00	0.98%
Ongoing Selling Agent Fee (4)	$36,735.00	0.73%	$36,851.25	0.74%
Operating Expenses	$28,000.00	0.57%	$12,500.00	0.25%

Total Fees	$277,368.80	5.55%	$262,420.60	5.25%
Net Interest Income Credit (5)	$(999.88)	(0.02)%	$(999.98)	(0.02)%

Amount of Trading Income Required for the Partnership’s Net Asset Value per Redeemable Unit at the End of One Year to Equal the Minimum Initial Investment	$276,368.92		$261,420.72

Percentage of Minimum Initial Investment		5.53%		5.23%

(1)	The Partnership pays each Advisor a monthly management fee at an annual rate ranging from 1.5% to 2.0% of adjusted month-end net assets of Class D Redeemable Units allocated to the Advisor. The management fee is based on net assets adjusted by adding back the current month’s management fee, incentive fee accrual, the selling agent fee and the General Partner’s management fee (redemptions and distributions are not relevant for purposes of the above table).
(2)	Each Advisor is also allocated an incentive fee of 20% on new trading profits earned by the Advisor for Class D Redeemable Units during each quarter. Incentive fees are based upon new trading profits after deducting all Partnership expenses.
(3)	The Partnership pays the General Partner a monthly management fee at an annual rate of 1.0% of adjusted month-end net assets of Class D Redeemable Units. The general partner management fee in the table above does not equal 1.0% of the minimum investment amount because it is based on net assets adjusted by adding back the current month’s management fee, the General Partner’s management fee, the selling agent fee and the incentive fee accrual (redemptions and distributions are not relevant for purposes of the above table).
(4)	The Partnership pays MSSB a monthly selling agent fee equal to 0.75% per year of the adjusted month-end net assets of Class D Redeemable Units attributable to sales by MSSB. The selling agent fee in the table above does not equal 0.75% of the minimum investment amount because it is based on net assets adjusted by adding back the current month’s management fee, the General Partner’s management fee, the selling agent fee and the incentive fee accrual (redemptions and distributions are not relevant for purposes of the above table).

(5)	Interest income to be paid by CGM was estimated at an annual rate of 0.02% (the average 30-day Treasury bill rate for March 31, 2012) on 100% of the estimated percentage of the Partnership’s (or a Master’s) net assets maintained in cash.

Break-even Analysis: Class Z Redeemable Units

Based on $45 million in net assets (the approximate size of the Partnership as of March 31, 2012), an investment of $25,000 (the current minimum investment) must earn profits of $1,698.17 in order to “break-even” at the end of one year of trading. At $100 million in net assets, that same investment would need to earn profits of $1,622.85 to “break-even” at the end of one year of trading. The estimated interest income, fees and expenses that determine these amounts have been calculated in the sequence used by the Partnership and, therefore, reflect the Partnership’s effective cost structure. The percentages of the minimum initial investment amount as presented in the table below, therefore, do not exactly equal the stated percentages for certain fees as discussed in the above text. See the footnotes following the table for a description of these differences.

	Estimated Partnership Size
	(unaudited)
	$45,000,000		$100,000,000
Minimum Initial Investment	$25,000		$25,000
	Dollar Amount	Percentage	Dollar Amount	Percentage
Advisory Fees
—Advisor’s Management Fee (1)	$443.27	1.77%	$444.67	1.78%
—Advisor’s Incentive Fee (2)	$0.00	0.00%	$0.00	0.00%
Transaction Fees	$375.00	1.50%	$375.00	1.50%
General Partner Management Fee (3)	$244.90	0.98%	$245.68	0.98%
Ongoing Selling Agent Fee (4)	$500.00	2.00%	$500.00	2.00%
Operating Expenses	$140.00	0.56%	$62.50	0.25%

Total Fees	$1,703.17	6.81%	$1,627.85	6.51%
Net Interest Income Credit (5)	$(5.00)	(0.02)%	$(5.00)	(0.02)%

Amount of Trading Income Required for the Partnership’s Net Asset Value per Redeemable Unit at the End of One Year to Equal the Minimum Initial Investment	$1,698.17		$1,622.85

Percentage of Minimum Initial Investment		6.79%		6.49%

(1)	The Partnership pays each Advisor a monthly management fee at an annual rate ranging from 1.5% to 2.0% of adjusted month-end net assets of Class Z Redeemable Units allocated to the Advisor. The management fee is based on net assets adjusted by adding back the current month’s management fee, incentive fee accrual and the General Partner’s management fee (redemptions and distributions are not relevant for purposes of the above table).
(2)	Each Advisor is also allocated an incentive fee of 20% on new trading profits earned by the Advisor for Class Z Redeemable Units during each quarter. Incentive fees are based upon new trading profits after deducting all Partnership expenses.
(3)	The Partnership pays the General Partner a monthly management fee at an annual rate of 1.0% of adjusted month-end net assets of Class Z Redeemable Units. The general partner management fee in the table above does not equal 1.0% of the minimum investment amount because it is based on net assets adjusted by adding back the current month’s management fee, the General Partner’s management fee and the incentive fee accrual (redemptions and distributions are not relevant for purposes of the above table).
(4)

Consulting Clients (defined below) holding Class Z units are subject to an annual consulting fee payable directly to their MSSB financial advisor or private wealth advisor pursuant to a Consulting Agreement

(defined below). Such fee, which is separately negotiated between the Consulting Client and MSSB, generally ranges from 0.75% to 2.0% and is payable quarterly in advance. For purposes of this break-even table the consulting fee has been estimated at 2.0%. The consulting fee has a compounding effect on performance. For example, assume a Consulting Client subject to a 2% annual fee experiences a rate of return in the Partnership of 6.00% per year for five years. The compounding effect of the consulting fees would result in a net performance of approximately 3.93% after one year, 12.25% after three years, and 21.23% after five years.
(5)	Interest income to be paid by CGM was estimated at an annual rate of 0.02% (the average 30-day Treasury bill rate for March 31, 2012) on 100% of the estimated percentage of the Partnership’s (or a Master’s) net assets maintained in cash.

(1) Advisor Management Fees

The Partnership may pay each of the Advisors a monthly management fee ranging from 1.0% to 2.0% per year of the adjusted net assets of each class of Redeemable Units allocated to the respective Advisor (computed monthly by multiplying the adjusted net assets of each class of Redeemable Units as of the last business day of each month by 1.0% to 2.0%, as applicable, and dividing the result thereof by 12). For purposes of calculating the management fee, adjusted net assets are month-end “net assets” increased by the current month’s incentive fee accrual, the monthly management fee, the general partner management fee, the selling agent fees and any allocable redemptions or distributions as of the end of such month.

Net asset value, or net assets of each class of Redeemable Units of the Partnership, is the total assets of each class of Redeemable Units of the Partnership including all cash, Treasury bills, accrued interest, and the market value of all open commodity positions maintained by the Partnership for each class of Redeemable Units, less all liabilities of each class of Redeemable Units of the Partnership, determined in accordance with generally accepted accounting principles.

(2) Advisor Incentive Fees

The Partnership may pay each Advisor an incentive fee, accrued monthly and payable quarterly, ranging from 15% to 20% of new trading profits earned by the Advisor for each class of Redeemable Units during each calendar quarter. Incentive fees are based on new trading profits earned during each calendar quarter (or such shorter period in the case of an earlier termination of an Advisor). New trading profits are the excess, if any, of net assets of each class of Redeemable Units managed by the Advisor at the end of the quarter over the higher of:

1) Net assets of each class of Redeemable Units allocated to the Advisor at the date trading commenced by the Advisor, or

2) Net assets of each class of Redeemable Units managed by the Advisor at the end of the highest previous quarter.

New trading profits are further adjusted to eliminate the effect of new capital contributions, redemptions, reallocations or capital distributions and interest or other income not directly related to trading activity earned on the Partnership’s assets. Incentive fees are based upon new trading profits after deducting all Partnership expenses.

If any incentive fee is paid to an Advisor, and that Advisor incurs a net loss for any subsequent period, the Advisor will retain the amount previously paid. The Advisor, however, will not be paid additional incentive fees until the Advisor recovers the net loss incurred and earns additional new trading profits for the Partnership. If net assets allocated to the Advisor are reduced due to net redemptions, distributions or reallocations, any loss that the Advisor must recover before another incentive fee is paid will be proportionately reduced.

The Management Agreements generally expire on June 30, 2012, at which time the General Partner intends to renew them for additional one year periods. An Advisor may not agree to renew its agreement on the same terms (provided, however, that in any contract renewal or renegotiation, the Advisors will carry forward all losses attributable to its trading), and new commodity trading advisor(s) may not agree to similar terms. In the event that a new commodity trading advisor is selected, new trading profits earned by the new commodity trading advisor will not be reduced by cumulative net trading losses, if any, generated by the prior Advisors. The new commodity trading advisor will, therefore, be paid incentive compensation without regard to such losses. The advisory fees payable by the Partnership could increase according to the terms of a new management agreement or if a new commodity trading advisor were selected.

(3) General Partner Management Fee

The Partnership pays the General Partner a general partner management fee equal to 1.0% per year of the adjusted net assets of each class of Redeemable Units, payable monthly (computed monthly by multiplying the adjusted net assets of each class of Redeemable Units as of the last business day of each month by 1.0% and dividing the result thereof by 12) based on month-end adjusted net assets of each class of Redeemable Units. For purposes of calculating the general partner management fee, adjusted net assets are month-end “net assets” increased by the current month’s incentive fee accrual, the monthly management fee, the general partner management fee, the selling agent fees and any redemptions or distributions as of the end of such month.

Net asset value, or net assets of each class of Redeemable Units of the Partnership, is the total assets of each class of Redeemable Units of the Partnership including all cash, Treasury bills, accrued interest, and the market value of all open commodity positions maintained by the Partnership for each class of Redeemable Units, less all liabilities of each class of Redeemable Units of the Partnership, determined in accordance with generally accepted accounting principles.

(4) Transaction/Services Fees

The Partnership pays or reimburses CGM for all actual transaction fees, including any NFA, exchange, floor brokerage, give-up, user or clearing fees applicable to the Partnership’s trading. These fees and charges are paid to the exchange on which the trades are effected, to the floor broker or brokerage executing a transaction, to the clearing association for such exchange or to the NFA. Although it is impossible to predict the exact amount of such fees, based on the recent trading history of the Advisors, the General Partner estimates these fees at 1.50% of net assets of each class of Redeemable Units per year. CGM will also be compensated by the General Partner (out of its own funds) for the commodity brokerage and other services it provides to the Partnership pursuant to a services agreement between the General Partner and CGM. The total amount of such compensation is less than 0.10% of net assets per year.

The Partnership may enter into spot and forward transactions, including foreign currency, and may enter into swap transactions with CGM or an affiliate of CGM as principal at prices quoted by CGM or the affiliate that reflect a price differential or spread between the bid and the ask prices. The differential includes anticipated profits and costs to CGM or the affiliate as dealer, but does not include a mark-up. All trades with CGM or one of its affiliates will be at competitive market prices. Thus, the price quoted to the Partnership will be less than or equal to the price quoted to any other CGM account for the same spot, forward or swap transaction.

The Partnership may also enter into spot, forward and swap transactions with dealers unaffiliated with CGM whose price quotes include a spread. Such unaffiliated dealers may charge a mark-up and/or commissions.

The Partnership may enter into swap transactions relating to the value of crude oil and other energy related products, with Citibank, N.A. and/or its affiliates and with unaffiliated swap dealers, all on a principal basis. Such contracts are entered into at a rate quoted by those dealers, which rate reflects a price differential between bid and ask prices and may include an additional mark-up. The price differential, or spread, and/or mark-up cannot be determined, but the General Partner believes that any spread or mark-up will represent the prevailing market at the time the transaction is executed.

(5) Ongoing Selling Agent Fees

The Partnership will pay MSSB a monthly selling agent fee equal to 2.0% per year of the adjusted net assets of Class A Redeemable Units attributable to sales by MSSB and 0.75% per year of the adjusted net assets of Class D Redeemable Units attributable to sales by MSSB (computed monthly by multiplying the adjusted net assets of the Class A Redeemable Units by 2.0% and the adjusted net assets of the Class D Redeemable Units by 0.75% and dividing the result thereof by 12). For purposes of calculating the selling agent fee, adjusted net assets are month-end “net assets” increased by the current month’s incentive fee accrual, the monthly management fee, the general partner management fee, the selling agent fees and any allocable redemptions or distributions as of the end of such month.

The Partnership will not pay an ongoing selling agent fee with respect to limited partners holding Class Z Redeemable Units.

The selling agent will pay a portion of the ongoing selling agent fee it receives from the Partnership to the MSSB financial advisor or private wealth advisor responsible for selling the Redeemable Units to the limited partner.

(6) Other Expenses

The Partnership pays ongoing legal, accounting, administrative, filing, reporting and data processing fees, operating expenses and will pay expenses associated with engaging additional selling agents, if any, in addition to expenses of the continuous offering to unaffiliated vendors. These expenses are estimated to be $250,000 per year. At a Partnership size of $45 million, the approximate size of the Partnership as of March 31, 2012, this would equal approximately 0.56% of the Partnership’s net assets per year; at a Partnership size of $100 million, this would equal 0.25% of net assets per year.

The Partnership also will pay any extraordinary expenses. The General Partner will bear any and all other general and administrative expenses of the Partnership.

(7) Interest Income

Substantially all of the Partnership’s assets are invested in the Masters. The Masters were formed in order to permit accounts managed now or in the future by the Advisors pursuant to the same program to invest together in one trading vehicle. The General Partner of the Partnership is also the General Partner of the Masters. The Partnership and other pools operated by the General Partner (collectively, “Feeder Funds”), will be permitted to be limited partners of the Masters. The General Partner and the Advisors believe that trading through this master/feeder structure should promote efficiency and economy in the trading process.

Profits and losses from trading in the Masters, net of trading and give-up fees, are allocated pro rata to the capital account of each Feeder Fund based on the net assets in the capital account compared to the aggregate net assets of all other capital accounts in each Master. Advisory fees will continue to be charged at the level of each individual Feeder Fund. Such fees may differ among the Feeder Funds. Other expenses will be charged pro rata to the account of each Feeder Fund. The costs of organizing the Masters were borne by MSSB.

The Partnership is permitted to withdraw all or a portion of its interests in the Masters as of each month end and, in the sole discretion of the general partner of the Masters, as of the end of any other day after a request for redemption in proper form has been delivered to the general partner of the Masters, in order to meet its obligations with respect to the redemption rights of limited partners; provided that all liabilities, contingent or otherwise, of the Masters, except any liability to limited partners on account of their capital contributions, have been paid or there remains property in the Masters sufficient to pay them.

All of the Masters’ assets are deposited in commodity brokerage accounts with CGM and are maintained in cash. CGM pays monthly interest to the Partnership on 100% of the average daily equity maintained in cash in the Partnership’s (or the Partnership’s allocable portion of a Masters’) account during each month (i.e., the sum of the daily U.S. dollar cash balances in such accounts divided by the number of calendar days in that month) at a 30-day Treasury bill rate determined weekly by CGM based on the average non-competitive yield on 90-day U.S. Treasury bills maturing in 30 days (or on the maturity date closest thereto) from the date on which such weekly rate is determined. CGM has agreed to make interest payments to the Partnership regardless of whether or not CGM is able to earn the amount of the interest it has obligated itself to pay.

Any interest earned on the Partnership’s account in excess of the amounts described above, if any, will be retained by CGM and shared with the General Partner.

Currently, more than ten percent (10%) of the Partnership is owned by the General Partner, CGM and/or their principals and employees. Consequently, the assets of the Partnership are not segregated as customer funds, and therefore, do not currently receive the protections afforded by Section 4d(a)(2) of the CEA and CFTC regulations. Instead, the Partnership’s accounts at CGM will be considered a proprietary account. Amounts deposited in the accounts will be maintained in U.S. depositories, except as noted below. If, in the future, ownership of the Partnership is such that the Partnership’s accounts are not deemed to be proprietary, then all cash will be deposited in a segregated bank account in a U.S. depository as required by Section 4d(a)(2) of the CEA, except assets committed as margin on some non-U.S. futures and options transactions or held by forward or swap counterparties. These assets will be maintained in separate secured amount accounts at U.S. banks not affiliated with the General Partner. In the unlikely event that the futures commission merchant fails, limited partners may not receive the full value of their segregated funds.

The Partnership’s funds held in connection with non-U.S. contracts, priced and settled in a foreign currency, may be held in a foreign depository in accounts denominated in a foreign currency.

ERISA Considerations

General

This section highlights certain considerations that arise under Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”), and federal, state, local, and other laws and regulations that are similar to Title I of ERISA or Section 4975 of the Code (“Similar Plan Laws”), which a fiduciary of an employee benefit plan subject to Title I of ERISA, such as a corporate pension plan, a plan subject to Section 4975 of the Code, such as an Individual Retirement Account (“IRA”) or Keogh plan (collectively “ERISA Plans”), or a plan subject to Similar Plan Laws (together with ERISA Plans, “Plans”) who has investment discretion (a “Plan Fiduciary”) should consider before deciding to invest the Plan’s assets in the Partnership.

THIS DISCUSSION IS BASED ON CURRENT PROVISIONS OF THE CODE, TREASURY REGULATIONS PROMULGATED THEREUNDER, ERISA, THE PLAN ASSETS RULE, JUDICIAL OPINIONS, PUBLISHED POSITIONS OF THE INTERNAL REVENUE SERVICE AND U.S. DEPARTMENT OF LABOR, AND OTHER APPLICABLE AUTHORITIES, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT). THIS DISCUSSION DOES NOT ADDRESS ALL ASPECTS OF U.S. AND SIMILAR LAWS THAT MAY BE IMPORTANT TO A PLAN IN LIGHT OF THAT PLAN’S PARTICULAR CIRCUMSTANCES AND DOES NOT ADDRESS ANY PARTICULAR ASPECTS OF NON-U.S. LAWS.

Special Investment Considerations

Each Plan Fiduciary must consider the facts and circumstances that are relevant to an investment in the Partnership, including the role that an investment in the Partnership would play in the Plan’s overall investment portfolio. Each Plan Fiduciary, before deciding to invest in the Partnership, must be satisfied that the investment is prudent for the Plan, that the investments of the Plan are diversified so as to minimize the risk of large losses and that an investment in the Partnership complies with the terms of the Plan.

Plan Assets

A regulation, referred to as the “Plan Asset Regulation,” issued by the U.S. Department of Labor, as modified by Section 3(42) of ERISA, provides generally that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity (“Plan Assets”), unless an exception applies. However, the Plan Asset Regulation contains certain exceptions described below to prevent the assets of an entity from constituting Plan Assets.

If the underlying assets of an entity are considered to be Plan Assets for purposes of ERISA or Section 4975 of the Code, the operations of the entity would be subject to and, in some cases, limited by, the provisions of ERISA or Section 4975 of the Code, as applicable.

Under one exception provided by the Plan Asset Rule, the assets of an entity will not be Plan Assets of an ERISA Plan that purchases an equity interest in the Partnership if the equity interest purchased is a “publicly-offered security” (the “Publicly-Offered Security Exception”). The Plan Assets Rule provides, however that assets of a limited partnership will not be plan assets of an ERISA Plan that purchases an equity interest in the partnership if the equity interest purchased is a “publicly-offered security” (the “Publicly-Offered Security Exception”).

The	Publicly-Offered Security Exception applies if the equity interest is a security that is:

(1)	“freely transferable” (determined based on the applicable facts and circumstances, including the minimum investment amount that can be purchased by an investor that may affect the ability of an ERISA Plan to liquidate its investment);

(2)	part of a class of securities that is “widely held” (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and

(3)	either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (b) sold to the Plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the class of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days (or such later time as may be allowed by the Securities and Exchange Commission (“SEC”)) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The General Partner believes that the conditions described above should be satisfied with respect to the Redeemable Units, the Redeemable Units should constitute “publicly-offered securities” and the underlying assets of the Partnership should not be considered to constitute plan assets of any Plan that purchases Redeemable Units. However, there can be no assurance that the assets of the Partnership should not be considered to constitute plan assets.

The Plan Assets Rule also provides that assets of an entity will not be plan assets of an ERISA Plan that purchases an equity interest in the entity if “benefit plan investors” own less than 25% of the value of each class of equity interest in the entity (the “25% Test”) in the future. Although the General Partner believes that the Redeemable Units are “publicly-offered securities” and will not necessarily limit investment in the Partnership by benefit plan investors, it may alternatively rely on the 25% Test. “Benefit plan investors” include ERISA Plans, and certain entities in which such ERISA Plans invest. For purposes of the 25% Test, investments held by the entity’s managers, investment advisors and their affiliates must be disregarded in calculating the percentage. Determinations of the 25% Test must be made after each investment, transfer or redemption of Redeemable Units, and investments held by the investment entity’s managers, investment advisors and their affiliates must be disregarded in calculating the percentage.

Because the 25% Test must be satisfied at all times during which a fund intends to rely on it, if the Partnership chooses to qualify under the 25% Test, the General Partner will monitor the percentage investment by benefit plan investors in each class of equity interest in order to maintain the value of such investment below 25%, and the General Partner may limit the ability of limited partners to transfer Redeemable Units to benefit plan investors.

In the event that the Partnership were deemed to hold plan assets, many of the Partnership’s investments and the Partnership’s incentive fee structure could constitute or give rise to prohibited transactions under ERISA and Section 4975 of the Code. In addition, investment by a fiduciary of an employee-benefit plan that is subject to Title I of ERISA could be deemed an improper delegation of investment authority by the Plan’s fiduciary, and the fiduciary could be liable, either directly or under the co-fiduciary rules of ERISA, for the acts of the General Partner. Additional issues relating to “plan assets” and “prohibited transactions” under ERISA and Section 4975 of the Code could arise by virtue of the General Partner’s ownership of interests in the Partnership and the possible relationship between an affiliate of the General Partner and any employee-benefit plan that may purchase Redeemable Units. Further, certain transactions between the Partnership and the General Partner and certain affiliates of the General Partner could be prohibited transactions.

It should be noted that even if the Partnership’s assets are not deemed to be plan assets, ERISA Plans are prohibited from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code regarding such Plan. A violation of the “prohibited transaction” rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons. In the case of an IRA or other tax-qualified Plan, the occurrence of a prohibited transaction could cause the Plan to lose its tax-exempt status.

The U.S. Department of Labor has indicated further that if an ERISA Plan invests in or retains its investment in a fund and as part of the arrangement it is expected that the Partnership will enter into a transaction with a “party in interest” (within the meaning of ERISA) or “disqualified person” (within the meaning of Section 4975 of the Code) to the ERISA Plan which involves a direct or indirect transfer to or use by the party in interest of any assets of the ERISA Plan, the ERISA Plan’s investment in the Partnership would be a prohibited transaction under ERISA. Any ERISA Plan considering an investment in Redeemable Units of the Partnership should ensure that such an investment would not constitute a prohibited transaction under ERISA or the Code.

Plans Subject to Similar Plan Laws

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Plan Laws). Any such Plan considering an investment in Redeemable Units of the Partnership should ensure that such an investment would not constitute a prohibited transaction under Similar Plan Laws.

Plan Reporting/ Form 5500 Schedule C

Plan fiduciaries may be required to determine and report annually the fair market value of the assets of the Plan. With respect to those investors that are required to file a Form 5500 Annual Return/Report of Employee Benefit Plan, the disclosure in this Form 10 regarding fees, compensation, expenses, interest income and expenses (including advisor’s management fee, advisor’s incentive fee, transaction fees, general partner management fee, ongoing selling agent fee and operating expenses) is intended to satisfy the alternative reporting option for “eligible indirect compensation” for purposes of Schedule C to the Form 5500 Annual Return/Report of Employee Benefit Plan, in addition to serving the other purposes for which this Form 10 has been prepared.

Ineligible Purchasers

In general, Redeemable Units may not be purchased with the assets of a Plan if the General Partner, the commodity broker, affiliated selling agents, Advisor or any of their affiliates or employees either: (1) exercise any discretionary authority or discretionary control respecting management of the Plan; (2) exercise any authority or control respecting management or disposition of the assets of the Plan; (3) render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the Plan; (4) have any authority or responsibility to render investment advice with respect to any moneys or other property of the Plan; or (5) have any discretionary authority or discretionary responsibility in the administration of the Plan. In order to comply with these prohibitions, a Plan Fiduciary must represent that one of the following is true:

(1)	Neither CGM, MSSB nor any of their employees or affiliates (a) manages any part of the Plan’s investment portfolio or (b) has an agreement or understanding with the Plan Fiduciary where CGM, MSSB or any of their employees or affiliates regularly provides the Plan Fiduciary with individualized information, recommendations or advice used as a primary basis for the Plan’s investment decisions.

(2)	A relationship described in (1) above applies to only a portion of the Plan’s assets, and the Plan Fiduciary will invest in the Partnership only from the portion of the Plan’s assets as to which no such relationship exists.

Violations of the rules under ERISA and/or Section 4975 of the Code by fiduciaries can result in various types of liabilities, including civil penalties and excise taxes. Because of the complexity of these rules, Plan fiduciaries are strongly encouraged to consult with their legal advisors prior to causing a Plan to invest in the Partnership.

(b) Financial information about industry segments. The Partnership’s business consists of only one segment: speculative trading of U.S. and international futures, options on futures and forward contracts, and swap and other derivative transactions. The Partnership does not engage in sales of goods or services. The Partnership’s net income from operations for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, and the three months ended March 31, 2012, is set forth under “Item 2. Financial Information”. The Partnership’s capital as of December 31, 2007, 2008, 2009, 2010 and 2011 and March 31, 2012, was $40,865,764, $46,338,549, $50,354,404, $47,231,363, 42,547,256, and $44,703,680, respectively.

(c) Narrative description of business.

See Paragraphs (a) and (b) above.

(i) through (x)—not applicable.

(xi) through (xii)—not applicable.

(xiii) The Partnership has no employees. The directors and officers of the General Partner and the Advisors are listed in “Item 5. Directors and Executive Officers”.

(d) Financial information about geographic areas. The Partnership does not engage in sales of goods or services or own any long lived assets, and therefore this item is not applicable.

(e) Not applicable.

(f) Not applicable.

(g) Not applicable.

Item 1A.	Risk Factors.

Investment in the Partnership is speculative. The Partnership’s performance may be volatile. A limited partner should not invest in Redeemable Units unless it can afford to lose all of its investment.

Commodity Trading Risks

A limited partner may lose all of its investment.

Commodity markets are highly volatile and can be without sustained movements of prices in one direction, up or down, for extended periods. Such movements may be referred to as trends. The profitability of the Partnership will depend to a great extent on:

•	the periodic occurrence of sustained price movements, or price movements within an expected range, of at least some of the contracts traded by the Advisors;

•	the ability of the Advisors to analyze the commodity markets; and

•	the ability of the Advisors to enter a market while a trend in one direction exists and exit that market with a profit.

Participation in a market that is either volatile or trendless could produce substantial losses for the Partnership. To the extent the Advisors employ trend-following methods, failure to identify trends or to exit a market position after a trend matures could also produce substantial losses. The result of these conditions or failures could be the loss of all of a limited partner’s investment.

Market prices can be influenced by, among other things, changing supply and demand relationships, governmental, agricultural, commercial and trade programs and policies, national and international political and economic events, weather and climate conditions, insects and plant disease, purchases and sales by foreign countries and changing interest rates.

The Partnership’s trading is highly leveraged such that small changes in the price of the Partnership’s positions may result in substantial losses.

Good faith or margin deposits normally required in commodity futures trading may range from 1.0% to 25% of the face value of the contract. Based on the Advisors’ past trading, up to 15% of the Partnership’s assets is generally expected to be committed to margin, although the Partnership’s margin requirements have averaged 7.8% over the period from April 1, 2011, to March 31, 2012. As a result of this leverage, a small change in the market price of a contract can produce major losses for the Partnership. For example, $3,000 in margin may be required to hold one U.S. Treasury bond contract with a face value of $100,000. Thus, a $3,000 or three percent (3%) decrease in the value of that contract would cause a total loss of the margin deposit.

Investing in Redeemable Units might not provide the desired diversification of a limited partner’s overall portfolio.

One of the objectives of the Partnership is to add an element of diversification to a traditional stock and bond portfolio. Studies show that diversifying a portfolio with investments that produce independent, positive results tends to improve the overall return of the portfolio while reducing its volatility. Even if an investment in the Partnership reduces a portfolio’s volatility, the overall performance of a limited partner’s portfolio may be negative or flat.

While the Partnership’s performance may be largely independent of the general stock and bond markets, there is no assurance that it will be consistently independent or non-correlated. An investment in the Partnership could increase rather than reduce overall portfolio losses during periods when the Partnership as well as stocks and bonds decline in value. There is no way of predicting whether the Partnership will lose more or less than stocks and bonds in declining markets.

Moreover, investors’ existing portfolios and individual risk tolerances may differ so that the result of non-independent and/or negative performance on individual portfolios will vary.

A limited partner must not consider the Partnership to be a hedge against losses in a limited partner’s core stock and bond portfolios. A limited partner should consider whether diversification in itself or the diversification provided by the Partnership is worthwhile even if the Partnership is profitable.

The success of the Advisors depends to a great extent upon the occurrence of market conditions favorable to the Advisors’ trading strategies.

In the past, there have been periods when market conditions have not been favorable to the Advisors’ strategies and such periods may recur. The past performance of such trading strategies is not necessarily indicative of their future profitability, and no trading program can consistently determine which commodity to trade or when to enter into the trade. Any factor which may lessen the prospect of favorable conditions in the future (such as a lack of major price trends or increased governmental control of, or participation in, the markets) may reduce the Advisors’ ability to trade profitably in the future.

Illiquid markets could make it impossible for the Advisors to realize profits or limit losses.

When the volume of buy and sell orders in a market is small relative to the size of an order that an Advisor wants to execute for the Partnership, it is more difficult to execute the order at the desired price or to quickly exit a losing position. Despite the availability of trade information and price quotes, the Advisors may not be able to execute trades at or near quoted prices in low volume markets. This applies to both exchange-traded and non-exchange-traded contracts. Although the Advisors will generally purchase and sell actively traded contracts, the Partnership cannot assure limited partners that orders will be executed at or near the desired price.

Factors that can contribute to market illiquidity for exchange-traded contracts include:

•	exchange-imposed price fluctuation limits;

•	limits on the number of contracts speculative traders may hold in most commodity markets; and

•	market disruptions.

The General Partner expects that non-exchange traded contracts will be traded for commodity interests for which there is generally a liquid underlying market. Such markets, however, may experience periods of illiquidity and are also subject to market disruptions.

The Advisors already manage sizable assets in the commodity markets and they have encountered illiquid situations in the past. It is therefore probable that the Partnership will encounter illiquid situations. It is impossible to quantify the frequency or magnitude of these risks, however, especially because the conditions often occur unexpectedly.

Foreign exchanges are less regulated than U.S. markets and trading is subject to exchange rate, market practice and political risk.

The Partnership may trade in commodity contracts on exchanges located outside of the United States.

Commodity exchanges and commodity futures and options trading in the United States are subject to regulation under the CEA by the CFTC and certain swap and forward contracts may be regulated in the future. The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions. Although the CFTC permits U.S. persons to trade futures and options on futures on non-U.S. exchanges, and may permit U.S. persons to trade swaps and forward contracts on such exchanges, non-U.S. exchanges are not regulated by the CFTC.

Trading on foreign exchanges involves some risks that trading on U.S. exchanges does not, such as:

•	lack of investor protection regulation

The rights of the Partnership in the event of the insolvency or bankruptcy of a non-U.S. market or broker are likely to differ from rights that the Partnership would have in the United States and these rights may be more limited than in the case of failures of U.S. markets or brokers.

•	possible governmental intervention

A foreign government might halt trading in a market and/or take possession of the Partnership’s assets maintained in its country in which case the assets may never be recovered. The General Partner might have little or no notice that such events were happening. In such circumstances, the General Partner may not be able to obtain the Partnership’s assets.

•	relatively new markets

Some foreign exchanges on which the Partnership trades may be in developmental stages so that prior price histories may not be indicative of current price patterns.

•	exchange-rate exposure

The Partnership is valued in U.S. dollars. Contracts on foreign exchanges are usually traded in the local currency. The Partnership’s assets held in connection with contracts priced and settled in a foreign currency may be held in a foreign depository in accounts denominated in a foreign currency. Changes in the value of the local currency relative to the U.S. dollar could cause losses to the Partnership even if the contract traded is profitable.

Forward foreign currency and spot contracts are not regulated and are subject to credit risk.

The Partnership may trade forward contracts in foreign currencies with regulated institutions such as CGM (or an affiliate) as counterparty and may engage in spot commodity transactions (transactions in physical commodities). These contracts, unlike futures contracts and options on futures, are currently not regulated by the CFTC when traded between certain “eligible contract participants,” as defined in the CEA. The Partnership is currently an eligible contract participant. On July 21, 2010, the President signed into law major financial services reform legislation in the form of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act includes foreign exchange forwards in the definition of “swap” and therefore contemplates that certain of these contracts may be exchange-traded, cleared by a clearinghouse and regulated by the CFTC. Although the CFTC has been granted authority to regulate all swaps, including forward foreign currency contracts, until the CFTC establishes rules with respect to these transactions, trading by the Partnership in forward foreign currencies is not regulated by the CFTC. Therefore, the Partnership does not receive any benefit of CFTC regulation for these trading activities.

Furthermore, although the Dodd-Frank Act contemplates that certain forward foreign currency contracts may be exchange-traded and cleared by a clearinghouse, these transactions are not currently exchange-traded so that, generally, no clearinghouse or exchange stands ready to meet the obligations of the contract. Thus, the Partnership faces the risk that its counterparties may not perform their obligations. This risk may cause some or all of the Partnership’s gains to in fact never be realized.

Purchasing and writing options could result in trading losses.

The Partnership may trade in exchange-traded commodity options. Specific market movements of the commodities or futures contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. An option writer collects a premium and risks losing the difference between the premium received and the price it would have to pay to obtain the underlying commodity or futures contract if the option buyer exercises its option.

Swaps are subject to credit risk.

The Partnership may engage in swap transactions in energy, agricultural and base and precious metal products, currencies and interest rates. In this connection, the Partnership will contract with CGM, one of its affiliates or an unaffiliated counterparty to exchange a stream of payments computed by reference to a notional amount and the price of the commodity that is the subject of the swap. Unlike futures and options on futures contracts and commodities, and although the Dodd-Frank Act contemplates that certain swaps will be exchange-traded and cleared by a clearinghouse in the future, swap contracts are currently not generally traded on an exchange or cleared by an exchange or clearinghouse. As with any forward foreign currency and spot contracts, until such time as these transactions are cleared or guaranteed by an exchange, the Partnership will be subject to the risk of counterparty default on its swaps. Because swaps do not generally involve the delivery of underlying assets or principal, any loss would be limited to the net amount of payments required by contract. In some of the Partnership’s swap transactions, the counterparty may require the Partnership to deposit collateral to support the Partnership’s obligation under the swap agreement. If the counterparty to such a swap defaults, the Partnership could lose any collateral deposits made with the counterparty in excess of the amounts owed by the Partnership to the counterparty, in addition to the net amount of payments required by the contract. If the swap counterparty is an unaffiliated entity, it may hold such collateral in U.S. or non-U.S. depositories. If Citibank, N.A. (“Citibank”) is a swap counterparty to the Partnership, a Citibank affiliate located outside the United States or its territories will hold the collateral. Such depositories are not subject to U.S. regulation. The Partnership’s assets held in these depositories are subject to the risk that events could occur which would hinder or prevent the availability of these funds for distribution to customers including the Partnership. Such events may include actions by the government of the jurisdiction in which the depository is located including expropriation, taxation, moratoria and political or diplomatic events.

Advisor Risks

Past performance is no assurance of future results.

The Advisors base their trading decisions primarily on fundamental analysis of a variety of economic, political and financial factors. Some Advisors to the Partnership may employ technical analysis of market prices. Neither technical nor fundamental analysis takes into account unanticipated world events that may cause losses to the Partnership. In addition, the Advisors may alter their strategies from time to time. Therefore, their performance results in the future may materially differ from their prior trading records. The addition of the Partnership’s account may also substantially increase the total amount of assets each Advisor manages. Somewhat different trading strategies may be required for accounts of differing sizes or trading objectives. In any event, past performance does not assure future results, particularly given the Partnership’s change in investment strategy, from trading solely energy related investments to trading various sectors of commodity related investments.

There is no assurance that selection of multiple commodity trading advisors will prove more successful than would selection of a single commodity trading advisor.

In order to diversify among trading methods and markets, the General Partner has selected a number of commodity trading advisors, each of which trades independently of the others. Although this diversification is intended to offset losses while maintaining the possibility of capitalizing on profitable price movements, there can be no assurance that use of several different commodity trading advisors will not result overall in losses generated by some Advisors exceeding profits achieved by others.

In addition, the Advisors may compete with each other from time to time for the same positions in the markets. Conversely, the Partnership could hold at one time opposite positions in the same commodity in different accounts managed by different Advisors. Each such position would cost the Partnership transactional expenses but could not generate any recognized gain or loss. Finally, there is no assurance that selection of multiple commodity trading advisors will prove more successful than would selection of a single commodity trading advisor. Moreover, the General Partner may reallocate the Partnership’s assets among the current Advisors, terminate one or more Advisor or select additional commodity trading advisors at any time. Any such reallocation could adversely affect the performance of the Partnership or of any one Advisor.

Descriptions of the Advisors’ strategy may not be applicable in the future.

Any Advisor may make material changes to the trading strategy it uses in trading the Partnership’s account with the consent of the General Partner, who has the sole authority to authorize any material changes. If this happens, the descriptions in the Memorandum would no longer be useful. The General Partner does not anticipate that this will occur frequently, if at all. Limited partners will be informed of any changes to an Advisor’s strategy that the General Partner deems to be material, however, the limited partners may not be notified until after a change occurs.

Non-material changes may be made by the Advisors without the consent of the General Partner. These changes may nevertheless affect the Partnership’s performance.

The General Partner may allocate the Partnership’s assets to commodity trading advisors that are not identified in the Memorandum.

The General Partner at any time may select and allocate the Partnership’s assets to commodity trading advisors that are not described in the Memorandum. Limited partners may not be advised of such changes in advance. Therefore, limited partners may not be able to evaluate the new commodity trading advisor and determine whether to redeem their Redeemable Units prior to the time when the new commodity trading advisor begins trading for the Partnership. A limited partner must rely on the ability of the General Partner to select commodity trading advisors and allocate assets among them.

The General Partner may allocate less than 10% of the Partnership’s assets to a Non-Major Advisor that is not disclosed in the Memorandum. The General Partner is not required to provide the limited partner with, and the limited partner generally will not receive, any notice of such allocations or any specific information about such Non-Major Advisors. In addition, some of these Non-Major Advisors may trade proprietary accounts of the General Partner or its affiliates. Non-Major Advisors selected for these small allocations may have less performance history than other Advisors to the Partnership.

Speculative position and trading limits may reduce profitability.

The CFTC and U.S. exchanges have established “speculative position limits” on the maximum net long or net short position which any person may hold or control in particular futures and options on futures contracts. Most exchanges also limit the amount of fluctuation in commodity futures contract prices on a single trading day. The Advisors believe that established speculative position and trading limits will not materially adversely affect trading for the Partnership. The trading instructions of an Advisor, however, may have to be modified, and positions held by the Partnership may have to be liquidated in order to avoid exceeding these limits. Such modification or liquidation could adversely affect the operations and profitability of the Partnership by increasing transaction costs to liquidate positions and limiting potential profits on the liquidated positions.

The 2008 amendments to the CEA, among other things, required that certain previously exempt markets establish speculative position limits on contracts that the CFTC determined were “significant price discovery contracts.” Additionally, the Dodd-Frank Act also authorizes the CFTC to impose aggregate position limits across all futures contracts and swap contracts on the same underlying commodity that perform significant price discovery functions. In October 2011, the CFTC adopted new rules imposing position limits on certain futures contracts and any economically equivalent futures, options and swaps. This rule could have an adverse affect on an Advisor’s trading for the Partnership.

Partnership performance may be hindered by increased competition for positions.

Assets in managed futures have grown from an estimated $300 million in 1980 to over $300 billion in 2011. This increase has occurred primarily among trend-following commodity trading advisors like some of the Advisors. Further, because they trade independently, the Advisors may take similar positions contemporaneously. These factors mean increased trading competition. Since futures are traded in an auction-like market, the more competition there is for the same contracts, the more difficult it is for the Advisors to obtain the best prices for the Partnership. The Advisors are required to use an allocation methodology that is fair to all of their customers.

Other activities of the Advisors.

The Advisors may manage or operate additional customer accounts now or in the future. Trading orders for such accounts similar to those of the Partnership may occur contemporaneously. There is no specific limit under the management agreements with the Advisors as to the level of assets or the number of accounts that may be managed or advised by the Advisors. The performance of the Partnership’s investments could be adversely affected by the manner in which particular orders are entered by the Advisors for all such accounts.

Investors will not have access to the Partnership’s positions and must rely on the General Partner to monitor the Advisors.

Limited partners will not have access to the Partnership’s trading positions. Consequently, limited partners will not know whether the Advisors are adhering to the Partnership’s trading policies and must rely on the ability of the General Partner to monitor trading and protect their investment.

Partnership Structure and Organization Risks

The Partnership’s “emerging” commodity trading advisors may have little or no performance history.

Certain commodity trading advisors engaged to trade on behalf of the Partnership may have little or no performance history and other commodity trading advisors may never have traded client assets before receiving their allocation from the Partnership. Inexperienced commodity trading advisors may not know the level of assets that they can successfully manage. Thus, a commodity trading advisor’s rate of return may decrease as assets under management increase.

The lack of past performance records of the “emerging” commodity trading advisors makes it impossible to determine the future market conditions that might be favorable to the Partnership’s “emerging” commodity trading advisors.

Because when they begin trading for the Partnership, certain of the commodity trading advisors will have little or no experience in managing client accounts and, therefore, little or no performance history, it will be impossible to determine the market conditions that might reduce or enhance a particular commodity trading advisor’s ability to trade profitably. This could impair the General Partner’s ability to select a commodity trading advisor whose trading strategy is suited to a particular set of market conditions. In addition, it may also be difficult for the General Partner to select a commodity trading advisor whose trading strategy differs from the other Advisors in terms of the market conditions that favor them. If strategies employed by the Advisors react the same way to various market conditions, the Partnership could suffer rapid and substantial losses.

The “emerging” commodity trading advisors’ strategies may change frequently and/or materially in the future.

As the “emerging” commodity trading advisors work to develop their trading programs, they will likely make material changes to the trading strategies used in trading the Partnership’s accounts. The General Partner expects that the Partnership’s “emerging” commodity trading advisors may alter their strategies more frequently, and to a greater extent, than would be expected in the case of more established commodity trading advisors.

Radical changes in a commodity trading advisor’s trading program and strategy could have a material adverse impact on the Partnership’s performance.

Some of the Partnership’s “emerging” commodity trading advisors may trade for proprietary accounts of the General Partner or its affiliates before, during and after the time that they trade on behalf of the Partnership.

There is no guarantee that “emerging” commodity trading advisors that trade profitably for the proprietary accounts of the General Partner or its affiliates prior to trading for the Partnership will be profitable when trading on behalf of the Partnership. Also, the General Partner is under no obligation to allocate the Partnership’s assets to all “emerging” commodity trading advisors that trade proprietary accounts profitably. Moreover, the General Partner may allocate the Partnership’s assets to “emerging” commodity trading advisors that have never traded proprietary accounts of the General Partner or its affiliates, or that have traded such accounts at a loss.

The economic terms of any proprietary allocation to an Advisor may differ from, and are likely to be more favorable than, the terms governing the Partnership’s allocation to that Advisor.

The Partnership will pay substantial fees and expenses regardless of profitability.

The Partnership must pay management fees, placement fees, legal, accounting and reporting expenses and filing fees regardless of whether it realizes profits. In addition, it is possible that the Partnership could pay substantial incentive fees to one or more of the Advisors in a quarter in which the Partnership had no net trading profits or in which it actually lost money. Furthermore, it is possible that the Advisors could take positions opposite each other, compounding transaction fees for little benefit to the Partnership as a whole.

The Partnership’s trading profits and interest income must equal or exceed its trading losses and expenses to avoid depletion or exhaustion of its assets.

Conflicts of interest exist.

Conflicts of interest exist in the structure and operation of the Partnership’s business. These conflicts include:

(1) the General Partner and CGM, the Partnership’s commodity broker, are affiliates and transaction fees have not been set at arm’s length;

(2) the affiliation between the General Partner and affiliated selling agents (currently MSSB) creates a potential conflict because, in consideration for acting as a selling agent for the Partnership, MSSB receives ongoing selling agent fees, and the General Partner has no incentive to replace MSSB as a selling agent;

(3) each of the Advisors, the Partnership’s commodity broker and their principals or affiliates may trade for their own accounts or for clients and may take competing positions or positions opposite or ahead of those taken for the Partnership;

(4) the other funds sponsored by the General Partner may compete with the Partnership in entering into contracts; and

(5) a limited partner’s financial advisor will receive ongoing compensation for providing services to their account and therefore has a conflict of interest in advising such limited partner when and whether to purchase or redeem Redeemable Units.

No specific policies regarding conflicts of interest, however, have been adopted by the Partnership.

A limited partner’s ability to redeem or transfer Redeemable Units is limited.

A limited partner may redeem its Redeemable Units only as of the end of each month on three business days’ notice. It will not know the value of its redemption prior to the time it submits its request to redeem its Redeemable Units. No public market for the Partnership’s Redeemable Units exists. A limited partner may transfer its Redeemable Units with notice to the General Partner. A transferee cannot, however, become a limited partner without the General Partner’s approval. Under extraordinary circumstances, including market conditions that would prohibit the liquidation of positions, the Partnership may delay redemptions beyond the end of the applicable month.

Limited partners do not participate in management of the Partnership’s business.

Limited partners are not permitted to participate in the management or control of the Partnership or the conduct of its business. Limited partners will have limited voting rights with respect to the Partnership’s affairs. A limited partner must rely upon the fiduciary responsibility and judgment of the General Partner to manage the Partnership’s affairs in the best interests of the limited partners.

Expiration or termination of the Management Agreement could increase fees paid to the Advisors or a new commodity trading advisor.

The Management Agreement with each Advisor expires each year on June 30, at which times they may each be renewed for an additional year. An Advisor may not agree to renew its agreement on the same terms, and new commodity trading advisor(s) may not agree to similar terms. In the event that a new commodity trading advisor is selected, it will be paid incentive fees on new trading profits it generates without regard to trading losses generated by prior Advisors. The management fees payable by the Partnership could increase according to the terms of new management agreement(s) or if new commodity trading advisor(s) were selected. The Masters are subject to these same risks upon the expiration or termination of their management agreements with the Advisors.

The Partnership may terminate before a limited partner achieves its investment objective.

Unforeseen circumstances, including substantial losses or withdrawal of the General Partner, could cause the Partnership to terminate early. Early termination of the Partnership could disrupt a limited partner’s overall investment portfolio plan resulting in the loss of all of a limited partner’s investment. The Partnership will terminate if its aggregate net assets decline to less than $1,000,000.

A limited partner cannot determine the expected results of this Partnership from the performance history of other funds operated by the General Partner.

Including the Partnership, the General Partner acted as general partner to 40 active public, private and offshore pools as of March 31, 2012; however, the performance of this Partnership will likely differ from the performance of the other funds. The General Partner has not before employed the same combination of Advisors for any other fund, although certain of the Advisors currently manage other funds for the General Partner.

Furthermore, while the trading strategies used by the Advisors are the same as those employed for other funds operated by the General Partner, the strategies used for this Partnership and the others may vary in the future. Therefore, the performance of the Partnership will likely be different from the performance of other funds operated by the General Partner.

Investment of a portion of the Partnership’s assets in Masters may present certain unique risks.

Allocations to the Advisors are traded through Masters formed by the General Partner. A “master-feeder” structure presents certain unique risks to investors. Smaller feeder funds investing in a master fund may be materially affected by the actions of larger feeder funds investing in the master fund. For example, if a larger feeder fund withdraws from a master fund, the remaining feeder funds may experience higher pro rata operating expenses, thereby producing lower returns. A master fund’s portfolio may become less diverse due to a withdrawal by a larger feeder fund, resulting in increased volatility and risk. In addition, management and other fees and commissions are charged at the level of each individual feeder fund and, therefore, such fees and commissions may differ from those of the Partnership. The Partnership may withdraw its investment in a master fund at any time if the General Partner determines that it is in the best interests of the Partnership to do so.

The General Partner has assumed the obligations of Demeter incurred prior to the Merger.

As the surviving entity in the Merger, the General Partner has assumed the pre-Merger obligations of Demeter. While there were no material administrative, civil or criminal actions pending against Demeter at the time of the Merger, the General Partner could be held liable for the obligations, liabilities and actions of Demeter prior to the Merger to the extent any such actions arise.

The offering of Redeemable Units has not been subject to independent review or review on behalf of the limited partners.

One law firm represents the Partnership and the General Partner. Each Advisor is represented by separate counsel. Limited partners do not have legal counsel representing them as limited partners in connection with the Partnership. Accordingly, limited partners should consult their legal, tax, and financial advisors regarding the desirability of investing in the Partnership.

Tax and Other Regulatory Risks

A limited partner’s tax liability may exceed cash distributions.

The General Partner does not currently intend to distribute cash to limited partners. Cash will be distributed to a limited partner at the sole discretion of the General Partner. A limited partner will be taxed each year on a limited partner’s allocable share of the Partnership’s income and gains, however, whether or not any cash has been distributed to a limited partner by the Partnership. The only way for limited partners to obtain cash earned on their investment is to redeem their Redeemable Units. A limited partner may redeem its Redeemable Units monthly in order to provide funds for the payment of taxes or for any other purpose.

A limited partner could owe tax on its share of the Partnership’s ordinary income despite overall losses.

Gain or loss on futures and options on futures as well as on most foreign currency contracts will generally be taxed as capital gains or losses for U.S. federal income tax purposes. In the case of investors who are individuals, capital losses can only be used to offset capital gains plus $3,000 of ordinary income each year (or $1,500 in the case of a married individual who files a separate U.S. federal income tax return). Interest income, periodic income on swaps, if any, and gain on some foreign futures contracts generally will be treated as ordinary income. Therefore, a limited partner may be required to pay tax on a limited partner’s allocable share of the Partnership’s ordinary income, even though the Partnership incurs overall losses.

Non-U.S. investors may face exchange rate risk and local tax consequences.

Non-U.S. investors should note that Redeemable Units are denominated in U.S. dollars and that changes in rates of exchange between currencies may cause the value of their investment to decrease or to increase. Non-U.S. investors should consult their own tax advisors concerning the applicable U.S. and foreign tax implications of this investment.

Investors do not have the protections provided to a regulated mutual fund.

The Partnership is not a registered securities investment company, or “mutual fund,” subject to the 1940 Act. Therefore, a limited partner does not have the protections provided by that statute.

Deregistration of the commodity pool operator and the commodity trading advisor could disrupt operations.

The General Partner is a registered commodity pool operator and each of the Advisors is a registered commodity trading advisor, with the exception of Krom River. If the CFTC were to terminate, suspend, revoke or not renew the registration of the General Partner, the General Partner would withdraw as general partner of the Partnership. The limited partners would then determine whether to select a replacement general partner or to dissolve the Partnership. If the CFTC were to terminate, suspend, revoke or not renew the registrations of any of the registered Advisors, the General Partner would terminate the Management Agreement with that Advisor. The General Partner could reallocate the Partnership’s assets managed by that Advisor to the other Advisors or appoint a new commodity trading advisor. No action is currently pending or threatened against the General Partner or any of the Advisors.

Regulatory changes could restrict the Partnership’s operations.

Federal agencies including the SEC, the CFTC and the Federal Reserve Bank regulate certain activities of the Partnership, the General Partner and the Advisors.

Regulatory changes could adversely affect the Partnership by restricting its trading activities and/or increasing the costs or taxes to which the investors are subject. The Dodd-Frank Act, among other things, grants the CFTC and SEC broad rulemaking authority to implement various provisions of the Dodd-Frank Act including comprehensive regulation of the over-the-counter derivatives market. The implementation of the Dodd-Frank Act could adversely affect the Partnership by increasing transaction and/or regulatory compliance costs. In addition, greater regulatory scrutiny may increase the Partnership’s and the General Partner’s exposure to potential liabilities. Increased regulatory oversight can also impose administrative burdens on the General Partner, including, without limitation, responding to investigations and implementing new policies and procedures. As a result, the General Partner’s time, attention and resources may be diverted from portfolio management activities.

Other potentially adverse regulatory initiatives could develop suddenly and without notice.

The protections afforded by CEA Section 4d(a)(2) are currently absent.

At times, ten percent (10%) or more of the Partnership and/or the Masters may be owned by the General Partner, CGM, their affiliates and/or their principals and employees. In such event, the Partnership’s and/or the Masters’ commodity futures accounts with CGM will be carried as “proprietary accounts.” Such accounts do not receive the protections afforded by Section 4d(a)(2) of the CEA relating to the segregation of customer funds. This means that in the event of a bankruptcy of CGM as the futures commission merchant carrying the account, the balance in the account would be classified in the liquidation as that of a general creditor. As such, the Partnership’s and/or the Masters’ accounts would not be a first-priority distribution of CGM’s assets. By contrast, segregated accounts are a first priority distribution. In addition, orders for proprietary accounts must be executed after identical orders for segregated client accounts entered at the same time.

Currently, the General Partner holds a greater than 10% interest in the Partnership and therefore, the Partnership’s accounts at CGM will not receive the protections afforded by Section 4d(a)(2) of the CEA.

Potential Failure of the Partnership’s Futures Commission Merchant.

CEA Section 4d(a)(2) requires a futures commission merchant to segregate funds deposited in a customer’s commodity futures account. If CGM fails to properly segregate customer funds, the Partnership may be subject to a risk of loss of its funds on deposit in the event of CGM’s bankruptcy or insolvency. In addition, under certain circumstances, such as the inability of another customer of CGM or its own inability to satisfy substantial deficiencies in such other customer’s account, the Partnership may be subject to a risk of loss of its funds on deposit even if such funds are properly segregated. In the case of any such bankruptcy or customer loss, the Partnership might recover only a pro rata share of all property available for distribution to all of the futures commission merchant’s customers. If no property is available for distribution, the Partnership would not recover any of its assets.

Assets Held in Accounts at U.S. Banks May Not Be Fully Insured.

The assets of the Partnership that are deposited with the Partnership’s or a Masters’ commodity broker may be placed in deposit accounts at U.S. banks. The Federal Deposit Insurance Corporation (“FDIC”) insures deposits held at its member banks for up to $250,000 (including principal and accrued interest) for each insurable capacity (e.g., individual accounts, joint accounts, corporate accounts, etc.). If the FDIC were to become receiver of a U.S. bank holding deposit accounts that were established by the Partnership’s or a Masters’ commodity broker, then it is uncertain whether the commodity broker, the Partnership, the Masters or the investor would be able to reclaim cash in the deposit accounts above $250,000.

Item 2.	Financial Information.

(a) Selected Financial Data. The Partnership commenced trading operations on October 1, 2006. Realized and unrealized gains (losses), interest income, net income (loss), increase in net asset value per Redeemable Unit, total assets, total liabilities and total capital for the years ended December 31, 2007, 2008, 2009, 2010, and 2011 and the three months ended March 31, 2012, were as follows:

	Three months ended March 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007
Realized and unrealized trading gains (losses), net of ongoing selling agent fees of $161,958, $550,250, $0, $0, $0, and $0 respectively	($55,329)	$406,473	($1,085,688)	$13,570,643	$9,787,786	$3,807,821

Interest income	$4,554	$5,930	$149	$41,708	$191	$402

	($50,775)	$412,403	($1,085,539)	$13,612,351	$9,787,977	$3,808,233

Net Income before Incentive Fees to the Advisors	($473,191)	($914,363)	($1,824,645)	$11,685,821	$8,182,443	$2,541,131

Incentive Fees to the Advisors*	$24,872	$295,792	—	—	—	$280,584

Net Income (Loss) available for pro rata distribution to partners	($498,063)	($1,210,155)	($1,824,645)	$11,685,821	$8,182,443	$2,260,547

Increase (decrease) in Class A net asset value per Redeemable Unit	($18.82)	($43.06)	($58.91)	$346.12	$215.64	$77.27
Increase (decrease) in Class Z net asset value per Redeemable Unit	($7.19)	($18.04)	—	—	—	—

Total assets	$45,796,020	$46,170,163	$48,593,649	$52,375,122	$49,639,721	$42,638,408

Total liabilities	$1,092,340	$3,622,907	$1,362,286	$2,020,718	$3,301,172	$1,772,644

Total capital	$44,703,680	$42,547,256	$47,231,363	$50,354,404	$46,338,549	$40,865,764

*	An incentive fee to the Advisors, if any, is made quarterly based on new trading profits during each calendar quarter.

Past performance is not necessarily indicative of future performance and the Partnership’s level of future performance cannot be predicted.

(b) Management’s Discussion and Analysis of Financial Condition and Results of Operations

(1) Liquidity.

The Partnership does not engage in the sale of goods or services. Its only assets are its investment in the Masters, and interest and distribution receivables. The Masters do not engage in the sale of goods or services. Their assets are their equity in their commodity futures trading account, which may consist of cash, net unrealized appreciation on open futures contracts and unrealized appreciation on open forward contracts and interest receivable. Because of the low margin deposits normally required in commodity futures trading, relatively small price movements may result in substantial losses to the Partnership through its investment in the Masters. While substantial losses could lead to a material decrease in liquidity, no such illiquidity occurred during the three months ended March 31, 2012, or the years ended December 31, 2011, 2010 and 2009.

To minimize the risk relating to low margin deposits, the Partnership follows certain trading policies, including:

(i) The Partnership invests its assets only in commodity interests that the Advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions. Sufficient volume, in this context, refers to a level of liquidity that an Advisor believes will permit it to enter and exit trades without noticeably moving the market.

(ii) No Advisor will initiate additional positions in any commodity interest if these positions result in aggregate positions requiring a margin of more than 66 2/3% of assets allocated to that Advisor. Forward contracts in currencies will be deemed to have the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange. Swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.

(iii) The Partnership may occasionally accept delivery of a commodity. Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position is fully hedged.

(iv) The Partnership/Masters will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

(v) The Partnership/Masters will not utilize borrowings except short-term borrowings if the Partnership/Masters takes delivery of any cash commodities. Neither the deposit of margin with the commodity broker or swap dealer nor obtaining and drawing on a line of credit with respect to forward contracts or swaps shall constitute borrowing.

(vi) From time to time, trading strategies such as spreads or straddles may be employed on behalf of the Partnership. “Spreads” or “straddles” involve the simultaneous buying and selling of contracts on the same commodity but with different delivery dates or markets. The trader of these contracts expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

(vii) The Partnership/Masters will not permit the churning of its brokerage accounts. The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

From April 1, 2011 through March 31, 2012, the Partnership’s average margin to equity ratio (i.e., the percentage of assets on deposit required for margin) was approximately 7.8.%. The foregoing margin to equity ratio takes into account cash held in the Partnership’s name, as well as the allocable value of the positions and cash held on behalf of the Partnership in the name of the Masters.

In the normal course of its business, the Partnership and the Masters are party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index or reference rate, and generally represent future commitments to exchange currencies or cash flows, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. The Partnership and the Masters may trade commodity options. Specific market movements of the commodities or future contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. These instruments may be traded on an exchange or OTC. Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract. As of March 31, 2012, the Masters held no OTC contracts, except certain foreign futures which are deemed to be OTC contracts for purposes of the Trading Value at Risk Table included under “—Quantitative and Qualitative Disclosures about Market Risk”.

Market risk is the potential for changes in the value of the financial instruments traded by the Partnership/Masters due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded by the Partnership/Masters. The Partnership/Masters are exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Partnership’s/Masters’ risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Partnership’s/Masters’ risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Partnership/Masters to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Partnership/Masters have credit risk and concentration risk because the sole counterparty or broker with respect to the Partnership’s/Masters’ assets is CGM or a CGM affiliate. Credit risk with respect to exchange-traded instruments is reduced to the extent that through CGM, the Partnership’s/Masters’ counterparty is an exchange or clearing organization.

As both a buyer and seller of options, the Masters pay or receive a premium at the outset and then bear the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Masters to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Masters do not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Partnership’s/Masters’ risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/Masters may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

Other than the risks inherent in commodity futures and other derivatives trading, the Partnership knows of no trends, demands, commitments, events or uncertainties which will result, or which are reasonably likely to result, in the Partnership’s liquidity increasing or decreasing in any material way. The Limited Partnership Agreement provides that the General Partner may, in its discretion, cause the Partnership/Masters to cease trading operations and liquidate all open positions under certain circumstances including a decrease in net asset value per Redeemable Unit to less than $400 as of the close of business on any business day.

The majority of these instruments mature within one year of the date the position is established. However, due to the nature of the Partnership’s/Masters’ business, these instruments may not be held to maturity.

(2) Capital Resources.

(i) The Partnership and Masters have made no material commitments for capital expenditures.

(ii) The Partnership’s capital consists of the capital contributions of the partners as increased or decreased by income (loss) from its investment in the Masters and by expenses, interest income, redemptions of Redeemable Units and distributions of profits, if any. Gains or losses on trading cannot be predicted. Market moves in commodities are dependent upon fundamental and technical factors which the Advisors may or may not be able to identify, such as changing supply and demand relationships, weather, government agricultural, commercial and trade programs and policies, national and international political and economic events and changes in interest rates. Partnership expenses consist of, among other things, administrative, management and ongoing selling agent fees. The level of these expenses is dependent upon the level of trading and the ability of the Advisors to identify and take advantage of price movements in the commodity markets, in addition to the level of net assets maintained. In addition, the amount of interest income payable by CGM is dependent upon interest rates over which neither the Partnership nor CGM have control.

For the three months ended March 31, 2012, the Partnership’s capital increased 5.1% from $42,547,256 to $44,703,680. This increase was attributable to additional sales totaling $7,477,989, which was partially offset by a net loss from operations of $498,063 and redemptions totaling $4,823,502. For the three months ended March 31, 2011, the Partnership’s capital decreased 1.8% from $47,231,363 to $46,392,104. This decrease was attributable to redemptions totaling $934,999, which was partially offset by a net gain from operations of $95,740. For the year ended December 31, 2011, the Partnership’s capital decreased 9.9% from $47,231,363 to $42,547,256. This decrease was attributable to a net loss from operations of $1,210,155 coupled with redemptions totaling $49,589,446, which was partially offset by additional sales totaling $46,115,494. For the year ended December 31, 2010, the Partnership’s capital decreased 6.2% from $50,354,404 to $47,231,363. This decrease was attributable to a net loss from operations of $1,824,645 coupled with redemptions totaling $1,598,396, which was partially offset by additional sales totaling $300,000. For the year ended December 31, 2009, the Partnership’s capital increased 8.7% from $46,338,549 to $50,354,404. This increase was attributable to a net gain from operations of $11,685,821 coupled with additional sales totaling $350,000, which was partially offset by redemptions totaling $8,019,966. Future redemptions can impact the amount of funds available for investments in commodity contract positions in subsequent periods.

Critical Accounting Policies. The preparation of financial statements and accompanying notes in conformity with U.S. generally accepted accounting principals (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The Partnership values its investment in each Master at the net asset value per unit as calculated by each Master. All of the income and expenses and unrealized and realized gains/losses from commodity transactions of the Masters are allocated pro rata among the investors at the time of such determination.

The General Partner believes that the accounting policies that are most critical to the Partnership’s/Masters’ financial condition and results of operations relate to the valuation of the Partnership’s/Masters’ positions. The majority of the Partnership’s/Masters’ positions are exchange-traded futures contracts, which will be valued daily at settlement prices published by the exchanges. Swap contracts generally are valued by reference to published settlement prices or dealers’ quotes in related markets or other measures of fair value deemed appropriate by the General Partner. The General Partner expects that under normal circumstances substantially all of the Partnership’s/Masters’ assets will be valued by objective measures and without difficulty.

All commodity interests held by the Partnership and the Masters (including derivative financial instruments and derivative commodity instruments) are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are reported in the Statements of Income and Expenses and Changes in Partners’ Capital.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that based on available information in the marketplace, the Masters’ Level 1 assets and liabilities are actively traded.

GAAP also requires the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Partnership’s and the Masters’ Level 2 assets and liabilities.

The Partnership and the Masters will separately present purchases, sales, issuances and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Partnership and the Masters consider prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers who derive fair values for those assets from observable inputs (Level 2). Investments in funds (other commodity pools) where there are no other rights or obligations inherent within the ownership interest held by the Partnership are priced based on the end of the day net asset value (Level 2). The value of the Partnership’s investments in the Masters reflects its proportional interest in the Masters. As of and for the three months ended March 31, 2012, and 2011, and the years ended December 31, 2011, 2010 and 2009, the Partnership and the Masters did not hold any derivative instruments that were based on unadjusted quoted prices in active markets for identical assets (Level 1) or priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

	March 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment in Masters	$45,754,405	$—	$45,754,405	$—
Net fair value	$45,754,405	$—	$45,754,405	$—

	March 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment in Masters	$17,516,916	$—	$17,516,916	$—
Net fair value	$17,516,916	$—	$17,516,916	$—

	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment in Masters	$46,139,590	$—	$46,139,590	$—
Net fair value	$46,139,590	$—	$46,139,590	$—

	December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment in Masters	$37,668,954	$—	$37,668,954	$—
Net fair value	$37,668,954	$—	$37,668,954	$—

	December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment in Masters	$50,312,135	$—	$50,312,135	$—
Net fair value	$50,312,135	$—	$50,312,135	$—

The Masters trade futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Masters each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Masters. When the contract is closed, the Masters record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses and Changes in Partners’ Capital.

Forward foreign currency contracts are those contracts where the Masters agree to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Masters’ net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on forward foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses and Changes in Partners’ Capital.

The Masters do not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net gain (loss) on investments in the Statements of Income.

Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Masters are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Masters each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Masters. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Masters record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income.

The Masters may purchase and write (sell) both exchange-listed and OTC options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Masters write an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Masters purchase an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on options contracts are included in the Statements of Income and Expenses.

Income taxes have not been provided as each partner is individually liable for the taxes, if any, on the partner’s share of the Partnership’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Partnership’s financial statements.

The Partnership files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. Generally, the 2008 through 2011 tax years remain subject to examination by U.S. federal and most state tax authorities. Management does not believe that there are any uncertain tax positions that require recognition of a tax liability.

The following are the major tax jurisdictions for the Partnership and the earliest tax year subject to examination: United States and New York and 2008.

In May 2011, the Financial Accounting Standard Board (“FASB”) issued, Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards (“IFRSs”). The amendments within this ASU change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements and other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. ASU 2011-04 is effective for annual and interim periods beginning after December 15, 2011 for public entities. This new guidance is not expected to have a material impact on the Partnership’s financial statements.

In October 2011, FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. The Partnership will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities,” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Partnership should also provide the disclosures retrospectively for all comparative periods presented. The Partnership is currently evaluating the impact that the pronouncement would have on the financial statements.

(3) Results of Operations. Commodity futures markets are highly volatile. The potential for broad and rapid price fluctuations increases the risks involved in commodity trading, but also increases the possibility of profit. The profitability of the Partnership (and the Masters) depends on the Advisors’ ability to forecast price changes. Such price changes are influenced by, among other things, changing supply and demand relationships, weather, governmental, agricultural, commercial and trade programs and policies, national and international political and economic events and changes in interest rates. To the extent that an Advisor correctly makes such forecasts, the Partnership and the Masters expect to increase capital through operations.

During the three months ended March 31, 2012, the Partnership’s net asset value per Class A Redeemable Unit decreased 1.2% from $1,529.44 to $1,510.62, and Class Z Redeemable Unit decreased 0.7% from $981.96 to $974.77. During the three months ended March 31, 2011, the Partnership’s net asset value per Class A Redeemable Unit increased 0.2% from $1,572.50 to $1,575.69. During the year ended December 31, 2011, the Partnership’s net asset value per Class A Redeemable Unit decreased 2.7% from $1,572.50 to $1,529.44, and

Class Z Redeemable Unit decreased 1.8% from $1,000 to $981.96. During the year ended December 31, 2010, the Partnership’s net asset value per Class A Redeemable Unit decreased 3.6% from $1,631.41 to $1,572.50. For the year ended December 31, 2009, the Partnership’s net asset value per Class A Redeemable Unit increased 26.9% from $1,285.29 to $1,631.41.

The Partnership experienced a net trading gain before clearing and related fees during the three months ended March 31, 2012, of $106,629 as profits were recorded in energies, agricultural commodities, and metals. These gains were offset by losses from trading in soft commodities. The most significant trading gains were recorded within the energies complex throughout the majority of the quarter from short futures positions in natural gas as the unseasonably warm winter throughout much of the U.S. saw weaker demand for the commodity, thus pushing prices lower. Further gains in energies resulted from long futures positions in heating oil as prices rallied in January due to increased demand heading into the winter season. Trading in agricultural commodities also benefited the Partnership during the quarter as trading in corn futures and options was profitable during January and March despite significant volatility in these markets given weather related concerns and weaker crop projections in the United States. Further gains were recorded from long futures positions in lean hogs in January as supply disruptions in the United States helped to push prices higher. Gains were also recorded from short futures positions in lean hogs during March as prices declined amidst speculation that U.S. pork demand was slowing after inventories increased. Long futures positions in soybeans were also profitable as supply shortages in South America helped push prices higher in February. Lastly, gains were recorded in metals during January from long futures positions in copper, zinc, and platinum as the U.S. Federal Reserve announced it would keep U.S. borrowing costs low, thus weakening the value of the U.S. dollar and strengthening metals prices as investors sought “riskier” assets.

A portion of the Partnership’s trading gains for the quarter was offset by losses incurred from trading soft commodities. The Partnership incurred losses during February and March from short futures positions in sugar as prices rose on speculation that global supplies would be tighter than originally expected due to harvest delays in Brazil, the world’s largest producer of sugar. Further losses were incurred from long futures positions in coffee as stockpiles climbed and producers sought to increase sales in Brazil, the world’s biggest exporter of the crop, thus pushing prices lower.

The Partnership experienced a net trading gain before clearing and related fees during the three months ended March 31, 2011, of $270,704. During this period, the Partnership posted trading gains in the energies markets.

The most significant trading gains were recorded during February from short futures positions in natural gas as continued oversupply and the unseasonably warm winter throughout much of the U.S. saw weaker demand for the commodity, thus pushing prices lower. Gains were also recorded from short futures positions in the back-end of the natural gas curve during February. Further gains in energies resulted from long futures positions in heating oil as prices rallied in January and February due to increased demand heading into the winter season. In crude oil futures trading, gains were recorded in January as long futures and options positions in West Texas Intermediate (“WTI”) crude oil benefited from a massive dislocation that developed between the U.S. and the world crude oil markets. Additional gains in WTI crude oil were recorded during March from long futures and options positions amid increased volatility due to the contagion in the Middle East, which spread from Egypt to Libya. A portion of the Partnership’s trading gains for the quarter was offset by losses incurred from trading energies. The Partnership incurred losses during January and March from short futures positions in natural gas as prices rallied during the month as colder weather throughout the U.S. saw increased demand for the commodity. Further losses were incurred in February from short futures positions in RBOB gasoline as prices rallied as oil prices displayed more upside volatility.

The Partnership experienced a net trading gain before clearing and related fees during the year ended December 31, 2011, of $956,723. The Partnership recorded gains during 2011 from trading in energies as short futures positions in natural gas during February benefited as the continued oversupply of natural gas and the unseasonably warm winter throughout much of the U.S. saw weaker demand for the commodity, thus pushing prices lower. Gains were also recorded from short futures positions in the back-end of the natural gas curve during February. Trading in refined products was also profitable as gains were recorded during January and February from long futures positions in heating oil as prices rallied due to increased demand heading into the winter season. In crude oil futures trading, gains were recorded in January as long futures and options positions in WTI crude oil benefited from a massive dislocation that developed between the U.S. and the world crude oil markets. Additional gains in WTI crude oil were recorded during March as long futures and options positions benefited from the increased volatility due to the contagion in the Middle East, which spread from Egypt to Libya. Precious metals recorded gains in August to help offset losses as long futures positions in gold and silver benefited the Partnership as continued speculation about a recession in Europe and the U.S. had investors seeking “safe haven” assets.

A portion of the Partnership’s gains was offset by losses incurred from trading in agricultural commodities, energies, and metals. Losses from trading in the grains were the biggest detractor from performance in June as long futures positions in corn and wheat all experienced losses as prices declined during the month. Corn prices fell 15% off their highs in the month given a better-than-expected planting number by the United States Department of Agriculture (“USDA”) after earlier fears of a crop shortage were abated. Further losses in the grains were recorded during September from long futures positions in corn, soybeans, and wheat as prices declined amid growing concerns of a weakening global economy. In addition, a more favorable USDA report showed stronger than expected yields across the grains market, thus helping to push prices lower. Energies trading also incurred losses as short futures positions in natural gas were adversely impacted in January and March as natural gas prices rallied during the month as colder weather throughout the U.S. saw increased demand for the commodity. Metals trading during September also incurred losses from long futures positions in copper and zinc as prices moved lower during September on concerns of slowing global growth.

The Partnership experienced a net trading loss before clearing and related fees during the year ended December 31, 2010, of $1,085,688. The Partnership incurred losses during 2010 from short natural gas futures positions as prices rallied during June, July, and early August amid unseasonably warm temperatures across the United States, which helped push natural gas prices higher. Additional losses were recorded in natural gas during October as prices continued to rally given warmer than expected weather throughout the United States, thus increasing demand for the commodity. Trading in crude oil futures incurred losses during November as prices declined amid speculation that Europe’s deepening debt crisis and the Chinese government’s steps to slow economic growth would reduce demand. Further losses from trading crude oil futures were incurred in September as prices declined following news that a new pipeline would deliver Canadian crude supplies to refineries in the U.S. Midwest, thus increasing supply. Additional losses were incurred from trading Brent crude oil futures in January as prices declined after a U.S. government report showed refineries operated at a low rate in response to weakening fuel demand and ample supplies. A portion of the Partnership’s losses for the year was offset by trading gains from short futures positions in heating oil as prices declined during May on concerns that Europe’s debt crisis would slow down the global economic recovery and thereby weaken future energy demand. Further gains were recorded from short futures positions in heating oil during January as prices declined after a U.S. government report showed increased inventories of refined products and weaker demand, thus pushing prices lower. Additional gains in heating oil futures were recorded during August and October as rising U.S. jobless claims and a contraction in manufacturing added to concerns that future energy demand might weaken.

The Partnership experienced a net trading gain before clearing and related fees during the year ended December 31, 2009, of $13,570,643. The Partnership profited during 2009 from short natural gas futures positions as prices declined during January and March amid concerns the global recession would curb investor demand. Additional gains were recorded in natural gas during the period of May through August as prices continued to decline, ultimately falling below the $3.00 price level at the end of August. Smaller gains in natural gas were recorded during October and November. In crude oil futures trading, gains were recorded during January as the contango spread widened to historic levels indicating that the excess supply in the market was being pushed into storage. Additional gains in crude oil futures trading were recorded during June, July, and

August despite price volatility resulting from conflicting demand expectations relative to supply stockpile data. Smaller gains were recorded in WTI crude oil during October and November. In refined products, profits were recorded from long positions in heating oil and gasoline futures as prices rose during the period of March through June due to improved global economic data and increased expectations for rising demand. A portion of the Partnership’s gains for the year was offset by losses experienced during September primarily from short natural gas futures positions as prices surged higher after government reports showed inventories rose less than expected, indicating demand would possibly rebound. Additional losses were incurred during September from positions in crude oil and several of its related products, such as gas oil and gasoline, as prices moved without consistent direction amid conflicting supply and demand data.

Interest income on 100% of the Partnership’s average daily equity maintained in cash in the Partnership’s (or the Partnership’s allocable portion of a Masters’) brokerage account was earned during each month at a 30-day U.S. Treasury bill rate determined weekly by CGM based on the average non-competitive yield on 90-day U.S. Treasury bills maturing in 30 days (or on the maturing date closest thereto) from the date on which such weekly rate is determined. Any interest earned on the Partnership’s account in excess of the amounts described above, if any, will be retained by CGM and shared with the General Partner.

The Partnership earned $4,554, $5,930, $149 and $41,708 in interest income for the three months ended March 31, 2012, and the years ended December 31, 2011, 2010, and 2009, respectively. Interest income for the three months ended March 31, 2012, decreased by $2,268, as compared to corresponding periods in 2011. The decrease is due to lower Treasury bill rates for the Partnership when compared to the corresponding period in 2011. Interest income for the twelve months ended December 31, 2011, increased by $5,781, as compared to the corresponding period in 2010. The increase in interest income is primarily due to higher average daily equity maintained in cash during the twelve months ended December 31, 2011, as compared to the corresponding period in 2010. Interest income for the twelve months ended December 31, 2010, decreased by $41,559, as compared to the corresponding period in 2009. The decrease in interest income is primarily due to lower U.S. Treasury bills during the twelve months ended December 31, 2010, as compared to the corresponding period in 2009. Interest earned by the Partnership will increase the net asset value of the Partnership. The amount of interest income earned by the Partnership depends on the average daily equity in the Partnership’s and the Masters’ accounts and upon interest rates over which neither the Partnership/Masters nor CGM has control.

The Partnership pays or reimburses CGM for all actual transaction fees, including any NFA, exchange, floor brokerage, give-up, user or clearing fees applicable to the Partnership’s trading. These fees and charges are paid to the exchange on which the trades are effected, to the floor broker or brokerage executing a transaction, to the clearing association for such exchange or to the NFA. Although it is impossible to predict the exact amount of such fees, based on the recent trading history of the Advisors, the General Partner estimates these fees at 1.50% of net assets of each class of Redeemable Units per year. Clearing fees for three months ended March 31, 2012, and the years ended December 31, 2011, 2010 and 2009 were $141,150, $511,747, $233,048 and $223,667, respectively. Clearing fees for the three months ended March 31, 2012, increased by $97,686 as compared to the corresponding period in 2011. The increase in clearing fees is primarily due to an increase in the number of trades during the three months ended March 31, 2012, as compared to the corresponding period in 2011. Clearing fees for the twelve months ended December 31, 2011, increased by $278,699 as compared to the corresponding period in 2010. The increase in clearing fees is primarily due to an increase in the number of trades during the twelve months ended December 31, 2011, as compared to the corresponding period in 2010. Clearing fees for the twelve months ended December 31, 2010, increased by $9,381, as compared to the corresponding period in 2009. The increase in clearing fees is primarily due to an increase in the number of trades that have been executed off exchange during the twelve months ended December 31, 2010, as compared to the corresponding period in 2009.

CGM will also be compensated by the General Partner (out of its own funds) for the commodity brokerage and other services it provides to the Partnership pursuant to a services agreement between the General Partner and CGM. The total amount of such compensation is less than 0.10% of net assets per year.

Management fees are calculated as a percentage of the net asset value of each class of Redeemable Units allocated to the respective Advisor at the end of the month and, therefore, are affected by trading performance, additions and redemptions. Management fees for the three months ended March 31, 2012, and the period May 1, 2011, through December 31, 2011, were $208,540 and $715,776, respectively.

Incentive fees to each Advisor are based on the new trading profits generated by the Advisor as of the end of the quarter as defined in the Management Agreement between the Partnership, the General Partner and the Advisor. For three months ended March 31, 2012, and the period May 1, 2011, through December 31, 2011, trading performance resulted in incentive fees to the Advisors of $24,872 and $295,792, respectively.

General partner management fees are paid to the General Partner for administering the business and affairs of the Partnership. These fees are calculated as a percentage of the net asset value for each class of Redeemable Units as of the end of each month and are affected by trading performance, additions and redemptions. General partner management fees for the three months ended March 31, 2012, and the period May 1, 2011, through December 31, 2011, totaled $115,366 and $348,750, respectively.

Ongoing selling agent fees are paid to the selling agent(s) for placing Redeemable Units with limited partners. These fees are calculated as a percentage of the net asset value for each class of Redeemable Units as of the end of each month and are affected by trading performance, additions and redemptions. Ongoing selling agent fees for the three months ended March 31, 2012, and the period May 1, 2011, through December 31, 2011, totaled $161,958 and $550,250, respectively.

Prior to May 1, 2011, the Partnership indirectly paid its pro rata portion of the trading expenses, including brokerage commissions, incurred in connection with individually managed accounts. Also, prior to May 1, 2011, collective investment vehicles operated by the General Partner paid CGM commercially reasonable commission rates generally between $6 and $10 per round turn on futures contracts and OTC equivalents. Commissions for the years ended December 31, 2011, 2010, and 2009 totaled $5,225, $34,837 and $46,247, respectively. Brokerage commissions for the twelve months ended December 31, 2010, decreased by $11,410 as compared to the corresponding period in 2009. The decrease in brokerage commissions is primarily due to a decrease in the number of exchange trades during the twelve months ended December 31, 2010, as compared to the corresponding period in 2009.

Prior to May 1, 2011, the Partnership paid the management and incentive fees incurred in connection with individually managed accounts. Management fees generally ranged from 1.0% to 4.0% of net assets per year, and incentive compensation generally ranged from 20% to 30% of new trading profits. Such management fees for the period January 1, 2011, through April 30, 2011, and the year ended December 31, 2010, and 2009 totaled $707,036, $589,245 and $654,560, respectively, and such incentive compensation totaled $311,043, $206,244 and $1,774,858, respectively. Management fees for the twelve months ended December 31, 2010, decreased by $65,315 as compared to the corresponding period in 2009. The decrease in management fees is due to a decrease in average net assets for the twelve months ended December 31, 2010, as compared to the corresponding period in 2009.

Prior to May 1, 2011, the Partnership paid the General Partner an administrative fee in return for its administrative services to the Partnership equal to 0.25% per year of net assets of the Partnership, payable monthly, based on month-end net assets. Such fees were calculated as a percentage of the Partnership’s net asset value as of the end of each month and were affected by trading performance, additions and redemptions. Such fees for the period January 1, 2011, through April 30, 2011, and the year ended December 31, 2010, and 2009 totaled $39,395, $122,980 and $127,183, respectively. Administrative fees for the twelve months ended December 31, 2010, decreased by $4,203 as compared to the corresponding period in 2009. The decrease in administrative fees is due to a decrease in average net assets for the twelve months ended December 31, 2010, as compared to the corresponding period in 2009.

Prior to May 1, 2011, the Partnership paid the General Partner a management fee in return for its services as trading manager equal to 1% per year of net assets of the Partnership, payable monthly based on month-end net assets. Such fees were calculated as a percentage of the Partnership’s net asset value as of the end of each month and were affected by trading performance, additions and redemptions. Such fees for the period January 1, 2011, through April 30, 2011, and the year ended December 31, 2010, and 2009 totaled $157,548, $491,817 and $508,627, respectively. Management fees for the twelve months ended December 31, 2010, decreased by $16,810 as compared to the corresponding period in 2009. The decrease in management fees is due to a decrease in average net assets for the twelve months ended December 31, 2010, as compared to the corresponding period in 2009.

Prior to May 1, 2011, the Partnership paid the General Partner an incentive fee equal to 10% of the Partnership’s new trading profits earned each calendar year. Incentive fees to the General Partner are based on overall new trading profits earned by the Partnership at the end of the year. For the period January 1, 2011, through April 30, 2011, and the year ended December 31, 2010, and 2009 General Partner incentive fees totaled $0, $0 and $1,298,122, respectively.

(4) Off-balance Sheet Arrangements. Not applicable.

(5) Tabular Disclosure of Contractual Obligations. Not applicable.

(c) Quantitative and Qualitative Disclosures about Market Risk.

(1) Past Results Not Necessarily Indicative of Future Performance. The Partnership/Masters are speculative commodity pools. The market sensitive instruments held by them are acquired for speculative trading purposes, and all or substantially all of the Partnership’s/Masters’ assets are subject to the risk of trading loss. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Partnership’s/Masters’ main line of business.

The risk to the limited partners that have purchased interest in the Partnership is limited to the amount of their capital contributions to the Partnership and their share of Partnership assets and undistributed profits. This limited liability is a consequence of the organization of the Partnership as a limited partnership under applicable law.

Market movements result in frequent changes in the fair value of the Partnership’s/Masters’ open positions and, consequently, in their earnings and cash flow. The Partnership’s/Masters’ market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Partnership’s/Masters’ open positions and the liquidity of the markets in which they trade.

The Partnership/Masters rapidly acquire and liquidate both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Partnership’s/Masters’ past performance is not necessarily indicative of their future results.

Value at Risk is a measure of the maximum amount which the Partnership/Masters could reasonably be expected to lose in a given market sector. However, the inherent uncertainty of the Partnership’s/Masters’ speculative trading and the recurrence in the markets traded by the Partnership/Masters of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Partnership’s/Masters’ experience to date (i.e., “risk of ruin”). In light of the foregoing, as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification in this section should not be considered to constitute any assurance or representation that the Partnership’s/Masters’ losses in any market sector will be limited to Value at Risk or by the Partnership’s/Masters’ attempts to manage its market risk.

(2) Standard of Materiality. Materiality, as used in this section, “Qualitative and Quantitative Disclosures About Market Risk,” is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, optionality and multiplier features of the Partnership’s/Masters’ market sensitive instruments.

(3) Quantifying the Partnership’s Trading Value at Risk. The following quantitative disclosures regarding the Partnership’s market risk exposures contain “forward-looking statements” within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934). All quantitative disclosures in this section are deemed to be forward-looking statements for purposes of the safe harbor except for statements of historical fact (such as the terms of particular contracts and the number of market risk sensitive instruments held during or at the end of the reporting period).

The Partnership’s risk exposure in the various market sectors traded by the Advisors is quantified below in terms of Value at Risk. Due to the Partnership’s mark-to-market accounting, any loss in the fair value of the Partnership’s open positions, including investments in the Masters, is directly reflected in the Partnership’s earnings (realized and unrealized) and cash flow (at least in the case of exchange-traded contracts in which profits and losses on open positions are settled daily through variation margin).

Exchange maintenance margin requirements have been used by the Partnership as the measure of its Value at Risk. Maintenance margin requirements are set by exchanges to equal or exceed the maximum losses reasonably expected to be incurred in the fair value of any given contract in 95%–99% of any one-day interval. The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility (including the implied volatility of the options on a given futures contract) and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation. Maintenance margin has been used rather than the more generally available initial margin, because initial margin includes a credit risk component which is not relevant to Value at Risk.

In the case of market sensitive instruments which are not exchange traded, the margin requirements for the equivalent futures positions have been used as Value at Risk. In those rare cases in which a futures-equivalent margin is not available, dealers’ margins have been used.

The fair value of the Partnership’s futures and forward positions does not have any optionality component. However, the Advisors may trade commodity options. The Value at Risk associated with options is reflected in the following table as the margin requirement attributable to the instrument underlying each option. Where this instrument is a futures contract, the futures margin, and where this instrument is a physical commodity, the futures-equivalent maintenance margin has been used. This calculation is conservative in that it assumes that the fair value of an option will decline by the same amount as the fair value of the underlying instrument, whereas, in fact, the fair values of the options traded by the Partnership in almost all cases fluctuate to a lesser extent than those of the underlying instruments.

In quantifying the Partnership’s Value at Risk, 100% positive correlation in the different positions held in each market risk category has been assumed. Consequently, the margin requirements applicable to the open contracts have simply been added to determine each trading category’s aggregate Value at Risk. The diversification effects resulting from the fact that the Partnership’s positions are rarely, if ever, 100% positively correlated, have not been reflected.

The Partnership’s Trading Value at Risk in Different Market Sectors

Value at Risk tables represent a probabilistic assessment of the risk of loss in market risk sensitive instruments. The Advisors currently trade the Partnership’s assets indirectly in master fund managed accounts over which they have been granted limited authority to make trading decisions. The first two trading Value at Risk tables reflect the market sensitive instruments held by the Partnership indirectly through its investment in the Masters. The remaining trading Value at Risk tables reflect the market sensitive instruments held indirectly by each Master separately.

The Partnership’s Trading Value at Risk in Different Market Sectors.

The following tables indicate the trading Value at Risk associated with the Partnership’s open positions by market category as of March 31, 2012, and December 31, 2011. As of March 31, 2012, the Partnership’s total capitalization was $44,703,680.

March 31, 2012

(unaudited)

	March 31, 2012
Market Sector	Value at Risk	% of Total Capitalization
Energy	1,672,084	3.74%
Grains	440,682	0.98%
Livestock	446,697	1.00%
Metals	731,227	1.64%
Softs	408,837	0.92%

Total	$3,699,527	8.28%

December 31, 2011

(unaudited)

As of December 31, 2011, the Partnership’s total capitalization was $42,547,256.

	December 31, 2011
Market Sector	Value at Risk	% of Total Capitalization
Energy	$1,684,213	3.96%
Grains	766,262	1.80%
Livestock	578,814	1.36%
Metals	281,103	0.66%
Softs	662,207	1.56%

Total	$3,972,599	9.34%

The following tables indicate the trading Value at Risk associated with the Partnership’s investments in the Masters by market category as of March 31, 2012, and December 31, 2011, and the highest, lowest and average value during the three months ended March 31, 2012, and during the twelve months ended December 31, 2011. All open position trading risk exposures of the Partnership have been included in calculating the figures set forth below. As of March 31, 2012, JE Moody Master’s total capitalization was $47,445,636. The Partnership owned approximately 29.4% of JE Moody Master. As of March 31, 2012, JE Moody Master’s Value at Risk for its assets (including the portion of the Partnership’s assets allocated to JE Moody for trading) was as follows:

March 31, 2012

(unaudited)

			(Period Ended March 31, 2012)
Market Sector	Value at Risk	% of Total Capitalization	High Value at Risk	Low Value at Risk	Average Value at Risk*
Energy	$2,327,350	4.90%	$3,179,009	$181,650	$1,849,907
Grains	$240,900	0.51%	$596,900	$25,125	$299,833
Livestock	$876,200	1.84%	$1,375,800	$105,350	$861,800
Metals:	$36,900	0.08%	$63,000	$4,350	$36,900
Softs	$245,200	0.52%	$965,100	$13,750	$399,650
Total	$3,726,550	7.85%

*	Average of month-end Value at Risk

As of December 31, 2011, JE Moody Master’s total capitalization was $45,664,676. The Partnership owned approximately 30.1% of JE Moody Master. As of December 31, 2011, JE Moody Master’s Value at Risk for its assets (including the portion of the Partnership’s assets allocated to JE Moody for trading) was as follows:

December 31, 2011

(unaudited)

			(Period Ended December 31, 2011)
Market Sector	Value at Risk	% of Total Capitalization	High Value at Risk	Low Value at Risk	Average Value at Risk*
Energy	$1,859,447	4.07%	$5,686,643	$181,650	$1,801,740
Grains	520,100	1.14%	740,600	8,250	252,410
Livestock	694,200	1.52%	1,276,200	48,750	531,258
Metals:	55,575	0.12%	213,525	4,350	22,019
Softs	850,000	1.86%	1,601,400	13,750	469,008
Total	$3,979,322	8.71%

*	Average of month-end Value at Risk

As of March 31, 2012, KR Master’s total capitalization was $127,454,964. The Partnership owned approximately 8.9% of KR Master. As of March 31, 2012, KR Master’s Value at Risk for its assets (including the portion of the Partnership’s assets allocated to Krom River for trading) was as follows:

March 31, 2012

(unaudited)

			(Period Ended March 31, 2012)
Market Sector	Value at Risk	% of Total Capitalization	High Value at Risk	Low Value at Risk	Average Value at Risk*
Energy	$1,246,149	0.98%	$2,684,219	$783,511	$1,802,826
Grains	$282,096	0.22%	$1,437,749	$211,872	$670,587
Livestock	$703,058	0.55%	$985,549	$413,352	$817,024
Metals:	$6,714,768	5.27%	$8,263,352	$2,240,134	$7,170,006
Softs	$638,978	0.50%	$887,988	$126,917	$595,499
Total	$9,585,049	7.52%

*	Average of month-end Value at Risk

As of December 31, 2011, KR Master’s total capitalization was $111,938,551. The Partnership owned approximately 10.5% of KR Master. As of December 31, 2011, KR Master’s Value at Risk for its assets (including the portion of the Partnership’s assets allocated to Krom River for trading) was as follows:

December 31, 2011

(unaudited)

			(Period Ended December 31, 2011)
Market Sector	Value at Risk	% of Total Capitalization	High Value at Risk	Low Value at Risk	Average Value at Risk*
Metals	$651,345	0.58%	$1,515,141	$181,650	$802,683
Energy	345,908	0.31%	2,029,031	8,250	676,464
Softs	453,614	0.40%	1,050,925	48,750	352,450
Livestock:	2,307,204	2.06%	4,434,879	4,350	2,672,044
Grains	286,638	0.26%	1,209,019	13,750	456,846
Total	$4,044,709	3.61%

*	Average of month-end Value at Risk

As of March 31, 2012, MB Master’s total capitalization was $38,659,997. The Partnership owned approximately 37.4% of MB Master. As of March 31, 2012, MB Master’s Value at Risk for its assets (including the portion of the Partnership’s assets allocated to Aventis for trading) was as follows:

March 31, 2012

(unaudited)

			(Period Ended March 31, 2012)
Market Sector	Value at Risk	% of Total Capitalization	High Value at Risk	Low Value at Risk	Average Value at Risk*
Energy	$1,934,946	5.01%	$1,934,946	$56,505	$833,101
Grains	$702,463	1.82%	$1,384,932	$702,463	$861,059
Livestock	$179,807	0.46%	$472,451	$19,790	$166,735
Softs	$519,763	1.34%	$546,259	$14,500	$266,974
Total	$3,336,979	8.63%

*	Average of month-end Value at Risk

As of December 31, 2011, MB Master’s total capitalization was $38,874,437. The Partnership owned approximately 37.4% of MB Master. As of December 31, 2011, MB Master’s Value at Risk for its assets (including the portion of the Partnership’s assets allocated to Aventis for trading) as follows:

December 31, 2011

(unaudited)

			(Period Ended December 31, 2011)
Market Sector	Value at Risk	% of Total Capitalization	High Value at Risk	Low Value at Risk	Average Value at Risk*
Energy	$626,571	1.61%	$1,732,028	$27,012	$331,377
Grains	979,211	2.52%	1,073,307	76,163	341,860
Livestock	122,775	0.32%	232,250	5,000	67,058
Softs	101,450	0.26%	356,808	15,200	131,480
Total	$1,830,007	4.71%

*	Average of month-end Value at Risk

(4) Material Limitations on Value at Risk as an Assessment of Market Risk. The face value of the market sector instruments held by the Partnership/Masters is typically many times the applicable maintenance margin requirement (margin requirements generally range between 1% and 25% of contract face value) as well as many times the capitalization of the Partnership/Masters. The magnitude of the Partnership’s/Master’s open positions creates a “risk of ruin” not typically found in most other investment vehicles. Because of the size of their positions, certain market conditions—unusual, but historically recurring from time to time—could cause the Partnership/Masters to incur severe losses over a short period of time. The foregoing Value at Risk tables—as well as the past performance of the Partnership/Masters—give no indication of this “risk of ruin.”

(5) Qualitative Disclosures Regarding Primary Trading Risk Exposures. The following qualitative disclosures regarding the Partnership’s/Masters’ market risk exposures – except for (i) those disclosures that are statements of historical fact and (ii) the descriptions of how the Partnership/Masters manage their primary market risk exposures – constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934.

The Partnership’s/Master’s primary market risk exposures as well as the strategies used and to be used by the General Partner and the Advisors for managing such exposures are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of the Partnership’s/Masters’ risk controls to differ materially from the objectives of such strategies. Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the management strategies of the Partnership/Masters. There can be no assurance that the Partnership’s/Masters’ current market exposure and/or risk management strategies will not change materially or that any such strategies will be effective in either the short- or long- term. Investors must be prepared to lose all or substantially all of their investment in the Partnership.

The following were the primary trading risk exposures of the Partnership as of March 31, 2012, and December 31, 2011, by market sector. It may be anticipated, however, that these market exposures may vary materially over time.

Energy: As of March 31, 2012, the Partnership’s primary energy market exposure was to West Texas Intermediate (“WTI”) and Brent crude oil, as well as natural gas. As of December 31, 2011, the Partnership’s primary energy market exposure was to WTI and Brent crude oil, refined oil byproducts, and natural gas. The price movements in these markets are often the result of political developments in the Middle East, weather conditions, and global economic demand. Energy prices can be volatile and substantial profits and losses, which have been experienced in the past, are expected to continue and to be experienced in these markets in the future.

Metals: As of March 31, 2012, the Partnership’s primary metal market exposure was to copper and gold, which can experience significant price fluctuations resulting from supply and demand related factors. As of December 31, 2011, the Partnership’s primary metal market exposure was to copper and nickel.

Softs: The Partnership’s primary trading risk exposure in the soft commodities as of March 31, 2012, was to sugar, cotton, coffee, and cocoa. Price movements in these markets are often directly affected by severe or unexpected weather conditions. As of December 31, 2011, the Partnership’s primary trading risk exposure in the soft commodities was to cotton, sugar, and coffee.

Livestock: As of March 31, 2012, the Partnership’s primary exposure in livestock was to cattle and lean hogs. The Partnership’s primary exposures in livestock as of December 31, 2011 were also to cattle and lean hogs.

Grains: As of March 31, 2012, the Partnership’s primary trading risk exposure in the grains was to wheat, corn, and soybean oil, which are often directly affected by severe or unexpected weather conditions. As of December 31, 2011, the Partnership’s primary trading risk exposure in grains was to wheat, corn, soybeans, and soybean oil.

(6) Qualitative Disclosures Regarding Non-Trading Risk Exposure. The following were the only non-trading risk exposures of the Partnership as of March 31, 2012, and December 31, 2011.

Operational Risk. The Partnership/Masters are directly exposed to market risk and credit risk, which arise in the normal course of their business activities. Slightly less direct, but of critical importance, are risks pertaining to operational and back office support. This is particularly the case in a rapidly changing and increasingly global environment with increasing transaction volumes and an expansion in the number and complexity of products in the marketplace.

Such risks include:

Operational/Settlement Risk—the risk of financial and opportunity loss and legal liability attributable to operational problems, such as inaccurate pricing of transactions, untimely trade execution, clearance and/or settlement or the inability to process large volumes of transactions. The Partnership/Masters are subject to increased risks with respect to their trading activities in emerging market securities, where clearance, settlement and custodial risks are often greater than in more established markets. Additionally, the General Partner’s computer systems may be vulnerable to unauthorized access, mishandling or misuse, computer viruses or malware, cyber attacks and other events that could have a security impact on such systems. If one or more of such events occur, this potentially could jeopardize a limited partner’s personal, confidential, proprietary or other information processed and stored in, and transmitted through, the General Partner’s computer systems, and adversely affect the Partnership’s business, financial condition or results of operations.

Technological Risk—the risk of loss attributable to technological limitations or hardware failures that constrain the Partnership’s/Masters’ ability to gather, process, and communicate information efficiently and securely, without interruption, to customers, within the Partnership/Masters and among limited partners, and in the markets where the Partnership/Masters participate.

Legal/Documentation Risk—the risk of loss attributable to deficiencies in the documentation of transactions (such as trade confirmations) and customer relationships (such as master netting agreements) or errors that result in noncompliance with applicable legal and regulatory requirements.

Financial Control Risk—the risk of loss attributable to limitations in financial systems and controls. Strong financial systems and controls ensure that assets are safeguarded, that transactions are executed in accordance with authorization, and that financial information utilized by the Advisors and communicated to external parties, including limited partners and regulators, is free of material errors.

Foreign Currency Balances. The Partnership/Masters have non-trading market risk on their foreign cash balances not needed for margin. Yet these balances (as well as any market risk they represent) are immaterial. The Partnership’s/Masters’ primary foreign currency balances are in Euro and British pounds. The Advisors regularly convert foreign currency balances to U.S. dollars in an attempt to control the Partnership’s/Masters’ non-trading risk.

(7) Qualitative Disclosures Regarding Means of Managing Risk Exposure. The General Partner monitors and attempts to control the Partnership’s/Masters’ risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/Masters are subject.

The General Partner monitors the Partnership’s/Masters’ performance and the concentration of their open positions, and consults with the Advisors concerning the Partnership’s/Masters’ overall risk profile. If the General Partner felt it necessary to do so, the General Partner could require the Advisors to close out positions as well as enter certain positions traded on behalf of the Partnership/Masters. However, any such intervention would be a highly unusual event. The General Partner primarily relies on the Advisors’ own risk control policies while maintaining a general supervisory overview of the Partnership’s/Masters’ market risk exposures.

The Advisors apply their own risk management policies to their trading. The Advisors often follow diversification guidelines, margin limits and stop loss points to exit a position. The Advisors’ research of risk management often suggests ongoing modifications to their trading programs.

As part of the General Partner’s risk management, the General Partner periodically meets with the Advisors to discuss their risk management and to look for any material changes to the Advisors’ portfolio balance and trading techniques. The Advisors are required to notify the General Partner of any material changes to their programs.

Item 3.	Properties.

The Partnership does not own or lease any properties. The General Partner operates out of facilities provided by its affiliate, MSSB Holdings.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

(a) Security ownership of certain beneficial owners. As of March 31, 2012, there were no beneficial owners of more than five percent (5%) of the outstanding Redeemable Units.

(b) Security ownership of management. Under the terms of the Limited Partnership Agreement, the Partnership’s affairs are managed by the General Partner. The General Partner is not required to maintain an ownership interest in the Partnership unless necessary to ensure that the Partnership will continue to be treated as a partnership for federal income tax purposes. As set forth in the table below, as of March 31, 2012, the General Partner owned units of general partnership interest equivalent to 11,480.0460 Redeemable Units, which represents a 34.0% ownership interest in the Partnership. None of the directors and executive officers of the General Partner beneficially owns any Redeemable Units. However, the General Partner, CGM and their affiliates, principals and employees are free to purchase Redeemable Units for investment purposes.

When 10% or more of the Partnership is owned by the General Partner, MSSB, their affiliates and their principals and employees, as is currently the case, the Partnership’s assets maintained at CGM will not be segregated as customer funds because the Partnership’s accounts will be deemed to be proprietary accounts of CGM under CFTC rules.

It is the intent of the General Partner to reduce its investment in the Partnership, on a dollar for dollar basis, as new investments are made in the Partnership until such time as the General Partner owns 1% of the Partnership’s units.

Title of Class	Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Units of general partnership interest	Ceres Managed Futures LLC	11,480.0460 Unit Equivalents	100%

(c) Changes in control. None.

Item 5.	Directors and Executive Officers.

The Partnership has no officers or directors and its affairs are managed by its General Partner. The officers and directors of the General Partner are Walter Davis (President, Chairman of the Board of Directors), Damian George (Chief Financial Officer), Colbert Narcisse (Director), Douglas J. Ketterer (Director), Ian Bernstein (Director), Harry Handler (Director), Patrick T. Egan (Director) and Alper Daglioglu (Director). Each director holds office until his or her successor is elected, or until his or her earlier death, resignation or removal. Vacancies on the board of directors may be filled by either (i) the majority vote of the remaining directors or (ii) MSSB Holdings, as the sole member of the General Partner. The officers of the General Partner are designated by the General Partner’s board of directors. Each officer holds office until his or her death, resignation or removal.

The business background of each director and officer of the General Partner is as follows:

Mr. Davis, age 47, has been President and Chairman of the Board of Directors of the General Partner since June 2010, where his responsibilities include oversight of the General Partner’s funds and accounts. Since June 2010, Mr. Davis has been a principal and registered as an associated person of the General Partner, and is an associate member of the NFA. Since June 2009, Mr. Davis has been employed by MSSB, a financial services firm, where his responsibilities include serving as Managing Director and the Director of the Managed Futures Department. Since June 2009, Mr. Davis has been registered as an associated person of MSSB. From May 2006 through June 2010, Mr. Davis served as President and Chairman of the Board of Directors of Demeter Management LLC (“Demeter”), a registered commodity pool operator, where his responsibilities included oversight of Demeter’s funds and accounts. From May 2006 through December 2010, Mr. Davis was listed as a principal of Demeter, and from July 2006 through December 2010, Mr. Davis was registered as an associated person of Demeter. From April 2007 through June 2009, Mr. Davis was employed by Morgan Stanley & Co. LLC (“MS & Co.”), a financial services firm, where his responsibilities included serving as the Managing Director and the Director of the Managed Futures Department. From April 2007 through June 2009, Mr. Davis was registered as an associated person of MS & Co. From August 2006 through April 2007, Mr. Davis was employed by Morgan Stanley DW Inc., a financial services firm, where his responsibilities included serving as Managing Director and the Director of the Managed Futures Department. From August 2006 through April 2007, Mr. Davis was registered as an associated person of Morgan Stanley DW Inc. From September 1999 through August 2006, Mr. Davis was employed by MS & Co., a financial services firm, where his responsibilities included oversight of the sales and marketing of MS & Co.’s managed futures funds to high net worth and institutional investors on a global basis. From January 1992 through September 1999, Mr. Davis was employed by Chase Manhattan Bank’s Alternative Investment Group, an alternative investment group, where his responsibilities included marketing managed futures funds to high net worth investors, as well as developing and structuring managed futures funds. Mr. Davis earned his Bachelor of Arts degree in Economics in May 1987 from the University of the South and his Master of Business Administration in Finance and International Business in May 1992 from Columbia University Graduate School of Business.

Mr. George, age 44, has been the Chief Financial Officer and a principal of the general partner since June 2012, and is an associate member of the NFA. Since August 2009, Mr. George has been employed by MSSB, a financial services firm, where his responsibilities include oversight of budgeting, finance and Sarbanes-Oxley testing for the Alternative Investments–Managed Futures group. Since August 2009, Mr. George has been registered as an associated person of MSSB. From November 2005 through July 2009, Mr. George was employed by Citi Alternative Investments, a division of Citigroup Inc., a financial services firm, which administered Citigroup Inc.’s hedge fund and fund of funds business, where he served as Director and was responsible for budgeting, finance and Sarbanes-Oxley testing for the Hedge Fund Management group. From November 2004 through July 2009, Mr. George was registered as an associated person of CGM. Mr. George earned his Bachelor of Science degree in Accounting in May 1989 from Fordham University and his Master of Business Administration degree in International Finance in February 1998 from Fordham University. Mr. George is a Certified Public Accountant.

Mr. Narcisse, age 45, has been a Director and a principal of the general partner since December 2011. Since February 2011, Mr. Narcisse has been a Managing Director at MSSB, a financial services firm, where his responsibilities have included serving as Head of the Alternative Investment Group, Head of the Corporate Equity Solutions Group, and Chief Operating Officer of the Investment Strategy and Client Solutions Division. From July 2009 until February 2011, Mr. Narcisse served as Chief Executive Officer of Gold Bullion International, a business services company that enables retail investors to acquire, manage and store physical precious metals through their financial advisor. From March 2009 until July 2009, Mr. Narcisse took personal leave. From August 1990 until March 2009, Mr. Narcisse was employed by Merrill Lynch & Co., Inc., a financial services firm, where his responsibilities included serving as Chief Operating Officer of Americas Investment Banking, Chief Operating Officer of the Global Wealth Management Division, and as an investment banker in both the Financial Institutions and Public Finance Groups. From July 1987 until August 1990, Mr. Narcisse was employed by the Federal Reserve Bank of New York, where his responsibilities included serving as a Bank Examiner. Additionally, Mr. Narcisse serves on the Board of Harlem RBI, as the Vice Chair of Finance for the Montclair Cooperative School Board of Trustees, as an Audit Committee Member of the New York City Housing Authority, and as a Member of the Executive Leadership Council. Mr. Narcisse received his Bachelor of Science degree in Finance in June 1987 from New York University. He received his Master of Business Administration degree in July 1992 from Harvard Business School.

Mr. Ketterer, age 46, has been a Director and a principal of the General Partner since December 2010. From October 2003 through December 2010, Mr. Ketterer was listed as a principal of Demeter, a commodity pool operator, until Demeter’s combination with the General Partner. From July 2010 through the present, Mr. Ketterer has been employed by MSSB, a financial services firm, as Managing Director and Head of the U.S. Private Wealth Management Group, where his responsibilities include overseeing the U.S. Private Wealth Management Group. From March 1990 through July 2010, Mr. Ketterer was employed by MS & Co., a financial services firm, where his responsibilities included serving as Chief Operating Officer of the Wealth Management Group and Head of the Products Group. During Mr. Ketterer’s employment at MS & Co. his responsibilities included oversight over a number of departments including the Alternative Investments Group, the Consulting Services Group, the Annuities & Insurance Department, and the Retirement & Equity Solutions Group, which offered products and services through MS & Co.’s Global Wealth Management Group. Mr. Ketterer received his Master of Business Administration degree from New York University’s Leonard N. Stern School of Business in January 1994 and his Bachelor of Science degree in Finance from the University at Albany’s School of Business in May 1987.

Mr. Bernstein, age 49, has been a Director of the General Partner and listed as a principal of the General Partner since December 2010. From June 2009 through the present, Mr. Bernstein has been employed by MSSB, a financial services firm, as Managing Director of Capital Markets, with oversight of risk and infrastructure, joint venture negotiations and integration. From April 2007 through the present, Mr. Bernstein has been employed by MS & Co., a financial services firm, where his responsibilities include serving as Managing Director of the Capital Markets group, the head of the Global Wealth Management group, and serving as market risk manager. From October 1984 through April 2007, Mr. Bernstein was employed by Morgan Stanley DW Inc., a financial services firm, where his responsibilities included serving as a Repo trader, manager of the Repo trading desk, and Chief Operating Officer for fixed income. Mr. Bernstein also served as Managing Director of Morgan Stanley DW Inc. from March 2004 through April 2007. Mr. Bernstein earned his Bachelor of Arts in May 1980 from the University of Buckingham and his Master of Business Administration in May 1988 from New York University’s Leonard N. Stern School of Business.

Mr. Handler, age 52, has been a Director of the General Partner since December 2010. Since December 2010, Mr. Handler has been registered as an associated person and listed as a principal of the General Partner, and is an associate member of the NFA. Mr. Handler was listed as a principal of Demeter from May 2005, and was registered as an associated person of Demeter from April 2006, until Demeter’s combination with the General Partner in December 2010. Mr. Handler was registered as an associated person of Morgan Stanley DW Inc., a financial services firm, from February 1984 until on or about April 2007, when, because of the merger of Morgan Stanley DW Inc. into MS & Co., he became registered as an associated person of MS & Co. due to the transfer of his original registration as an associated person of Morgan Stanley DW Inc. Mr. Handler withdrew as an associated person of MS & Co. in June 2009. Mr. Handler has been registered as an associated person of MSSB since June 2009. Mr. Handler serves as an Executive Director at MSSB in the Global Wealth Management Group. Mr. Handler works in the Capital Markets Division and is responsible for Electronic Equity and Securities Lending. Additionally, Mr. Handler serves as Chairman of the Global Wealth Management Group’s Best Execution Committee. In his prior position, Mr. Handler was a Systems Director in Information Technology, in charge of Equity and Fixed Income Trading Systems along with the Special Products, such as Unit Trusts, Managed Futures, and Annuities. Prior to his transfer to the Information Technology Area, Mr. Handler managed the Foreign Currency and Precious Metals Trading Desk of Dean Witter, a financial services firm and predecessor company to Morgan Stanley, from July 1982 until January 1984. He also held various positions in the Futures Division where he helped to build the Precious Metals Trading Operation at Dean Witter. Before joining Dean Witter, Mr. Handler worked at Mocatta Metals, a precious metals trading firm and futures broker that was sold to Standard Charted Bank in the 1980’s, as an Assistant to the Chairman from March 1980 until June 1982. His roles at Mocatta Metals included positions on the Futures Order Entry Desk and the Commodities Exchange Trading Floor. Additional work included building a computerized Futures Trading System and writing a history of the company. Mr. Handler graduated on the Dean’s List from the University of Wisconsin-Madison with a Bachelor of Arts degree in History and Political Science.

Mr. Egan, age 43, has been a Director of the General Partner since December 2010. Since December 2010, Mr. Egan has been a principal and registered as an associated person of the General Partner, and is an associate member of the NFA. Since June 2011, Mr. Egan has been employed by MSSB, a financial services firm, where his responsibilities include serving as Executive Director and as Chief Risk Officer for MSSB Managed Futures. From June 2009 through June 2011, Mr. Egan was employed by MSSB, where his responsibilities included serving as Co-Chief Investment Officer for MSSB Managed Futures. Since November 2010, Mr. Egan has been registered as an associated person of MSSB. From April 2007 through June 2009, Mr. Egan was employed by MS & Co., a financial services firm, where his responsibilities included serving as Head of Due Diligence and Manager Research for Morgan Stanley’s Managed Futures Department. From April 2007 through November 2010, Mr. Egan was registered as an associated person of MS & Co. From March 1993 through April 2007, Mr. Egan was employed by Morgan Stanley DW Inc., a financial services firm, where his initial responsibilities included serving as an analyst and manager within the Managed Futures Department (with primary responsibilities for product development, due diligence, investment analysis and risk management of the firm’s commodity pools) and later included serving as Head of Due Diligence and Manager Research for Morgan Stanley’s Managed Futures Department. From February 1998 through April 2007, Mr. Egan was registered as an associated person of Morgan Stanley DW Inc. From August 1991 through March 1993, Mr. Egan was employed by Dean Witter Intercapital, the asset management arm of Dean Witter Reynolds, Inc., where his responsibilities included serving as a mutual fund administration associate. Mr. Egan also served as a Director from November 2004 through October 2006, and from November 2006 through October 2008 of the Managed Funds Association’s Board of Directors, a position he was elected to by industry peers for two consecutive two-year terms. Mr. Egan earned his Bachelor of Business Administration degree with a concentration in Finance in May 1991 from the University of Notre Dame.

Mr. Daglioglu, age 34, has been a Director and listed as a principal of the General Partner since December 2010. Since December 2010, Mr. Daglioglu has been employed by MSSB, a financial services firm, where his responsibilities include serving as Executive Director and Chief Investment Officer for MSSB Managed Futures and serving on the Alternative Investments Product Review Committee of MSSB’s Alternative Investments Group. From June 2009 through December 2010, Mr. Daglioglu was employed by MSSB, a financial services firm, where his responsibilities included serving as a Senior Analyst in the Product Origination Group. From December 2003 through June 2009, Mr. Daglioglu was employed by Morgan Stanley, a financial services firm, where his responsibilities included serving as a Senior Analyst in the Product Origination Group, and serving as the lead investment analyst for Global Macro and Managed Futures strategies within Morgan Stanley Graystone Research Group from February 2007 through June 2009. Mr. Daglioglu earned his Bachelor of Science degree in Industrial Engineering in June 2000 from Galatasaray University and his Master of Business Administration degree in Finance in May 2003 from the University of Massachusetts-Amherst’s Isenberg School of Management. Mr. Daglioglu was awarded a full merit scholarship and research assistantship at the Center for International Securities and Derivatives Markets during his graduate studies. In this capacity, he worked with various major financial institutions in performance monitoring, asset allocation and statistical analysis projects and specialized on alternative approaches to risk assessment for hedge funds and managed futures. Mr. Daglioglu wrote and published numerous research papers on alternative investments. Mr. Daglioglu is a Chartered Alternative Investment Analyst charterholder.

There have been no material administrative, civil or criminal actions pending, on appeal or concluded against the General Partner or any of its individual principals within the past five years.

CGM would be considered a promoter for purposes of Item 401(g) of Regulation S-K. There have been no material administrative, civil or criminal actions pending, on appeal or concluded against CGM or any of its individual principals within the past five years, except as described below under “Item 8. Legal Proceedings”.

As mentioned above, the General Partner allocated the Partnership’s assets to five trading advisors, including J E Moody & Company LLC, Krom River Investment Management (Cayman) and Krom River Trading A.G. and Aventis Asset Management, LLC (formerly known as Misfit Financial Group, LLC). The principals of the Major Advisors and their business background is set forth below:

JE Moody

The only principal of JE Moody is John Moody, Ph.D.

John Moody, age 54, is a Managing Member and Director of Research of JE Moody. Dr. Moody became listed as a principal of JE Moody on April 20, 2001, and registered as an associated person of JE Moody on April 26, 2001. Dr. Moody’s principal areas of research are in commodity and futures markets, computational finance, time series analysis, machine learning, and nonparametric statistics. Dr. Moody has authored 65 scientific papers, holds one U.S. patent and he has given numerous invited lectures throughout the world.

Concurrently, while employed at JE Moody, Dr. Moody was Principal Investigator on a part-time basis at Berkeley’s International Computer Science Institute from September 2003 to December 2010, where he conducted research in machine learning and finance.

Dr. Moody received his Ph.D. in 1984 and his M.A. in 1981, in Theoretical Physics from Princeton University. Dr. Moody graduated summa cum laude with a B.A. in Physics from the University of Chicago in 1979.

Krom River

The trading principals of Krom River are Christopher Brodie and Itay Simkin. The other principals are Mike Cartier and Krom River Holdings AG.

Mr. Brodie, age 46, is a founder and Portfolio Manager of Krom River Trading, responsible for portfolio construction, trade formulation and investment strategies. Mr. Brodie founded Krom River in June 2008. Prior to establishing Krom River Partners LLP, an alternative investment manager, in London in March 2006 and then Krom River Trading and Krom River Management in June 2008 and August 2008, respectively, he worked at Armajaro Asset Management LLP, an alternative investment manager, from March 2004 to December 2006. At Armajaro Asset Management LLP, Mr. Brodie was a portfolio manager and partner, responsible for the day-to-day discretionary trading of futures and options across multiple commodity markets. Mr. Brodie earned a B.A. in History from the University of Ulster.

Mr. Simkin, age 50, is the Chief Executive Officer and Risk Officer of Krom River, responsible for the overall business operations and portfolio risk management. Prior to joining Krom River in April 2009, Mr. Simkin founded and was the Managing Director of Matrix Capital Markets Ltd., a proprietary trading company with over 100 traders, specializing in trading commodity and fixed income derivatives in European and US markets, from October 2002 to April 2009. Mr. Simkin was responsible for managing traders and risks. From December 1987 until October 2002, Mr. Simkin was at Man Group, a commodity trading company, hedge fund operator and futures broker, where he was a partner and chief coffee trader in the softs markets in London and New York. Mr. Simkin earned a B.A. in Geography and Political Science from Haifa University.

Mr. Cartier, age 53, is the Chief Operating Officer and Compliance Officer of Krom River, responsible for overseeing operations, compliance and service provider related matters. Prior to joining Krom River in March 2008, Mr. Cartier worked as the Client Product Group Manager of Marex Financial Ltd., a trade execution and clearing company, from January 2006 to March 2008. He was responsible for institutional and hedge fund client relations. From May 1984 to January 2006, Mr. Cartier was a European-based employee of Cargill Investor Services for 21 years. While at Cargill Investor Services, the brokerage affiliate of Cargill, a commodity trading company, Mr. Cartier performed senior management and sales roles in financial and commodity products in London and Paris. Mr. Cartier earned a B.S. in Agronomy and a Bachelor of Agricultural Business Administration from the University of Minnesota.

As of April 2012, Krom River Holdings AG became listed as a principal of Krom River.

Aventis

The trading principal of Aventis is Paul Kim. Byung Chung is a non-trading principal.

Mr. Paul Kim, age 52, is the founder, Chief Executive Officer, and Head Trader of Aventis, responsible for positions, risk and ultimate profitability of the company. Mr. Kim became listed as a principal of Aventis on March 7, 2005 and registered as an associated person of Aventis on March 17, 2005.

Mr. Kim is also a partner at LaSalle Traders LLC, a commodity trading advisor, where he is responsible for positions, risk and ultimate profitability of the company. Mr. Kim became listed as a principal of LaSalle Traders LLC on January 7, 2011.

From April 2006 to March 2008, Mr. Kim was listed as a principal and was a managing member of Metropolis Asset Management (“Metropolis”), a commodity trading advisor. Though the firm anticipated launching a commodity fund for outside investors, it did not. During this time Mr. Kim remained available to Metropolis to advise on trading opportunities, though he did not engage in any other day to day activities on behalf of Metropolis.

Prior to his role at Metropolis, Mr. Kim founded LaSalle Asset Management, L.L.C., a commodity trading advisor and commodity pool operator in December 1999 and was listed as a principal on May 11, 2000. Mr. Kim is currently a managing member of LaSalle Asset Management, where he is responsible for positions, risk and ultimate profitability of the company.

From March 1990 to December 1999, Mr. Kim was a local trader at the Chicago Board of Exchange. He traded for his own account and focused on the inter- and intra-market spreading of grains using futures options based flat price trading.

Mr. Kim has been an “off-floor” trader since September 1998, trading in a variety of futures. From September 1998 to May 2000, Mr. Kim only traded for his own account. From May 2000 to March 2005, Mr. Kim traded for his own account and for the account of LaSalle Asset Management, L.L.C. Since March 2005, Mr. Kim has traded for his own account, for the account of LaSalle Asset Management, L.L.C. and for the account of Aventis.

From June 1989 to March 1990, Mr. Kim traded on the Chicago Board of Trade for his own account.

From June 1989 to February 2008, Mr. Kim was registered as a floor broker acting for his own account.

From July 1982 to June 1989, Mr. Kim was employed by Cargill Incorporated (“Cargill”) as a grain trader in various capacities. Cargill is an international provider of food, agricultural and risk management products and services. From August 1986 to March 1989, Mr. Kim worked on Cargill’s Portland, Oregon export desk where he was responsible for trading cargoes of corn, beans and sorghum to the Far East. He also managed large scale premium positions, developed supply and demand scenarios and logistics of export grain elevators. From June 1984 to August 1986, Mr. Kim was the manager of Cargill’s wheat desk on the floor of the Chicago Board of Trade. He was responsible for execution of futures orders, distribution of pertinent market information and development of hedging and speculative trading strategies. From July 1982 to June 1984, Mr. Kim worked on Cargill’s cash desk in Toledo, Ohio where his responsibilities included origination of grain from farmers and country elevators and managing cash positions to processors and the eastern rail market.

Since November 2004, Mr. Kim has had an ownership interest in the Delta Exchange Co., Ltd. (“Delta Exchange”), a South Korean company that developed the SKY Trading Program. As of the date of this Memorandum, Mr. Kim’s ownership in the Delta Exchange is approximately 16%.

Mr. Kim received his B.A. in Economics and Biochemistry from Northwestern University in 1982.

Mr. Byung Chung, age 46, is the Managing Director of Aventis, responsible for the day-to-day operations management of the company. Mr. Chung also focuses on statistical and fundamental based trading opportunities in the futures market for Aventis. Mr. Chung became listed as a principal of Aventis on September 14, 2010.

Prior to joining Aventis in December 2004, Mr. Chung was an engineering manager at Redback Networks, a telecommunication equipment company, from May 1999 to November 2004, where he was responsible for testing of switching and routing devices .

Mr. Chung received his B.S. in Electrical Engineering from Drexel University in June 1988.

Item 6.	Executive Compensation.

The Partnership has no directors or officers. Its affairs are managed by the General Partner. As compensation for its services, the Partnership pays the General Partner management fees, as described under “Item 1. Business”. For the three months ended March 31, 2012, and the year ended December 31, 2011, the General Partner earned $115,366 and $348,750 in general partner management fees, respectively, $0 and $0 in incentive fees, respectively, and $0 and $39,395 in administrative fees, respectively. MSSB, an affiliate of the General Partner, is the selling agent for the Partnership and receives an ongoing selling agent fee for such services, as described under “Item 1. Business”. For the three months ended March 31, 2012, and the year ended December 31, 2011, MSSB earned $161,958 and $550,250, respectively, in ongoing selling agent fees. The directors and officers of the General Partner are employees of MSSB and do not receive any compensation from the Partnership or the General Partner. The directors and officers of the General Partner may have an indirect interest in the affairs of the Partnership insofar as they are employed by MSSB and MSSB is a selling agent of the Partnership.

As compensation for its services, the Partnership pays the Advisors management and incentive fees as described under “Item 1. Business”. For the three months ended March 31, 2012, and the year ended December 31, 2011, the Advisors earned $208,540 and $707,036, respectively, in management fees. For the three months ended March 31, 2012, and the year ended December 31, 2011, the advisors earned $24,872 and $295,792, respectively, in incentive fees.

Item 7.	Certain Relationships and Related Transactions and Director Independence.

CGM and the General Partner would be considered promoters for purposes of Item 404(c) of Regulation S-K. The nature and amounts of compensation each promoter will receive, if any, from the Partnership are set forth under “Item 1. Business” and “Item 6. Executive Compensation”.

Item 8.	Legal Proceedings.

Citigroup Inc., the ultimate parent company to CGM, files annual reports and quarterly reports with the SEC. These reports disclose information about various matters in which Citigroup Inc. and CGM may be parties, including information about any litigation or regulatory investigations. Such annual reports and quarterly reports are available on the website of the SEC (http://www.sec.gov/). Actions with respect to CGM’s futures commission merchant business are publicly available on the website of the NFA (http://www.nfa.futures.org/).

There have been no administrative, civil or criminal actions pending, on appeal or concluded against CGM or any of its individual principals within the past five years that management believes may have a material impact on CGM’s ability to act as a futures commission merchant. In the course of its business, CGM, as a futures commission merchant and broker-dealer, is a party to numerous civil actions, claims and regulatory inquiries, investigations and proceedings that do not have a material effect on the business of CGM in the opinion of management. The following disclosure was prepared in accordance with the materiality standard set forth in CFTC Rule 4.24(l).

ENRON CORP.

Beginning in 2002, Citigroup, CGM and certain executive officers and current and former employees (along with, in many cases, other investment banks and certain Enron officers and directors, lawyers and/or accountants) were named as defendants in a series of individual and alleged class action lawsuits related to Enron.

On August 27, 2007, the District Court for the Southern District of New York in IN RE ENRON CORP. reversed the rulings of the federal bankruptcy court that certain bankruptcy claims held by Citigroup transferees could be equitably subordinated or disallowed solely because of the alleged misconduct of Citigroup, and remanded for further proceedings.

On April 4, 2008, Citigroup announced an agreement to settle actions filed by Enron in its Chapter 11 bankruptcy proceedings seeking to recover payments to Citigroup as alleged preferences or fraudulent conveyances, to disallow or equitably subordinate claims of Citigroup and Citigroup transferees on the basis of alleged fraud, and to recover damages from Citigroup for allegedly aiding and abetting breaches of fiduciary duty. Under the terms of the settlement, approved by the Bankruptcy Court for the Southern District of New York on April 24, 2008, Citigroup made a pretax payment of $1.66 billion to Enron, and waived certain claims against Enron’s estate. Enron also allowed specified Citigroup-related claims in the bankruptcy proceeding, including all of the bankruptcy claims of parties holding approximately $2.4 billion of Enron credit-linked notes (“CLNs”), and released all claims against Citigroup. Citigroup separately agreed to settle an action brought by certain trusts that issued the CLNs in question, by the related indenture trustee and by certain holders of those securities. The amounts paid to settle these actions were covered by existing Citigroup litigation reserves.

On February 14, 2008, Citigroup agreed to settle CONNECTICUT RESOURCES RECOVERY AUTHORITY v. LAY, ET AL., an action brought by the Attorney General of Connecticut in connection with an Enron-related transaction; subsequently, the district court dismissed the case on March 5, 2008. The amount paid to settle this action was covered by existing Citigroup litigation reserves.

Over the first two quarters of 2008, Citigroup agreed to settle the following cases, brought by clients of a single law firm in connection with the purchase and holding of Enron securities, and naming Citigroup as a third-party defendant: (1) AHLICH v. ARTHUR ANDERSEN, L.L.P.; (2) DELGADO v. FASTOW; (3) PEARSON v. FASTOW; (4) ROSEN v. FASTOW; (5) BULLOCK v. ARTHUR ANDERSEN, L.L.P.; (6) CHOUCROUN v. ARTHUR ANDERSEN, L.L.P.; (7) GUY v. ARTHUR ANDERSEN, L.L.P. (8) ADAMS v. ARTHUR ANDERSEN, L.L.P.; (9) JOSE v. ARTHUR ANDERSEN, L.L.P.; and (10) ODAM, ET AL., v. ENRON CORP., ET AL. The amount paid to settle these actions was covered by existing Citigroup litigation reserves.

On May 23, 2008, Citigroup agreed to settle SILVERCREEK MANAGEMENT INC., ET AL. v. SALOMON SMITH BARNEY, INC. ET AL., and SILVERCREEK MANAGEMENT INC., ET AL. v. CITIGROUP INC., ET AL., two actions brought by investors in Enron debt securities. The amount paid to settle this action was covered by existing Citigroup litigation reserves. On May 30, 2008, the Southern District of Texas approved Citigroup’s settlement of WESTPAC BANKING CORP. v. CITIBANK, N.A., an action arising out of an Enron-related credit derivative transaction between Citibank and the plaintiff. The amount paid to settle this action was covered by existing Citigroup litigation reserves. On July 9, 2008, Citigroup agreed to settle PUBLIC UTILITY DISTRICT NO. 1 OF SNOHOMISH COUNTY, WASHINGTON v. CITIGROUP, ET AL., an action brought by a utility in connection with alleged electricity overcharges by Enron. The amount paid to settle this action was covered by existing Citigroup litigation reserves.

On May 14, 2009, a settlement agreement was executed among the parties in DK ACQUISITION PARTNERS, L.P., ET AL. v. J.P. MORGAN CHASE & CO., ET AL. and AVENUE CAPITAL MANAGEMENT II, L.P., ET AL. v. J.P. MORGAN CHASE & CO., ET AL. On June 3, 2009, a settlement agreement was executed among the parties in UNICREDITO ITALIANO, SpA, ET AL. v. J.P. MORGAN CHASE BANK, ET AL. The three actions, which were consolidated and pending trial in the United States District Court for the Southern District of New York, were brought against Citigroup and certain of its affiliates, and JPMorgan Chase and certain of its affiliates, in their capacity as co-agents on certain Enron revolving credit facilities. Pursuant to the settlements, the cases were dismissed with prejudice.

WORLDCOM, INC.

Beginning in 2002, Citigroup, CGM and certain executive officers and current and former employees were named as defendants—along with twenty-two other investment banks, certain current and former WorldCom officers and directors, and WorldCom’s former auditors—in a consolidated class action (IN RE WORLDCOM, INC. SECURITIES LITIGATION) brought on behalf of individuals and entities who purchased or acquired publicly traded securities of WorldCom between April 29, 1999 and June 25, 2002. The class settlement became final in March 2006.

Following the resolution of all other individual actions by settlements and other resolutions, one individual action remains pending on appeal in the Second Circuit, HOLMES, et al. v. GRUBMAN, et al., which was brought by an individual and entities who opted out of the WorldCom securities class action settlement. On October 13, 2006, this action was dismissed with prejudice by the District Court for the Southern District of New York. On June 3, 2009, the Second Circuit certified certain state law questions to be resolved by the Georgia Supreme Court, which has issued an opinion answering those questions. The Second Circuit has not yet decided the appeal. On June 23, 2010, the Second Circuit affirmed the dismissal of the remaining claims in HOLMES v. GRUBMAN. Petitioners-plaintiffs submitted a petition for certiorari to the United States Supreme Court seeking review of the decision of the Second Circuit, affirming dismissal of the action.

RESEARCH

Customer Class Actions

In March 2004, an alleged research-related customer class action alleging various state law claims arising out of the issuance of allegedly misleading research analyst reports concerning numerous issuers was filed against certain Citigroup affiliates in Illinois state court. On October 13, 2011, the court entered an order dismissing with prejudice all class-action claims asserted in the action on the ground that the Securities Litigation Uniform Standards Act of 1998 precludes those claims. The court granted leave for the alleged representative plaintiff to file an amended complaint asserting only his individual claims within 21 days. An amended complaint was not filed within the 21-day period. The alleged representative plaintiff has filed a notice of appeal from the court’s October 13, 2011 order.

Global Crossing, Ltd.

On or about January 28, 2003, lead plaintiff in a consolidated alleged class action in the United States District Court for the Southern District of New York (IN RE GLOBAL CROSSING, LTD. SECURITIES LITIGATION) filed a consolidated complaint on behalf of purchasers of the securities of Global Crossing and its subsidiaries, which named as defendants, among others, Citigroup, CGM and certain executive officers and current and former employees, asserting claims under the federal securities laws for allegedly issuing research reports without a reasonable basis in fact and for allegedly failing to disclose conflicts of interest with Global Crossing in connection with published investment research. On March 22, 2004, lead plaintiff amended its consolidated complaint to add claims on behalf of purchasers of the securities of Asia Global Crossing. The added claims asserted causes of action under the federal securities laws and common law in connection with CGM’s research reports about Global Crossing and Asia Global Crossing and for CGM’s roles as an investment banker for Global Crossing and as an underwriter in the Global Crossing and Asia Global Crossing offerings. The Citigroup-Related Defendants moved to dismiss all of the claims against them on July 2, 2004. The plaintiffs and the Citigroup-Related Defendants entered into a settlement agreement that was preliminarily approved by the Court on March 8, 2005, and was finally approved on June 30, 2005. The amount to be paid in settlement is covered by existing litigation reserves.

In addition, on or about January 27, 2004, the Global Crossing Estate Representative filed in the United States Bankruptcy Court for the Southern District of New York an adversary proceeding against Citigroup and several other financial institutions seeking to rescind the payment of a $1 billion loan made to a subsidiary of Global Crossing. The Citigroup-Related Defendants moved to dismiss the latter action on May 28, 2004, which motion remains pending. In addition, actions asserting claims against Citigroup and certain of its affiliates relating to CGM Global Crossing research reports are pending in numerous arbitrations around the country. On August 20, 2008, Plaintiff filed an amended complaint that narrowed the pending claims. Citigroup has yet to respond to the amended complaint.

Telecommunications Research Class Actions

Beginning in May 2002, Citigroup, CGM and certain executive officers and current and former employees were named as defendants in a series of alleged class action lawsuits and arbitration demands by purchasers of various securities, alleging violations of the federal securities laws, including Sections 10 and 20 of the Securities Exchange Act of 1934 for allegedly issuing research reports without a reasonable basis in fact and for allegedly failing to disclose conflicts of interest with companies in connection with published investment research. The Citigroup research analyst reports concerned seven issuers: AT&T Corp. (“AT&T”), Winstar Communications, Inc., Level 3 Communications, Inc., Metromedia Fiber Network, Inc. (“MFN”), XO Communications, Inc., Williams Communications Group Inc., and Focal Communications, Inc. These alleged class actions were assigned to a single judge in the United States District Court for the Southern District of New York for coordinated proceedings. The court consolidated these actions into seven separate proceedings corresponding to the seven issuers of securities involved.

On January 6, 2005, the district court granted in part and denied in part Citigroup’s motion to dismiss the claims against it in the MFN action, In re SALOMON ANALYST METROMEDIA LITIGATION. On June 20, 2006, the district court certified the plaintiff class in the MFN action. The District Court’s class certification decision is on appeal in the United States Court of Appeals for the Second Circuit, and oral argument was held in January 2008. On September 30, 2008, the district court’s class certification decision was vacated on appeal by the United States Court of Appeals for the Second Circuit. On October 1, 2008, the parties reached a settlement pursuant to which Citigroup will pay $35 million to members of the settlement class that purchased or otherwise acquired MFN securities during the class period; the settlement was preliminarily approved by the district court on November 19, 2008. On February 27, 2009, the district court approved the class action settlement, and entered a final judgment dismissing the action with prejudice.

CREDIT-CRISIS-RELATED LITIGATION AND OTHER MATTERS

Citigroup and certain of its subsidiaries have been named as defendants in numerous legal actions and other proceedings asserting claims for damages and related relief for losses arising from the global financial credit and subprime-mortgage crisis that began in 2007. Such matters include, among other types of proceedings, claims asserted by: (i) individual investors and purported classes of investors in Citigroup’s common and preferred stock and debt, alleging violations of the federal securities laws; (ii) individual investors and purported classes of investors in, and issuers of, auction rate securities alleging violations of the federal securities and antitrust laws; (iii) counterparties to significant transactions adversely affected by developments in the credit and subprime markets; (iv) individual investors and purported classes of investors in securities and other investments underwritten, issued or marketed by Citigroup, including collateralized debt obligations (“CDOs”), mortgage-backed securities (“MBS”), auction-rate securities (“ARS”), investment funds, and other structured or leveraged instruments, that have suffered losses as a result of the credit crisis; (v) municipalities, related entities and individuals asserting public nuisance claims; and (vi) individual borrowers asserting claims related to their loans. These matters have been filed in state and federal courts across the country, as well as in arbitrations before the Financial Industry Regulatory Authority (“FINRA”) and other arbitration associations.

In addition to these litigations and arbitrations, Citigroup continues to cooperate fully in response to subpoenas and requests for information from the SEC, FINRA, the Federal Housing Finance Agency (“FHFA”, state attorneys general, the Department of Justice and subdivisions thereof, bank regulators, and other government agencies and authorities in connection with various formal and informal inquiries concerning Citigroup’s subprime and other mortgage-related conduct and business activities, as well as other business activities affected by the credit crisis. These business activities include, but are not limited to, Citigroup’s sponsorship, packaging, issuance, marketing, servicing, and underwriting of CDOs and residential mortgage-backed securities (“RMBS”) and its origination, sale or other transfer, servicing, and foreclosure of residential mortgages.

On October 19, 2011, in connection with its industry wide investigation concerning CDO-related business activities, the SEC filed a complaint in the United States District Court for the Southern District of New York regarding Citigroup’s structuring and sale of the Class V Funding III CDO transaction (“Class V”), which alleged that CGM negligently misrepresented key deal terms of the Class V CDO. On the same day, the SEC and Citigroup announced a settlement of the SEC’s claims, subject to judicial approval, and the SEC filed a proposed final judgment pursuant to which Citigroup’s U.S. broker-dealer CGM agreed to disgorge $160 million, and pay $30 million in prejudgment interest and a $95 million penalty. On November 28, 2011, the district court issued an order refusing to approve the proposed settlement and ordering trial to begin on July 16, 2012. On December 15 and 19, 2011, respectively, the SEC and CGM filed notices of appeal from the district court’s November 28 order. On December 27, 2011, the United States Court of Appeals for the Second Circuit granted an emergency stay of further proceedings in the district court, pending the Second Circuit’s ruling on the SEC’s motion to stay the district court proceedings during the pendency of the appeals. On March 15, 2012, the Second Circuit granted a stay of the district court proceedings pending resolution of the appeals.

Federal and state regulators, including the SEC, also have served subpoenas or otherwise requested information related to Citigroup’s issuing, sponsoring, or underwriting of MBS. These inquiries include a subpoena from the Civil Division of the Department of Justice that Citigroup received on January 27, 2012.

Subprime Mortgage–Related Litigation and Other Matters

Beginning in November 2007, Citigroup and a number of current and former officers, directors, and employees have been named as defendants in numerous complaints brought by Citigroup shareholders, investors, counterparties and others concerning Citigroup’s activities relating to subprime mortgages, including Citigroup’s exposure to CDOs, MBS), and structured investment vehicles, Citigroup’s underwriting activity for subprime mortgage lenders, and Citigroup’s more general involvement in subprime- and credit-related activities.

Securities Actions: Citigroup has been named as a defendant in four alleged class actions filed in the United States District Court for the Southern District of New York. On August 19, 2008, these actions were consolidated under the caption IN RE CITIGROUP INC. SECURITIES LITIGATION. The consolidated amended complaint asserts claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of an alleged class of purchasers of Citigroup common stock from January 1, 2004 through January 15, 2009. On November 9, 2010, the district court issued an opinion and order dismissing all claims except those arising out of Citigroup’s exposure to CDOs for the time period February 1, 2007 through April 18, 2008. Fact discovery is underway. Plaintiffs have not yet quantified the alleged class’ alleged damages. During the alleged class period, as narrowed by the district court, the price of Citigroup’s common stock declined from $54.73 at the beginning of the period to $25.11 at the end of the period. (These share prices represent Citigroup’s common stock prices prior to its 1-for-10 reverse stock split, effective May 6, 2011.)

Citigroup and CGM have been named as defendants in two alleged class actions filed in the United States District Court for the Southern District of California, but since transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the Southern District of New York. In the consolidated action, lead plaintiffs assert claims on behalf of an alleged class of participants in Citigroup’s Voluntary Financial Advisor Capital Accumulation Plan from November 2006 through January 2009. On June 7, 2011, the district court granted defendants’ motion to dismiss the complaint and subsequently entered judgment. On November 14, 2011, the district court granted in part plaintiffs’ motion to alter or amend the judgment and granted plaintiffs leave to amend the complaint. On November 23, 2011, plaintiffs filed an amended complaint alleging violations of Section 12 of the Securities Act of 1933, as amended and Section 10(b) of the Securities Exchange Act of 1934. Defendants filed a motion to dismiss certain of plaintiffs’ claims on December 21, 2011.

On September 30 and October 28, 2008, Citigroup, certain Citigroup entities, certain current and former directors and officers of Citigroup and Citigroup Funding, Inc., and certain underwriters of Citigroup notes (including CGM) were named as defendants in two alleged class actions filed in New York state court but since removed to the United States District Court for the Southern District of New York. These actions allege violations of Sections 11, 12, and 15 of the Securities Act of 1933, as amended, arising out of forty-eight corporate debt securities, preferred stock, and interests in preferred stock issued by Citigroup and related issuers over a two-year period from 2006 to 2008. On December 10, 2008, these two actions were consolidated under the caption IN RE CITIGROUP INC. BOND LITIGATION, and lead plaintiff and counsel were appointed. On January 15, 2009, plaintiffs filed a consolidated class action complaint.

On March 13, 2009, defendants filed a motion to dismiss the complaint. On July 12, 2010, the district court issued an order and opinion granting in part and denying in part defendants’ motion to dismiss. The court’s order, among other things, dismissed plaintiffs’ claims under Section 12 of the Securities Act of 1933, as amended, but denied defendants’ motion to dismiss certain claims under Section 11 of that Act. A motion for partial reconsideration of the latter ruling in pending. On September 30, 2010, the district court entered a scheduling order in IN RE CITIGROUP INC. BOND LITIGATION. Fact discovery has commenced. On March 11, 2011, lead plaintiffs in IN RE CITIGROUP INC. BOND LITIGATION filed a motion seeking class certification. Plaintiffs have not yet quantified the alleged class’s alleged damages. Because of the preliminary stage of the proceedings, Citigroup cannot at this time estimate the possible loss or range of loss, if any, for this action or predict the timing of its eventual resolution.

Several institutions and sophisticated investors that purchased debt and equity securities issued by Citigroup and related issuers have also filed actions on their own behalf against Citigroup and certain of its subsidiaries in the Southern District of New York and the Court of Common Pleas for Philadelphia County. These actions assert claims similar to those asserted in the IN RE CITIGROUP INC. SECURITIES LITIGATION and IN RE CITIGROUP INC. BOND LITIGATION actions described above. Collectively, these investors seek damages exceeding $1 billion.

Underwriting Actions. Certain Citigroup affiliates have been named as defendants arising out of their activities as underwriters of securities in actions brought by investors in securities of issuers adversely affected by the credit crisis, including AIG, Fannie Mae, Freddie Mac, Ambac and Lehman, among others. These matters are in various stages of litigation. As a general matter, issuers indemnify underwriters in connection with such claims. In certain of these matters, however, Citigroup affiliates are not being indemnified or may in the future cease to be indemnified because of the financial condition of the issuer.

On September 28, 2011, the United States District Court for the Southern District of New York approved a stipulation of settlement with the underwriter defendants in IN RE AMBAC FINANCIAL GROUP, INC. SECURITIES LITIGATION and judgment was entered. A member of the settlement class has appealed the judgment to the United States Court of Appeals for the Second Circuit. On December 22, 2011, the underwriter defendants moved to dismiss the appeal.

Discrimination in Lending Actions. Two alleged class actions have been filed alleging claims of racial discrimination in mortgage lending under the Equal Credit Opportunity Act, the Fair Housing Act, and/or the Civil Rights Act. The first action, PUELLO, ET AL. v. CITIFINANCIAL SERVICES, INC., ET AL., was filed against Citigroup and its affiliates in the United States District Court for the District of Massachusetts. The second action, NAACP v. AMERIQUEST MORTGAGE CO., ET AL., was filed against one of Citigroup’s affiliates in the United States District Court for the Central District of California. In each action, defendants’ motions to dismiss have been denied. On September 21, 2009, the United States District Court for the Central District of California denied defendant CitiMortgage’s motion for summary judgment and granted its motion to strike the jury demand.

Counterparty and Investor Actions. Citigroup and certain of its subsidiaries have been named as defendants in actions brought in various state and federal courts, as well as in arbitrations, by counterparties and investors that claim to have suffered losses as a result of the credit crisis. Those actions include claims asserted by investors in CDO-related transactions, including Moneygram Payment Systems, Inc., which filed a lawsuit in

Minnesota state court on October 26, 2011, alleging misstatements in connection with the sale of CDO securities. Additional actions asserting claims related to investments or participation in CDO-related transactions may be filed in the future.

Ambac. Counterparties to transactions involving CDOs, SIVs, credit default swaps (“CDS”), and other instruments related to investments in mortgage-backed securities have sued Citigroup on a variety of theories. On August 3, 2009, one such counterparty filed an action—AMBAC CREDIT PRODUCTS, LLC v. CITIGROUP INC., et al.—in New York Supreme Court, County of New York, alleging various claims including fraud and breach of fiduciary duty in connection with Citigroup’s purchase of CDS from Ambac as credit protection for a $1.95 billion super-senior tranche of a CDO structured by Citigroup, the underlying assets of which allegedly included subprime mortgage-backed securities. Ambac alleges, among other things, that Citigroup misrepresented the nature of the risks that were being transferred. On October 7, 2009, defendants filed a motion to dismiss the complaint. On June 7, 2010, in connection with a global settlement agreement between Ambac and Citigroup, the parties stipulated to a discontinuation with prejudice.

In August 2011, two Saudi nationals and related entities commenced a FINRA arbitration against CGM alleging $380 million in losses resulting from certain options trades referencing a portfolio of hedge funds and certain credit facilities collateralized by a private equity portfolio. CGM did not serve as the counterparty or credit facility provider in these transactions. In September 2011, CGM commenced an action in the United States District Court for the Southern District of New York seeking to enjoin the arbitration. Simultaneously with that filing, the Citigroup entities that served as the counterparty or credit facility provider to the transactions commenced actions in London and Switzerland for declaratory judgments of no liability.

RMBS Litigation and Other Matters

During the period 2005 through 2008, Citigroup affiliates (including both S&B and Consumer mortgage entities) sponsored approximately $91 billion in private-label mortgage-backed securitization transactions, of which approximately $35 billion remained outstanding at September 30, 2011. Losses to date on these issuances are estimated to be approximately $9.3 billion. From time to time, investors or other parties to such securitizations have contended, or may in the future contend, that Citigroup affiliates involved in the securitizations are responsible for such losses because of misstatements or omissions in connection with the issuance and underwriting of the securities, breaches of representations and warranties with respect to the underlying mortgage loans, or for other reasons. Beginning in July 2010, several investors, including Cambridge Place Investment Management, The Charles Schwab Corporation, the Federal Home Loan Bank of Chicago, the Federal Home Loan Bank of Indianapolis, Allstate Insurance Company, the Federal Home Loan Bank of Boston, the Union Central Life Insurance Co., Ameritas Life Insurance Corp., and Acacia Life Insurance Co. and affiliated entities have filed lawsuits against Citigroup and certain of its affiliates alleging actionable misstatements or omissions in connection with the issuance and underwriting of residential mortgage-backed securities. As a general matter, plaintiffs in these actions are seeking rescission of their investments or other damages. These actions, which are in their early procedural stages, allege claims against Citigroup and certain of its affiliates in connection with approximately $1.5 billion of residential mortgage-backed securities. Because these proceedings are in their preliminary stages, Citigroup cannot at this time estimate the possible loss or range of loss, if any, for these actions or predict the timing of their eventual resolution. Other purchasers of MBS or CDOs sold or underwritten by Citigroup affiliates have threatened to file lawsuits asserting similar claims, some of which Citigroup has agreed to toll pending further discussions with these investors.

On July 14, 2011, plaintiff filed an amended complaint in FEDERAL HOME LOAN BANK OF INDIANAPOLIS v. BANC OF AMERICA MORTGAGE SECURITIES, INC., ET AL., which no longer names Citigroup or any of its affiliates as defendants.

On September 2, 2011, the Federal Housing Finance Agency (“FHFA”) filed four lawsuits against Citigroup and certain of its subsidiaries alleging actionable misstatements or omissions in connection with the issuance and/or underwriting of RMBS. The FHFA has asserted similar claims against numerous other financial institutions. The FHFA seeks rescission of investments made by Fannie Mae and Freddie Mac, and/or other damages.

On September 9, 2011, the Western & Southern Life Insurance Company and other entities filed an amended complaint against CGM, as well as other financial institutions, alleging actionable misstatements or omissions in connection with the sale of residential mortgage-backed securities. In addition, other purchasers of residential mortgage-backed securities sold or underwritten by Citigroup affiliates have threatened to file lawsuits asserting similar claims, some of which Citigroup has agreed to toll pending further discussions with those investors.

Given the continued and increased focus on mortgage-related matters, as well as the increasing level of litigation and regulatory activity relating to mortgage loans and mortgage-backed securities, the level of inquiries and assertions respecting securitizations may further increase. These inquiries and assertions could lead to actual claims for breaches of representations and warranties, or to litigation relating to such breaches or other matters.

Auction Rate Securities–Related Litigation and Other Matters

Beginning in March 2008, Citigroup and certain of its subsidiaries have been named as defendants in numerous actions and proceedings brought by Citigroup shareholders and customers concerning ARS. In addition to those matters described below, these have included, among others, numerous arbitrations filed by customers of Citigroup and its subsidiaries seeking damages in connection with investments in ARS, which are in various stages of proceedings, and a derivative action filed against certain Citigroup officers and directors, which has been dismissed. A committee of Citigroup’s Board of Directors is reviewing a demand sent to the Board following the dismissal of the derivative action.

Securities Actions. Beginning in March 2008, Citigroup, CGM and their affiliates and certain current and former officers, directors, and employees, have been named as defendants in several individual and alleged class action lawsuits related to ARS. These have included, among others: (i) numerous lawsuits and arbitrations filed by customers of Citigroup and its affiliates seeking damages in connection with investments in ARS; (ii) a consolidated alleged class action asserting claims for federal securities violations, which has been dismissed and is now pending on appeal; (iii) two alleged class actions asserting violations of Section I of the Sherman Act, which have been dismissed and are now pending on appeal; and (iv) a derivative action filed against certain Citigroup officers and directors, which has been dismissed. In addition, based on an investigation, report and recommendation from a committee of Citigroup’s Board of Directors, the Board refused a shareholder demand that was made after dismissal of the derivative action.

Hansen Beverage Co. v. Citigroup Inc., et al. On July 11, 2008, a complaint was filed against Citigroup, CGM and Smith Barney, alleging violations of Sections 10 and 20 of the Securities Exchange Act of 1934 and the Investment Advisers Act arising out of plaintiff’s investment in ARS. On September 22, 2008, the Citigroup defendants filed a motion to compel arbitration, which was granted on October 10, 2008. A motion to reconsider the district court’s decision was denied on October 21, 2008. This action is currently stayed, pending arbitration.

Antitrust Actions. MAYOR & CITY COUNCIL OF BALTIMORE, MARYLAND v. CITIGROUP INC., ET AL. and RUSSELL MAYFIELD, ET AL. v. CITIGROUP INC., ET AL., are lawsuits filed in the Southern District of New York on behalf of a purported class of ARS issuers and investors, respectively, against Citigroup, CGM and various other financial institutions. In these actions, plaintiffs allege violations of Section 1 of the Sherman Act arising out of defendants’ alleged conspiracy to artificially restrain trade in the ARS market. On January 15, 2009, defendants filed motions to dismiss the complaints in these actions. On January 26, 2010, both actions were dismissed. The actions are now pending on appeal.

Governmental and Regulatory Matters. On August 7, 2008, Citigroup and certain of its subsidiaries reached a settlement with the New York Attorney General, the Securities and Exchange Commission, and other state regulatory agencies, pursuant to which Citigroup agreed to offer to purchase at par ARS that are not auctioning from all Citigroup individual investors, small institutions (as defined in by the terms of the settlement), and charities that purchased ARS from Citigroup prior to February 11, 2008. In addition, Citigroup agreed to pay a $50 million fine to the State of New York and a $50 million fine to the other state regulatory agencies.

Citigroup and certain of its affiliates are also subject to formal and informal investigations, as well as subpoenas and/or requests for information, from various governmental and self-regulatory agencies relating to auction rate securities. Citigroup and its affiliates are cooperating fully and are engaged in discussions on these matters.

Arbitrations. In addition to the various lawsuits discussed above, several arbitrations are pending against Citigroup and certain of its affiliates relating to ARS investments.

ASTA/MAT and Falcon–Related Litigation and Other Matters

ASTA/MAT and Falcon were alternative investment funds managed and marketed by certain Citigroup affiliates that allegedly suffered substantial losses during the credit crisis. The SEC is investigating the management and marketing of the ASTA/MAT and Falcon funds. Citigroup is cooperating fully with the SEC’s inquiry.

In addition, numerous investors in ASTA/MAT have filed lawsuits or arbitrations against Citigroup seeking recoupment of their alleged losses. Although many of these investor disputes have been resolved, others remain pending. In April 2011, a FINRA arbitration panel awarded two ASTA/MAT investors $54 million in damages and attorneys’ fees, including punitive damages, against Citigroup. In December 2011, the United States District Court for the District of Colorado entered an order confirming the FlNRA panel’s award. Citigroup has filed a notice of appeal to the 10th Circuit Court of Appeals.

Arbitrations. In addition to the various lawsuits discussed above, several arbitrations are pending against Citigroup and certain of its affiliates relating to ASTA/MAT investments. On April 11, 2011, a FINRA arbitration panel in Denver awarded $54 million in damages and attorneys’ fees, including punitive damages, to claimants Jerry Murdock Jr. and Gerald Hosier arising out of their alleged losses in the ASTA/MAT and other funds.

Governmental and Regulatory Matters. Citigroup and certain of its affiliates are subject to formal and informal investigations, as well as subpoenas and/or requests for information, from various governmental and self-regulatory agencies relating to the marketing and management of the Falcon and ASTA/MAT funds. Citigroup and its affiliates are cooperating fully and are engaged in discussions on these matters.

ADELPHIA COMMUNICATIONS CORPORATION

On July 6, 2003, an adversary proceeding was filed by the Official Committee of Unsecured Creditors on behalf of Adelphia Communications Corporation against certain lenders and investment banks, including CGM, Citibank, N.A., Citicorp USA, Inc., and Citigroup Financial Products, Inc. (together, the “Citigroup Parties”). The complaint alleged that the Citigroup Parties and numerous other defendants committed acts in violation of the Bank Holding Company Act, the Bankruptcy Code, and common law. It sought an unspecified amount of damages. In November 2003, a similar adversary proceeding was filed by the Equity Holders Committee of Adelphia, asserting additional statutory and common law claims. In June 2004, motions to dismiss were filed with respect to the complaints of the two committees. Those motions were decided by the bankruptcy court, and were granted in part and denied in part. The district court affirmed in part and reversed in part the bankruptcy court’s decision. The Adelphia Recovery Trust (“ART”), which replaced the committees as the plaintiff in the action, filed an amended complaint on behalf of the Adelphia Estate, consolidating the two prior complaints; motions to dismiss the amended complaint and answers were filed. The district court granted in part and denied in part the defendants’ motions to dismiss the consolidated complaint. The ART’s appeal to the Second Circuit from that partial dismissal is pending. Before the district court, the parties are briefing summary judgment. On September 22, 2010, the ART agreed in principle to settle its claims against numerous pre-petition lenders and investment banks, including Citigroup, in the action entitled ADELPHIA RECOVERY TRUST v. BANK OF AMERICA N.A., ET AL., 05 Civ. 9050 (S.D.N.Y.). The agreement in principle is subject to execution of a final settlement agreement and court approval.

In addition, CGM is among the underwriters named in numerous civil actions brought to date by investors in Adelphia debt securities in connection with Adelphia securities offerings between September 1997 and October 2001. Three of the complaints also assert claims against Citigroup Inc. and Citibank, N.A. All of the complaints allege violations of federal securities laws, and certain of the complaints also allege violations of state securities laws and the common law. The complaint seeks unspecified damages. In December 2003, a second amended complaint was filed and consolidated before the same judge of the United States District Court for the Southern District of New York. In February 2004, motions to dismiss the class and individual actions pending in the United States District Court for the Southern District of New York were filed. In May and July of 2005, the United States District Court for the Southern District of New York granted motions to dismiss several claims, based on the running of applicable statute of limitations, asserted in the alleged class and individual actions being coordinated under IN RE ADELPHIA COMMUNICATIONS CORPORATION SECURITIES AND DERIVATIVE LITIGATION. With the exception of one individual action that was dismissed with prejudice, the court granted the alleged class and individual plaintiffs leave to re-plead certain of those claims the court found to be time-barred. Without admitting any liability, CGM and numerous other financial institution defendants settled IN RE ADELPHIA COMMUNICATIONS CORPORATION SECURITIES AND DERIVATIVE LITIGATION for a total of $250 million, and the settlement was approved in November 2006. Two of the additional remaining individual complaints have been settled. Following settlements of the class action, which is pending appeal, and other individual actions, two cases remain outstanding. The Second Circuit is considering whether the plaintiff in one has proper standing to sue. In September 2007, motions to dismiss in the other case were granted in part and denied in part.

IPO SECURITIES LITIGATION

In April 2002, consolidated amended complaints were filed against CGM and other investment banks named in numerous alleged class actions filed in the United States District Court for the Southern District of New York, alleging violations of certain federal securities laws (including Section 11 of the Securities Act of 1933, as amended, and Section 10(b) of the Securities Exchange Act of 1934, as amended) with respect to the allocation of shares for certain initial public offerings, related aftermarket transactions and damage to investors caused by allegedly biased research analyst reports.

Defendants’ motion to dismiss was denied. On October 13, 2004, the court granted in part the motion to certify class actions for six focus cases in the securities litigation. CGM is not a defendant in any of the six focus cases. In December 2006, the United States Court of Appeals for the Second Circuit reversed the district court and held that the classes could not be certified. Plaintiffs filed a petition for rehearing in January 2007; that petition was denied, and the case was remanded to the lower court. Plaintiffs filed amended pleadings in August 2007 and a new motion for class certification in September 2007. Defendants moved to dismiss the amended pleadings in November 2007 and filed an opposition to the new motion for class certification in December 2007. On March 26, 2008, the United States District Court for the Southern District of New York denied in part and granted in part Defendants’ motions to dismiss the amended complaints. Following mediation, a settlement in principle was reached, subject to negotiation of definitive documentation and court approval. On June 10, 2009, the district court entered an order preliminarily approving the proposed settlement of this matter and scheduling a hearing to determine whether the proposed settlement should be finally approved. In October 2009, the district court entered an order granting final approval of the settlement.

IPO ANTITRUST LITIGATION

Beginning in March 2001, several alleged class actions that were later consolidated into a single class action were filed in the Southern District of New York against CGM and other investment banks, alleging violations of certain federal and state antitrust laws in connection with the allocation of shares in initial public offerings when acting as underwriters. A separate alleged class action was filed against the same underwriter defendants as well as certain institutional investors alleging commercial bribery claims under the Robinson Patman Act arising out of similar allegations regarding IPO allocation conduct. On November 3, 2003, the district court granted CGM’s motion to dismiss the consolidated amended complaint in the antitrust case and the Robinson Patman complaint. Plaintiffs thereafter appealed the district court’s order dismissing the two actions. On September 28, 2005, the Second Circuit vacated the district court’s decision and ordered the cases remanded to the district court. In December 2006, the United States Supreme Court granted the underwriter defendants’ petition for certiorari to review the Second Circuit’s decision and set oral argument for March 2007.

On April 6, 2007, the Second Circuit panel that reversed the district court’s class certification decision denied plaintiffs’ petition for rehearing. The companion petition for rehearing en banc remains pending before the Second Circuit. On June 18, 2007, the United States Supreme Court ruled that the securities law precludes application of the antitrust laws to the claims asserted by plaintiffs, effectively terminating the litigation.

WAGE & HOUR EMPLOYMENT ACTIONS

Numerous financial services firms, including Citigroup and its affiliates, were named in alleged class actions alleging that certain present and former employees in California were entitled to overtime pay under state and federal laws; were subject to certain allegedly unlawful deductions under state law; or were entitled to reimbursement for employment related expenses incurred by them. The first of these class actions filed in the Fall of 2004 in the United States District Court for the Northern District of California, BAHRAMIPOUR v. CITIGROUP GLOBAL MARKETS INC., sought damages and injunctive relief on behalf of an alleged class of California employees. Similar complaints have been subsequently filed against CGM on behalf of certain statewide or nationwide alleged classes in (i) the United States District Courts for the Southern District of New York, the District of New Jersey, the Eastern District of New York, the District of Massachusetts, and the Middle District of Pennsylvania; and (ii) the New Jersey Superior Court. Without admitting any liability, CGM reached an agreement in principle, which is subject to court approval, to a nationwide settlement for up to approximately $98 million of various class actions asserting violations of state and federal laws relating to overtime and violations of various state laws relating to alleged unlawful payroll deductions. Additional alleged class action lawsuits alleging a variety of violations of state and federal wage and hour laws have been filed against various other Citigroup businesses.

MUTUAL FUNDS LITIGATION

Citigroup and certain of its affiliates were named in several class action litigations in various federal District Courts arising out of alleged violations of the federal securities laws, including the Investment Company Act, and common law (including breach of fiduciary duty and unjust enrichment). The claims concern practices in connection with the sale of mutual funds, including allegations involving market timing, revenue sharing, incentive payments for the sale of proprietary funds, undisclosed breakpoint discounts for the sale of certain classes of funds, inappropriate share class recommendations and inappropriate fund investments. The litigations involving market timing have been consolidated under the Multi District rules in the United States District Court for the District of Maryland (the “MDL action”), and the litigations involving revenue sharing, incentive payment and other issues were filed in the United States District Court for the Southern District of New York. The plaintiffs in these litigations generally seek unspecified compensatory damages, recessionary damages, injunctive relief, costs and fees. In the principal cases concerning revenue sharing, incentive payment and other issues, the lead plaintiff filed a consolidated and amended complaint on December 15, 2004. Citigroup defendants’ motion to dismiss the consolidated complaint was substantially granted; a motion to dismiss the remaining claim was filed. Several derivative actions and class actions were also dismissed against Citigroup defendants in the MDL action (the class actions were dismissed with leave to replead state law claims of unjust enrichment). Issues in the mutual-fund industry continue to receive scrutiny by various government regulators and SROs. CGM reached an agreement in principle with the NYSE to settle a matter related to its market-timing practices prior to September 2003.

Several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Citigroup has received subpoenas and other requests for information from various government regulators regarding market timing, financing, fees, sales practices and other mutual fund issues in connection with various investigations. Citigroup is cooperating with all such reviews. Additionally, CGM has entered into a settlement agreement with the SEC with respect to revenue sharing and sales of classes of funds.

In May 2007, CGM finalized its settlement agreement with the NYSE and the New Jersey Bureau of Securities on the matter related to its market-timing practices prior to September 2003. The allegations included failure to supervise trading of mutual fund shares and variable annuity mutual fund sub-accounts, failure to prevent market-timing by its brokers and failure to comply with applicable recordkeeping requirements. CGM neither admitted nor denied any wrongdoing or liability, and paid $50 million in disgorgement and penalties.

FINRA SETTLEMENTS

On October 12, 2009, FINRA announced its acceptance of an Award Waiver and Consent (“AWC”) in which CGM, without admitting or denying the findings, consented to the entry of the AWC and a fine and censure of $600,000. The AWC includes findings that CGM failed to adequately supervise the activities of its equities trading desk in connection with swap and related hedge trades in U.S. and Italian equities that were designed to provide certain perceived tax advantages. CGM was charged with failing to provide for effective written procedures with respect to the implementation of the trades, failing to monitor Bloomberg messages and failing to properly report certain of the trades to the NASDAQ.

On May 22, 2012, FINRA announced its acceptance of an AWC in which CGM, without admitting or denying the findings, consented to the entry of the AWC and a fine and censure of $3.5 million. FINRA found that, in connection with several RMBS issued between January 2006 and October 2007 and underwritten by CGM, certain mortgage performance information posted to a website used for the offerings was inaccurate. In addition, FINRA found that certain of CGM’s supervisory and documentation practices with respect to pricing, independent price verification and margin calls were insufficient in 2007. The charges included failure to supervise, failure to observe high standards of commercial honor and just and equitable principles of trade, and books and records violations.

TERRA FIRMA LITIGATION

In December 2009, plaintiffs, general partners of two related private equity funds, filed a complaint in New York state court, subsequently removed to the Southern District of New York, against certain Citigroup affiliates. Plaintiffs allege that during the May 2007 auction of the music company EMI, Citigroup, as advisor to EMI and as a potential lender to plaintiffs’ acquisition vehicle Maltby, fraudulently or negligently orally misrepresented the intentions of another potential bidder regarding the auction. Plaintiffs alleged that, but for the oral misrepresentations, Maltby would not have acquired EMl for approximately £4.2 billion. Plaintiffs further alleged that, following the acquisition of EMI, certain Citigroup entities tortiously interfered with plaintiffs’ business relationship with EMI. Plaintiffs sought billions of dollars in damages. On September 15, 2010, the district court issued an order granting in part and denying in part Citigroup’ s motion for summary judgment. Plaintiffs’ claims for negligent misrepresentation and tortious interference were dismissed. On October 18, 2010, a jury trial commenced on plaintiffs’ remaining claims for fraudulent misrepresentation and fraudulent concealment. The court dismissed the fraudulent concealment claim before sending the case to the jury. On November 4, 2010, the jury returned a verdict on the fraudulent misrepresentation claim in favor of Citigroup.

Judgment dismissing the complaint was entered on December 9, 2010. Plaintiffs have appealed the judgment as to the negligent misrepresentation claim, the fraudulent concealment claim and the fraudulent misrepresentation claim.

OTHER MATTERS

Lehman Brothers Bankruptcy Proceedings. On March 18, 2011, Citigroup and certain of its subsidiaries were named as defendants in an adversary proceeding captioned LEHMAN BROTHERS INC. v. CITIBANK, N.A., ET AL. In the complaint, which asserts claims under federal bankruptcy and state law, the Securities Investor Protection Act Trustee alleges that a $1 billion cash deposit that Lehman Brothers Inc. (“LBI”), the broker dealer subsidiary of Lehman Brothers Holdings Inc. (“LBHI”), placed with Citibank prior to the commencement of liquidation proceedings should be returned to the bankruptcy estate, that Citibank’s setoff against the $1 billion deposit to satisfy its claims against LBI should be set aside, and that approximately $342 million in additional deposits by LBI currently held by Citibank and its affiliates should be returned to the estate. Citigroup has moved to dismiss the adversary complaint.

On September 15, 2008, LBHI subsidiary Lehman Brothers International (Europe) (“LBIE”) entered administration under English law. Since that time, Citigroup and certain of its subsidiaries have held as custodians approximately $2 billion of proprietary assets and cash of LBIE. During the course of LBIE’s administration, Citigroup and certain of its subsidiaries asserted a contractual right to retain the proprietary assets and cash as security for amounts owed to Citigroup and certain of its subsidiaries by LBIE and its affiliates (including LBHI and LBI), a right that the administrators for LBIE disputed. On June 28, 2011, Citigroup and certain of its subsidiaries entered into a settlement agreement with LBIE resolving the parties’ disputes with respect to LBIE’s proprietary assets and cash held by Citigroup and certain of its subsidiaries as custodians. Under the terms of the settlement, Citigroup and certain of its subsidiaries will return LBIE’s proprietary assets and cash and release all claims in respect of those assets and cash in exchange for releases, the payment of fees, and preservation of certain claims asserted by Citigroup and certain of its subsidiaries in LBIE’s insolvency proceedings in the United Kingdom.

27001 Partnership, et al. v. BT Securities Corp., et al. In December 2004, 46 individual purchasers of 10-1/2% Senior Subordinated Notes (the “Notes”) issued in 1995 in connection with the leveraged recapitalization of Bruno’s Inc. sued the underwriters of the Notes, including Salomon Brothers, Inc., together with Bruno’s auditors, in Alabama state court. Plaintiffs brought state law claims arising out of, among other things, alleged material misrepresentations and omissions in the Prospectus issued in connection with the offering. The case was filed following the prior dismissal, after years of motion practice, of a lawsuit brought in April 2000 by the investment advisor to these 46 plaintiffs on behalf of its clients, which alleged identical claims against defendants. Plaintiffs allege that they purchased $190 million of the Notes and seek compensatory damages, punitive damages, attorneys’ fees and costs. After the commencement of the case in 2004, the parties engaged in extensive procedural motion practice, which resulted in the dismissal of several defendants on October 14, 2005. On August 25, 2009, 27001 PARTNERSHIP was consolidated with W.R. HUFF ASSET MANAGEMENT CO., LLC v. KOHLBERG KRAVIS ROBERTS & CO., L.P., also pending in the Circuit Court of Jefferson County, Alabama. The circuit court further held that the parties in 27001 PARTNERSHIP are to provide certain discovery materials to the parties in W.R. HUFF ASSET MANAGEMENT, but that the two cases would be tried separately. On September 18, 2009, defendants Salomon Brothers, Inc. and Chemical Securities, Inc. moved for summary judgment. On September 18, 2009, plaintiffs moved for partial summary judgment. In January 2010, prior to trial, the Citigroup subsidiaries and affiliates (the “Citigroup Defendants”) entered into a settlement conditioned on court approval. On March 24, 2010, pursuant to the settlement agreement, the Alabama state court entered an Order of Final Judgment and Dismissal and bar order, dismissing the Citigroup Defendants from the Bruno’s actions with prejudice.

W.R. Huff Asset Management Co., LLC v. Kohlberg Kravis Roberts & Co., L.P. In August 1999, W. R. Huff Asset Management Co., LLC filed this lawsuit (the “KKR Case”) on behalf of its clients who purchased

101/2% Senior Subordinated Notes issued in 1995 in connection with the leveraged recapitalization of Bruno ‘s, Inc. The case was filed in Alabama state court against Robinson Humphrey Co. LLC, which served as financial advisor to Bruno ‘s in connection with the leveraged recapitalization (and which later became a fully owned subsidiary of Salomon Smith Barney) and others. The KKR Case arises out of the same transaction at issue in 27001 PARTNERSHIP, ET AL. v. BT SECURITIES CORP., ET AL. (the “BT Securities Case” described above). The allegations and potential exposure in the KKR Case and BT Securities Case are similar, with plaintiffs seeking compensatory damages, punitive damages, attorneys’ fees, costs and pre-judgment interest in an amount they allege to be between approximately $250 million and $750 million. After years of motion practice over jurisdictional issues, on April 29, 2009, the Court of Appeals for the Eleventh Circuit affirmed the district court’s order allowing Huff to amend its complaint to substitute the same 46 individual noteholders named as plaintiffs in the BT Securities Case as plaintiffs in the KKR Case, resulting in remand of the case to Alabama state court. Defendants’ motion to strike the Fourth Amended Complaint and plaintiffs’ motion to consolidate the BT Securities and KKR Cases are pending. On August 6, 2009, the Circuit Court of Jefferson County, Alabama granted defendant Robinson Humphrey Co. LLC’s motion to strike the Fourth Amended Complaint on statute of limitations grounds, thereby dismissing Robinson Humphrey Co. LLC from the case. On August 25, 2009, the case was consolidated with 27001 PARTNERSHIP for discovery purposes but not for trial. In January 2010, prior to trial, the Citigroup defendants entered into a settlement conditioned on court approval.

Terra Securities ASA Konkursbo, et al. v. Citigroup Inc., et al. On August 10, 2009, Norwegian securities firm Terra Securities ASA Konkursbo and seven Norwegian municipalities filed a complaint in the United States District Court for the Southern District of New York against Citigroup, CGM and Citigroup Alternative Investments LLC. The complaint asserts, among other things, claims under Sections 10 and 20 of the Securities Exchange Act of 1934 and state law arising out of the municipalities’ investment in certain notes. Plaintiffs allege that, among other things, the municipalities invested in the notes after receiving purportedly false and materially misleading marketing materials that were allegedly prepared by defendants. On October 7, 2009, defendants filed a motion to dismiss.

Tribune Company Bankruptcy. Certain Citigroup entities have been named as defendants in adversary proceedings related to the Chapter 11 cases of Tribune Company (“Tribune”) pending in the U.S. Bankruptcy Court for the District of Delaware. The complaints set forth allegations arising out of the approximately $11 billion leveraged buyout (“LBO”) of Tribune in 2007. With respect to Citigroup, the complaints allege claims relating to Citigroup’s role as lender and advisor to Tribune in connection with the LBO and seek to avoid, recover, subordinate or disallow payments on LBO debt, as well as approximately $57 million in lender and advisory fees received by Citigroup and certain of its subsidiaries in connection with the LBO. The complaints also assert claims of aiding and abetting breaches of fiduciary duty by Tribune management as well as professional malpractice. The complaints have been stayed by court order pending a confirmation hearing on competing plans of reorganization. If confirmed, the plan proposed by the Debtors and others, and supported by Citigroup, would settle all claims relating to Citigroup’s role as lender. On February 11, 2011, Tribune and its debtor subsidiaries announced that most classes of voting creditors overwhelmingly approved the Debtors’ plan. The confirmation hearing before the Bankruptcy Court commenced on March 8, 2011. The parties completed their evidentiary presentations on April 12, 2011. The Bankruptcy Court confirmation hearing concluded on June 27, 2011. On October 31, 2011, the bankruptcy court denied confirmation of both the competing plans. A third amended plan of reorganization was then proposed, and confirmation proceedings are expected to take place in 2012. Certain Citigroup entities have been named as defendants in two actions brought by creditors of Tribune alleging state law constructive fraudulent conveyance claims relating to the Tribune LBO. These actions have been stayed pending confirmation of a plan of reorganization.

Asset Repurchase Matters. Beginning in March 2010, various regulators have made inquiries regarding the accounting treatment of certain repurchase transactions. Citigroup is cooperating fully with these inquiries.

Additionally, beginning in April 2011, a number of purported class actions and other private civil suits were filed in various courts against banks that served on the LIBOR panel and their affiliates, including certain

Citigroup subsidiaries. The actions, which assert various federal and state law claims relating to the setting of LIBOR, have been consolidated into a multidistrict litigation proceeding before Judge Buchwald in the Southern District of New York.

Additional lawsuits containing claims similar to those described above may be filed in the future.

The Partnership, the General Partner and its principals, directors and executive officers are not a party to, nor are any of their assets subject to, any of the actions and proceedings described above.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a) Market information. The Partnership has issued no stock. There is no public market for the Redeemable Units.

(b) Holders. As of March 31, 2012, the number of holders of Redeemable Units was 415 and the number of holders of Units of General Partner Interest was 1.

(c) Distributions. The Partnership did not declare any distributions during the three months ended March 31, 2012, and the years ended 2011, 2010 or 2009. The General Partner does not intend to declare any distributions in the future.

(d) Securities authorized for issuance under equity compensation plans. Not applicable.

(e) Performance graph for units. Not applicable.

Item 10.	Recent Sales of Unregistered Securities.

(a) Securities sold. From January 1, 2009, through March 31, 2012, the Partnership sold limited partnership Redeemable Units which resulted in aggregate proceeds to the Partnership of $31,153,623. (This figure includes $1,000 contributed by the initial limited partner in order to form the Partnership.)

(b) Underwriters and other purchasers. From January 1, 2009, through May 1, 2011, Redeemable Units of Limited Partnership Interest were sold to persons and entities who are accredited investors as that term is defined in Rule 501(a) of Regulation D and “qualified eligible persons,” as that term is defined under CFTC Rule 4.7. As of May 1, 2011, Redeemable Units of Limited Partnership Interest were sold to persons and entities who are accredited investors as that term is defined in Rule 501(a) of Regulation D.

(c) Consideration. The aggregate proceeds of securities sold during the period from January 1, 2009, through March 31, 2012, was $92,942,303, of which $61,788,680 was from units of general partnership interest sold to the General Partner. (The $61,788,680 figure includes $1,000 contributed by the General Partner in order to form the Partnership.)

Redeemable Units have been sold monthly at net asset value per Redeemable Unit. No underwriting discounts or commissions are paid in connection with the Redeemable Units.

(d) Exemption from registration claimed. Exemption is claimed from registration under the Securities Act of 1933, as amended Section 4(2) and Section 506(a) of Regulation D promulgated thereunder. The purchasers are accredited investors under Rule 501(a) of Regulation D, as discussed in paragraph (a) above. In determining the applicability of the exemption, the General Partner relied on the fact that the Redeemable Units were purchased by accredited investors in a private offering.

The minimum subscription amount in the Partnership for Class A Redeemable Units is $25,000 (or $10,000 in the case of ERISA Plans as defined in “Item 1. Business”), subject to the discretion of the General Partner to accept a lower amount. The minimum subscription amount in the Partnership for Class D Redeemable Units is $5,000,000, subject to the discretion of the General Partner to accept a lower amount. If a limited partner holds Class A Redeemable Units and such limited partner’s aggregate capital contributions to the Partnership (based on capital contributions net of any redemptions without taking into account performance) increase to $5,000,000, the Class A Redeemable Units held by such limited partner will convert, subject to the discretion of the General Partner, into Class D Redeemable Units. If a limited partner holds Class D Redeemable Units and such limited partner’s aggregate capital contributions to the Partnership (based on capital contributions net of any redemptions without taking into account performance) fall below $5,000,000, the Class D Redeemable Units held by such limited partner will convert, subject to the discretion of the General Partner, into Class A Redeemable Units. The minimum subscription amount in the Partnership for Class Z Redeemable Units is $25,000, subject to the discretion of the General Partner to accept a lower amount. The minimum additional subscription for investors who are currently limited partners is $10,000, subject to the discretion of the General Partner to accept a lower amount.

In accordance with Part 4 of the CFTC regulations, before making any investment in the Partnership, each investor is provided with a Memorandum, as supplemented, that contains information concerning the Partnership as prescribed in CFTC regulations.

(e) Terms of conversion or exercise. Not applicable.

(f) Use of proceeds. Not applicable.

Item 11.	Description of Registrant’s Securities to be Registered.

The Partnership is registering Redeemable Units which are privately offered. Profits and losses of the Partnership are allocated among the partners on a monthly basis in proportion to their capital accounts (the initial balance of which is the amount paid for their Redeemable Units). Distributions of profits will be made at the sole discretion of the General Partner.

Class Z Redeemable Units are only offered to certain employees of MSSB and its affiliates (and their family members). In the future, Class Z Redeemable Units may also be offered to certain of the limited partners that receive advisory services from a MSSB financial advisor or private wealth advisor (each a “Consulting Client”). Such relationship is governed by a consulting agreement between the two parties (each such agreement, a “Consulting Agreement”).

As of the close of business on the last day of each month during each fiscal year and subject to the discretion of the General Partner:

(1) Class A Redeemable Units will be converted to an economically equivalent amount of Class D Redeemable Units when the amount of a limited partner’s aggregate capital contributions is equal to or greater than $5,000,000.

(2) Class D Redeemable Units will be converted to an economically equivalent amount of Class A Redeemable Units when the amount of a limited partner’s aggregate capital contributions is less than $5,000,000.

Each such conversion of Redeemable Units shall be converted at net asset value per Redeemable Unit of each class as of the last day of each month.

In the event that a Consulting Client’s Consulting Agreement is terminated and the Consulting Client remains a limited partner, the Redeemable Units will, beginning on the first day of the month immediately following the month of termination of the Consulting Agreement, (i) convert to the appropriate class of Redeemable Units based on the aggregate capital contributions made by such limited partner, adjusted for additional subscriptions, redemptions and exchanges and (ii) become subject to the applicable ongoing selling agent fee. While any such former Consulting Clients will have the right to withdraw from any Redeemable Units, such withdrawal rights may be limited, requiring such former Consulting Clients to bear the ongoing selling agent fee in respect of any such Redeemable Units for an extended period of time.

The Redeemable Units may not be transferred without giving written notice of the assignment, transfer or disposition to the General Partner. No transfer or assignment will be permitted unless the General Partner is satisfied that such transfer or assignment will not jeopardize the Partnership’s status as a partnership for federal income tax purposes. The transfer of Redeemable Units shall be subject to all applicable securities laws. No substitution may be made unless the General Partner consents to such substitution. A transferee who becomes a substituted limited partner will be subject to all of the rights and liabilities of a limited partner of the Partnership. A transferee who does not become a substituted limited partner will be entitled to receive the share of the profits or the return of capital to which such limited partner’s transferor would otherwise be entitled, but will not be entitled to vote, to an accounting of Partnership transactions, to receive tax information, or to inspect the Partnership’s books and records. Under the New York Revised Limited Partnership Act (the “New York Act”), an assigning limited partner remains liable to the Partnership for any amounts for which such limited partner may be liable under such law regardless of whether any assignee to whom such limited partner has assigned Redeemable Units becomes a substituted limited partner.

A limited partner may require the Partnership to redeem some or all of his Redeemable Units at net asset value per Redeemable Unit of a class of Redeemable Units as of the last day of any month (the “Redemption Date”). The right to redeem is contingent upon the Partnership’s having property sufficient to discharge its liabilities on the Redemption Date and upon receipt by the General Partner of a written request for redemption in a form specified by the General Partner at least no later than 3:00 p.m. New York City time, on the third to last business day prior to the Redemption Date, or such other notice period as the General Partner shall determine. The General Partner, in its discretion, may waive the three business day notice requirement. Because net asset value fluctuates daily, limited partners will not know the net asset value applicable to their redemption at the time a notice of redemption is submitted. Payment for a redeemed interest will be made within 10 business days following the Redemption Date. The General Partner has not experienced a situation in which the Partnership did not have sufficient cash to honor redemption requests. If this were to occur, the General Partner intends to honor redemption requests on a pro rata basis unless the General Partner determines that a different methodology would be in the best interests of the Partnership. There is no fee charged to limited partners in connection with redemptions. The General Partner may also, at its sole discretion and upon 5 days’ notice to a limited partner, require that any limited partner redeem some or all of its Redeemable Units if such redemption is in the best interests of the Partnership. The General Partner may temporarily suspend redemptions if necessary in order to liquidate commodity positions in an orderly manner.

Summary of the Limited Partnership Agreement

The following is an explanation of all of the material terms and provisions of the Limited Partnership Agreement, a copy of which is attached as Exhibit 3.3 hereto and is incorporated herein by this reference. Each prospective investor should read the Limited Partnership Agreement thoroughly before investing. The following description is a summary only, is not intended to be complete, and is qualified in its entirety by the Limited Partnership Agreement itself.

Liability of Limited Partners

The Partnership was formed under the laws of the State of Delaware on January 30, 2006. In general, a limited partner will not be liable for amounts in excess of such limited partner’s contributions to the Partnership and his share of Partnership assets and undistributed profits. The General Partner will be liable for all obligations of the Partnership to the extent that assets of the Partnership are insufficient to discharge such obligations.

Management of Partnership Affairs

The limited partners will not participate in the management or control of the Partnership. Under the Limited Partnership Agreement, responsibility for managing the Partnership is vested solely in the General Partner.

Sharing of Profits and Losses; Partnership Accounting

Each limited partner will have a capital account, and its initial balance will be the amount such limited partner paid for his, her or its Redeemable Units or, in the case of a contribution by the General Partner, its capital contribution (which shall be treated as units of general partnership interest). Any increase or decrease in the net assets of each class of Redeemable Units will be allocated among the limited partners on a monthly basis and will be added to or subtracted from the accounts of the limited partners in the ratio that the balance of each account bears to the balance of all accounts of limited partners holding such class of Redeemable Units.

Additional Partners

The General Partner has the sole discretion to determine whether to offer for sale additional Redeemable Units and to admit additional limited partners. There is no limitation on the number of Redeemable Units which may be outstanding at any time.

Restrictions on Transfer or Assignment

The Redeemable Units may not be transferred without giving written notice of the assignment, transfer or disposition to the General Partner. No transfer or assignment will be permitted unless the General Partner is satisfied that such transfer or assignment will not jeopardize the Partnership’s status as a partnership for federal income tax purposes. The transfer of Redeemable Units shall be subject to all applicable securities laws. No substitution may be made unless the General Partner consents to such substitution. A transferee who becomes a substituted limited partner will be subject to all of the rights and liabilities of a limited partner of the Partnership. A transferee who does not become a substituted limited partner will be entitled to receive the share of the profits or the return of capital to which such limited partner’s transferor would otherwise be entitled, but will not be entitled to vote, to an accounting of Partnership transactions, to receive tax information, or to inspect the Partnership’s books and records. Under the New York Revised Limited Partnership Act (the “New York Act”), an assigning limited partner remains liable to the Partnership for any amounts for which such limited partner may be liable under such law regardless of whether any assignee to whom such limited partner has assigned Redeemable Units becomes a substituted limited partner.

A limited partner may require the Partnership to redeem some or all of his Redeemable Units at net asset value per Redeemable Unit of a class of Redeemable Unit as of the last day of any month (the “Redemption Date”). The right to redeem is contingent upon the Partnership’s having property sufficient to discharge its liabilities on the Redemption Date and upon receipt by the General Partner of a written request for redemption in a form specified by the General Partner at least no later than 3:00 p.m. New York City time, on the third to last business day prior to the Redemption Date, or such other notice period as the General Partner shall determine. The General Partner, in its discretion, may waive the three business day notice requirement. Because net asset value fluctuates daily, limited partners will not know the net asset value applicable to their redemption at the time a notice of redemption is submitted. Payment for a redeemed interest will be made within 10 business days following the Redemption Date. The General Partner has not experienced a situation in which the Partnership did not have sufficient cash to honor redemption requests. If this were to occur, the General Partner intends to honor redemption requests on a pro rata basis unless the General Partner determines that a different methodology would be in the best interests of the Partnership. There is no fee charged to limited partners in connection with redemptions. The General Partner may also, at its sole discretion and upon 5 days’ notice to a limited partner, require that any limited partner redeem some or all of its Redeemable Units if such redemption is in the best interests of the Partnership. The General Partner may temporarily suspend redemptions if necessary in order to liquidate commodity positions in an orderly manner.

Removal or Admission of General Partner

The General Partner may be removed and successor general partners may be admitted upon the vote of a majority of each class of Redeemable Units then outstanding.

Amendments; Meetings

The Limited Partnership Agreement may be amended if approved in writing by the General Partner and limited partners owning more than 50% of each class of Redeemable Units then outstanding. In addition, the General Partner may amend the Limited Partnership Agreement without the consent of the limited partners in order to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between the Limited Partnership Agreement and the Memorandum), to delete or add any provision of or to the Limited Partnership Agreement required to be deleted or added by the staff of any federal or state agency, or to make any amendment to the Limited Partnership Agreement which the General Partner deems advisable (including but not limited to amendments necessary to effect the allocations proposed therein) provided that such amendment is not adverse to the limited partners, or is required by law.

Any limited partner, upon written request addressed to the General Partner, may obtain a list of the names and addresses of record of all limited partners and the number of Redeemable Units and units of general partnership interest held by each for a purpose reasonably related to such limited partner’s interest as a limited partner in the Partnership. Upon receipt of a written request, signed by limited partners owning at least 10% of each class of Redeemable Units then outstanding, that a meeting of the Partnership be called to consider any matter upon which limited partners may vote pursuant to the Limited Partnership Agreement, the General Partner, by written notice to each limited partner of record, must call a meeting of the Partnership. Such notice must specify the date, a reasonable time and place, and the purpose of such meeting.

At any such meeting, upon the approval by an affirmative vote of limited partners owning more than 50% of each class of Redeemable Units then outstanding, the following actions may be taken: (i) the Limited Partnership Agreement may, with certain exceptions, be amended; (ii) the Partnership may be dissolved; (iii) the General Partner may be removed and a new general partner may be admitted; (iv) a new general partner or general partners may be admitted if the General Partner elects to withdraw from the Partnership; (v) any contracts with the General Partner or any of its affiliates or any commodity trading advisor may be terminated without penalty on sixty (60) days’ notice; and (vi) the sale of all assets of the Partnership may be approved. However, no such action may be taken unless the General Partner has been furnished with an opinion of counsel that the action to be taken will not adversely affect the status of the limited partners as limited partners under the Delaware Revised Uniform Limited Partnership Act and that the action is permitted under such law.

Reports to Limited Partners

The General Partner will provide the limited partners with unaudited monthly statements of account and with an audited annual report containing financial statements certified by an independent public accountant.

Power of Attorney

To facilitate the execution of various documents by the General Partner on behalf of the Partnership and the limited partners, the limited partners will appoint the General Partner, with power of substitution, their attorney-in-fact by executing the subscription agreement. Such documents include, without limitation, the Limited Partnership Agreement and amendments and restatements thereto.

Dissolution of the Partnership

The affairs of the Partnership will be wound up and the Partnership liquidated as soon as practicable upon the first to occur of the following: (i) the vote to dissolve the Partnership by limited partners owning more than 50% of all classes of Redeemable Units then outstanding; notice of which is sent by registered mail to the General Partner not less than ninety (90) days prior to the effective date of such dissolution; (ii) assignment by the General Partner of all of its interest in the Partnership, or the withdrawal, removal, bankruptcy or dissolution of the General Partner, unless the Partnership is continued as described in the Limited Partnership Agreement; or (iii) the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued. In addition, the General Partner may, in its sole discretion, cause the Partnership to dissolve if the Partnership’s aggregate net assets decline to less than $1,000,000.

Item 12.	Indemnification of Directors and Officers.

Indemnification

Limited Partnership Agreement (attached as Exhibit 3.3 hereto) provides for indemnification of the General Partner, its officers, directors, more than 10% stockholders, and persons who directly or indirectly control, are controlled by or are under common control with the General Partner. The Registrant is not permitted to indemnify the General Partner or its affiliates for liabilities resulting from a violation of the Securities Act of 1933, as amended or any state securities law in connection with the offer or sale of the Redeemable Units.

Each of the Management Agreements (attached as Exhibits 10.1 to 10.5 hereto) generally provides for indemnification by the General Partner and the Partnership of the Advisor (which term includes the Advisor’s principals, officers, directors, managers, members, stockholders and employees, as applicable) for any loss, liability, damage, cost, expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by the Limited Partnership Agreement.

Furthermore, under certain circumstances, an Advisor will generally indemnify, defend and hold harmless the General Partner, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the material breach of any material representations and warranties or covenants made by the Advisor in the Management Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination, or a written opinion of an arbitrator as specified in the Management Agreement, to the effect that such acts or omissions violated the terms of the Management Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Paragraph 1(g) of the Management Agreement), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

Item 13.	Financial Statements and Supplementary Data.

(a) Financial Statements.

The annual report of the Partnership for the year ended December 31, 2011, is attached hereto as Exhibit 99.1. The Partnership’s unaudited financial statements for the three month period ended March 31, 2012 and 2011, is set forth below.

Commodity Advisors Fund L.P.

Statements of Financial Condition

(Unaudited)

March 31, 2012
Assets:
Investment in Funds, at fair value (cost $45,401,121)	$45,754,405
Interest receivable	2,123
Cash	39,492

Total assets	$45,796,020

Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Ongoing selling agent fees	$55,934
Management fees	68,966
Administrative fees	38,163
Incentive fees	24,872
Other	104,356
Redemptions payable	800,049

Total liabilities	1,092,340

Partners’ Capital:
General Partner, Class A, 0.0000 unit equivalents outstanding at March 31, 2012	—
General Partner, Class Z, 11,480.0460 unit equivalents outstanding at March 31, 2012	11,190,404
Limited Partners, Class A, 22,065.6082 Redeemable Units outstanding at March 31, 2012	33,332,764
Limited Partners, Class Z, 185.1649 Redeemable Units outstanding at March 31, 2012	180,512

Total partners’ capital	44,703,680

Total liabilities and partners’ capital	$45,796,020

Class A, net asset value per Redeemable Unit	$1,510.62

Class Z, net asset value per Redeemable Unit	$974.77

See accompanying notes to financial statements.

Commodity Advisors Fund L.P.

Schedule of Investments

March 31, 2012

(Unaudited)

	Cost	Fair Value	% of Partners’ Capital
Investment in Funds
CMF Cirrus Master Fund L.P.	$2,622,828	$2,844,553	6.36%
FL Master Fund L.P.	3,366,620	3,173,148	7.10
MB Master Fund L.P.	13,912,906	14,469,830	32.37
KR Master Fund L.P.	12,779,207	11,317,458	25.32
JEM Master Fund L.P.	12,719,560	13,949,416	31.20

Total investment in Funds, at fair value	$45,401,121	$45,754,405	102.35%

See accompanying notes to financial statements.

Commodity Advisors Fund L.P.

Statements of Income and Expenses and Changes in Partners’ Capital

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Investment income:
Interest income from investment in Funds	$4,554	$2,286

Expenses:
Ongoing selling agent fees	161,958	—
Management fees	208,540	119,067
Administrative fees	115,366	29,773
Incentive fees	24,872	—
Other	98,510	28,410

Total expenses	609,246	177,250

Net investment income (loss)	(604,692)	(174,964)

Trading Results:
Net gains (losses) on trading of commodity interests and investment in Funds:
Net realized gains (losses) on investment in Funds	(46,235)	9,352,502
Change in net unrealized gains (losses) on investment in Funds	152,864	(9,081,798)

Total trading results	106,629	270,704

Net income (loss)	(498,063)	95,740
Net income (loss ) allocation by class:
Class A	$(417,561)	$95,740

Class Z	$(80,502)	—

Net asset value per unit
Class A (22,065.6082 and 29,442.3890 Redeemable Units outstanding as of March 31, 2012 and 2011, respectively)	$1,510.62	$1,575.69

Class Z (11,655.2109 and 0.0000 Redeemable Units outstanding as of March 31, 2012 and 2011, respectively)	$974.77	$—

Net income (loss) per unit *
Class A	$(18.82)	$3.19

Class Z	$(7.19)	—

Weighted average units outstanding
Class A	21,118.4388	30,035.7790

Class Z	13,930.7062	—

*	Based on change in net asset value per unit.

See accompanying notes to financial statements.

Commodity Advisors Fund L.P.

Statements of Changes in Partners’ Capital

For the Three Months Ended March 31, 2012 and 2011

(Unaudited)

	Class A		Class Z		Total
	Amount	Units	Amount	Units	Amount	Units
Partners’ Capital December 31, 2011	$27,281,062	17,837.2840	$15,266,194	15,546.6349	$42,547,256	33,383.9189
Subscriptions—Limited Partners	7,342,989	4,797.7022	135,000	137.3279	7,477,989	4,935.0301
Net income (loss)	(417,561)		(80,502)		(498,063)	—
Redemptions—General Partner	—		(3,949,776)	(4,018.7519)	(3,949,776)	(4,018.7519)
Redemptions—Limited Partners	(873,726)	(569.3780)	—		(873,726)	(569.3780)

Partners’ Capital March 31, 2012	$33,332,764	22,065.6082	$11,370,916	11,665.2109	$44,703,680	33,730.8191

Partners’ Capital December 31, 2010	$47,231,363	30,035.7790	$—	—	$47,231,363	30,035.7790
Net income (loss)	95,740		—	—	95,740	—
Redemptions—Limited Partners	(934,999)	(593.3900)	—	—	(934,999)	(593.3900)

Partners’ Capital March 31, 2011	$46,392,104	29,442.3890	$—	—	$46,392,104	29,442.3890

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

1. General:

Commodity Advisors Fund L.P. (formerly, Energy Advisors Portfolio L.P.) (the “Partnership”) is a limited partnership which was organized on January 30, 2006, under the partnership laws of the State of Delaware. The Partnership commenced trading on October 1, 2006. Between October 1, 2006 and May 1, 2011, the Partnership was traded pursuant to a 4.13(a)(4) exemption. The Partnership aims to achieve capital appreciation through speculative trading directly and indirectly, in U.S. and international markets for currencies, interest rates, indices, agricultural and energy products and precious and base metals. The Partnership may engage, directly or indirectly, in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The commodity interests that are traded by the Partnership, through its investment in the Funds (as defined in note 5 “Investment in Funds”), are volatile and involve a high degree of market risk.

Between January 30, 2006 (commencement of the initial offering period) and September 30, 2006, 9,475 redeemable units of limited partnership interest (“Redeemable Units”) were sold at $1,000 per Redeemable Unit. The Partnership commenced its operations on October 1, 2006. The Partnership privately and continuously offers Redeemable Units to qualified investors. There is no maximum number of Redeemable Units that may be sold by the Partnership.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Partnership. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. indirectly owns a minority equity interest in MSSB Holdings. Citigroup Inc. also indirectly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Partnership. MSSB Holdings wholly owns Morgan Stanley Smith Barney LLC (“Morgan Stanley Smith Barney”), the selling agent for the Partnership. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc..

On May 1, 2011, the Partnership began offering “Class A” Redeemable Units, “Class D” Redeemable Units and “Class Z” Redeemable Units pursuant to the offering memorandum. All Redeemable Units issued prior to May 1, 2011 were deemed Class A Redeemable Units. The rights, liabilities, risks and fees associated with investment in the Class A Redeemable Units did not change.

Class Z Redeemable Units were first issued on October 1, 2011. As of March 31, 2012, there were no Redeemable Units outstanding in Class D. Class A, Class D and Class Z will each be referred to as a “Class” and collectively referred to as the “Classes.” The class of Redeemable Units that a limited partner receives upon a subscription will generally depend upon the amount invested in the Partnership or the status of the limited partner, although the General Partner may determine to offer Redeemable Units to investors at its discretion. Class Z Redeemable Units are offered to certain employees of Morgan Stanley Smith Barney and its affiliates (and their family members).

As of March 31, 2012, all trading decisions are made for the Partnership by Cirrus Capital Management LLC (“Cirrus”), Flintlock Capital Asset Management LLC (“Flintlock”), Aventis Asset Management, LLC (“Aventis”), Krom River Investment Management (Cayman) Limited and Krom River Trading AG (collectively, “Krom River”) and JE Moody & Company LLC (“JE Moody”) (each, an “Advisor”, and collectively, the “Advisors”), each of which is a registered commodity trading advisor or exempt from such registration. Each

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

Advisor is allocated a portion of the Partnership’s assets to manage. The Partnership invests the portion of its assets allocated to each of the Advisors indirectly through investments in the Funds.

The General Partner and each limited partner share in the profits and losses of the Partnership in proportion to the amount of Partnership interest owned by each, except that no limited partner shall be liable for obligations of the Partnership in excess of its capital contribution and profits or losses, if any, net of distributions.

The accompanying financial statements and accompanying notes are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the Partnership’s financial condition at March 31, 2012 and the results of its operations and changes in partners’ capital for the three months ended March 31, 2012 and 2011. These financial statements present the results of interim periods and do not include all disclosures normally provided in annual financial statements. You should read these financial statements together with the financial statements and notes included in the Partnership’s annual report for the year ended December 31, 2011 filed as Exhibit 99.1 to this registration statement.

The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates. .

Due to the nature of commodity trading, the results of operations for the interim periods presented should not be considered indicative of the results that may be expected for the entire year.

2. Financial Highlights:

Changes in the net asset value per unit for the three months ended March 31, 2012 and 2011 were as follows:

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011
	Class A	Class Z	Class A
Net realized and unrealized gains (losses) *	$(4.10)	$2.28	$9.02
Interest income	0.16	0.10	0.07
Expenses **	(14.88)	(9.57)	(5.90)

Increase (decrease) for period	(18.82)	(7.19)	3.19
Net asset value per unit, beginning of period	1,529.44	981.96	1,572.50

Net asset value per unit, end of period	$1,510.62	$974.77	$1,575.69

*	Includes brokerage fees.
**	Excludes brokerage fees.

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

	Three Months Ended March 31, 2012		Three Months Ended March 31, 2011 ******
	Class A	Class Z	Class A
Ratios to average net assets: ***
Net investment income (loss)	(5.9)%	(9.1)%	(0.4)%
Incentive fees	0.1%	0.1%	0.0%

Net investment income (loss) before incentive fees ****	(5.8)%	(9.0)%	(0.4)%

Operating expenses	6.0%	9.2%	1.5%
Incentive fees	0.1%	0.1%	0.0%

Total expenses	6.1%	9.3%	1.5%

Total return:
Total return before incentive fee	(1.2)%	(0.7)%	0.2%
Incentive fees	0.0%	0.0%	0.0%

Total return after incentive fee	(1.2)%	(0.7)%	0.2%

***	Annualized (other than incentive fees).
****	Interest income less total expenses.
******	The ratios are shown net and gross of incentive fees to conform to current period presentation.

The above capital ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

3. Trading Activities:

The Partnership was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity instruments. However, the Partnership’s investments are in other funds. The results of the Partnership’s trading activities resulting from its investments in the Funds are shown in the Statements of Income and Expenses.

The Partnership and the Funds net unrealized gains and losses on open futures and exchange-cleared swaps and open forward contracts. The Partnership and the Funds net, for financial reporting purposes, the unrealized gains and losses on open futures and exchange-cleared swaps and open forward contracts on the Statements of Financial Condition as the criteria under Accounting Standards Codification (“ASC”) 210-20, “Balance Sheet”, have been met.

Brokerage fees are calculated as a percentage of the Partnership’s adjusted net asset value on the last day of each month and are affected by trading performance, subscriptions and redemptions.

4. Fair Value Measurements:

Partnership’s and the Funds’ Investments. All commodity interests held by the Partnership (including derivative financial instruments and derivative commodity instruments), through its investment in the Funds, are

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Funds’ Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are reported in the Funds’ Statements of Income and Expenses and Changes in Partners’ Capital.

Partnership’s and the Funds’ Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that based on available information in the marketplace, the Funds’ Level 1 assets and liabilities are actively traded.

GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Partnership’s and the Funds’ Level 2 assets and liabilities.

The Partnership and the Funds will separately present purchases, sales, issuances and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

Effective January 1, 2012, the Partnership adopted Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards” (“IFRS”). The amendments within this ASU change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarify FASB’s intent about the application of existing fair value measurement requirements and other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. This new guidance did not have a significant impact on the Partnership’s financial statements.

The Partnership and the Funds consider prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers who derive fair values for those assets and liabilities from observable inputs (Level 2). Investments in funds (other commodity pools) with no rights or obligations inherent within the ownership interest held by the Partnership are priced based on the end of the day net asset value (Level 2). The value of the Partnership’s investments in funds reflects its proportional interest in the funds. As of and for the period ended March 31, 2012, the Partnership and the Funds did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). There were no transfers of assets and liabilities between Level 1 and Level 2 during the quarter ended March 31, 2012.

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

	March 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment in Funds	$45,754,405	$—	$45,754,405	$—

Net fair value	$45,754,405	$—	$45,754,405	$—

5. Investments in Funds:

On October 1, 2006, the assets allocated to AAA Capital Management Advisors, Ltd. (“AAA”) for trading were invested in the AAA Master Fund LLC (“AAA Master”) a limited liability company formed under the New York Limited Liability Company Law. The Partnership purchased 723.8213 units of the AAA Master with cash equal to $3,315,000. AAA Master was formed in order to permit accounts managed now or in the future by AAA using the Energy Program—Futures and Swaps, a proprietary, discretionary trading system, to invest in one trading vehicle. The Partnership fully redeemed its investment in AAA Master on April 30, 2011, for cash equal to $3,469,560.

On October 1, 2006, the assets allocated to SandRidge Capital L.P. (“SandRidge”) for trading were in invested the CMF SandRidge Master Fund L.P. (“SandRidge Master”), a limited partnership organized under the partnership laws of the State of New York. The Partnership purchased 2,092.7350 units of SandRidge Master with cash equal to $2,370,000. SandRidge Master was formed in order to permit commodity pools managed now or in the future by SandRidge using the Energy Program, a proprietary, discretionary trading system, to invest together in one trading vehicle. The Partnership fully redeemed its investment in SandRidge Master on April 30, 2011, for cash equal to $3,129,957.

On April 1, 2007, the assets allocated were invested in the Velite Energy L.P. (“Velite Energy”), a limited partnership organized under the partnership laws of the State of Texas. The Partnership invested $12,000,000 in Velite Master. The Partnership fully redeemed its investment in Velite Master on March 31, 2011, for cash equal to $9,922,742.

On April 1, 2009, the assets allocated to Sasco Energy Partners LLC (“Sasco”) for trading were in invested in the CMF Sasco Master Fund L.P. (“Sasco Master”), a limited partnership organized under the partnership laws of the State of New York. The Partnership purchased 6,000.0000 units of Sasco Master with cash equal to $6,000,000. Sasco Master was formed in order to permit commodity pools managed now or in the future by Sasco using the Energy Program, a proprietary, discretionary trading system, to invest together in one trading vehicle. The Partnership fully redeemed its investment in Sasco Master on April 30, 2011, for cash equal to $7,730,465.

On November 1, 2009, the assets allocated were invested in Goldfinch Capital Management, L.P. (“Goldfinch”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership invested $3,500,000 in Goldfinch. The Partnership fully redeemed its investment in Goldfinch on December 31, 2010, for cash equal to $3,162,493.

On January 1, 2011, the assets allocated to Cirrus for trading were invested in CMF Cirrus Master Fund L.P. (“Cirrus Master”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership purchased 4,000.0000 units of Cirrus Master with cash equal to $4,000,000. Cirrus Master was

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

formed to permit accounts managed now or in the future by Cirrus using the Energy Program, a proprietary, systematic trading program, to invest together in one trading vehicle. The General Partner is also the general partner for Cirrus Master. Individual and pooled accounts currently managed by Cirrus, including the Partnership, are permitted to be limited partners of Cirrus Master. The General Partner and Cirrus believe that trading through this structure should promote efficiency and economy in the trading process.

On May 1, 2011, the assets allocated to Flintlock for trading were invested in FL Master Fund L.P. (“FL Master”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership invested in FL Master with cash equal to $4,171,892. FL Master was formed to permit accounts managed now or in the future by Flintlock using the 2x Flintlock Commodity Opportunities Partners, LP, a proprietary, systematic trading program, to invest together in one trading vehicle. The General Partner is also the general partner for FL Master. Individual and pooled accounts currently managed by Flintlock, including the Partnership, are permitted to be limited partners of FL Master. The General Partner and Flintlock believe that trading through this structure should promote efficiency and economy in the trading process.

On May 1, 2011, the assets allocated to Aventis for trading were invested in MB Master Fund L.P. (“MB Master”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership purchased an interest in MB Master with cash equal to $12,756,614. MB Master was formed in order to permit commodity pools managed now or in the future by Aventis using the Barbarian Program, a proprietary, systematic trading system, to invest together in one trading vehicle. The General Partner is also the general partner of MB Master. Individual and pooled accounts currently managed Aventis, including the Partnership, are permitted to be limited partners of MB Master. The General Partner and Aventis believe that trading through this structure should promote efficiency and economy in the trading process.

On May 1, 2011, the assets allocated to Krom River for trading were invested in the KR Master Fund L.P. (“KR Master”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership purchased an interest in KR Master with cash equal to $13,913,306. KR Master was formed in order to permit commodity pools managed now or in the future by Krom River using the Commodity Program at 150% Leverage, a proprietary, discretionary trading system, to invest together in one trading vehicle. The General Partner is also the general partner of KR Master. Individual and pooled accounts currently managed by Krom River, including the Partnership, are permitted to be limited partners of KR Master. The General Partner and Krom River believe that trading through this structure should promote efficiency and economy in the trading process.

On May 1, 2011, the assets allocated to J E Moody for trading were invested in JEM Master Fund L.P. (“JEM Master”), a limited partnership organized under the partnership laws of the State of Delaware. The Partnership purchased 12,594.1917 units of JEM Master with cash equal to $12,753,614. JEM Master was formed to permit accounts managed now or in the future by J E Moody using the Commodity Relative Value Program, a proprietary, systematic trading program, to invest together in one trading vehicle. The General Partner is also the general partner for JEM Master. Individual and pooled accounts currently managed by J E Moody, including the Partnership, are permitted to be limited partners of JEM Master. The General Partner and J E Moody believe that trading through this structure should promote efficiency and economy in the trading process.

The General Partner is not aware of any material changes to any of the trading programs discussed above during the fiscal quarter ended March 31, 2012.

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

Cirrus Master’s, FL Master’s, MB Master’s, KR Master’s and JEM Master’s, (collectively, the “Funds”) trading of futures, forwards, swaps and options contracts, if applicable, on commodities is done primarily on U.S. and foreign commodity exchanges. The Funds engage in such trading through commodity brokerage accounts maintained with CGM.

A limited partner of the Funds may withdraw all or part of its capital contribution and undistributed profits, if any, from the Funds in multiples of the net asset value per unit as of the end of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner of the Fund at least 3 days in advance of the Redemption Date. The units are classified as a liability when the limited partner elects to redeem and informs the Funds.

Management and incentive fees are charged at the Partnership level. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”) are borne by the Funds. All other fees and commissions are charged at the Partnership level.

At March 31, 2012, the Partnership owned approximately 12.5%, 10.4%, 37.4%, 8.9% and 29.4% of Cirrus Master, FL Master, MB Master, KR Master and JEM Master, respectively. It is the intention of the Partnership to continue to invest in the Funds. The performance of the Partnership is directly affected by the performance of the Funds. Expenses to investors as a result of the investment in the Funds are approximately the same and redemption rights are not affected.

Summarized information reflecting the total assets, liabilities and capital for the Funds is shown in the following tables.

	March 31, 2012
	Total Assets	Total Liabilities	Total Capital
Cirrus Master	$23,122,872	$335,343	$22,787,529
FL Master	32,006,201	1,415,456	30,590,745
MB Master	39,221,598	561,601	38,659,997
KR Master	129,231,718	1,776,754	127,454,964
JEM Master	47,509,677	64,041	47,445,636

Total	$271,092,066	$4,153,195	$266,938,871

Summarized information reflecting the net investment income (loss), total trading results and net income (loss) for the Funds is shown in the following tables.

	For the three months ended March 31, 2012
	Net Investment Income (Loss)	Total Trading Results	Net Income (Loss)
Cirrus Master	$(27,287)	$71,386	$44,099
FL Master	(58,252)	(181,171)	(239,423)
MB Master	(128,554)	471,064	342,510
KR Master	(109,287)	(3,145,845)	(3,255,132)
JEM Master	(237,599)	1,325,575	1,087,976

Total	$(560,979)	$(1,458,991)	$(2,019,970)

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

	For the three months ended March 31, 2011
	Net Investment Income (Loss)	Total Trading Results	Net Income (Loss)
AAA Master	$(635,255)	$23,936,932	$23,301,677
SandRidge Master	(250,105)	15,043,073	14,792,968
Sasco Master	(369,953)	(2,250,744)	(2,620,697)
Cirrus Master	(19,809)	661,782	641,973
Velite Energy	N/A	N/A	N/A

Total	$(1,275,122)	$37,391,043	$36,115,921

Summarized information reflecting the Partnership’s investment in, and the operations of the Funds is shown in the following tables.

	March 31, 2012		For the three months ended March 31, 2012
	% of Partnership’s Net Assets	Fair Value	Income (Loss)	Expenses		Net Income (Loss)	Investment Objective	Redemptions Permitted
Investment				Brokerage Fees	Other
Cirrus Master	6.36%	$2,844,553	$9,018	$1,906	$1,777	$5,335	Commodity Portfolio	Monthly
FL Master	7.10%	3,173,148	(19,091)	6,152	2,556	(27,799)	Commodity Portfolio	Monthly
MB Master	32.37%	14,469,830	176,271	58,366	5,702	112,203	Commodity Portfolio	Monthly
KR Master	25.32%	11,317,458	(277,163)	10,148	1,868	(289,179)	Commodity Portfolio	Monthly
JEM Master	31.20%	13949,416	375,868	64,584	5,215	306,069	Commodity Portfolio	Monthly

Total		$45,754,405	$264,903	$141,156	$17,118	$106,629

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

	December 31, 2011		For the three months ended March 31, 2011
	% of Partnership’s Net Assets	Fair Value	Income (Loss)	Expenses				Net Income (Loss)	Investment Objective	Redemptions Permitted
Investment				Brokerage Fees		Other
AAA Master	—%	$—	$141 561	$4,513		$1,209		$135,839	Energy Portfolio	Monthly
SandRidge Master	—%	—	(162,267)	3,728		1,252		(167,247)	Energy Portfolio	Monthly
Sasco Master	—%	—	225 364	32,596		4,746		188,022	Energy Portfolio	Monthly
Velite Energy	—%	—	52 107	N/A	*	N/A	*	52,107	Energy Portfolio	Quarterly
Cirrus Master	6.77%	2,882,365	65,989	2,632		1,374		61,983	Commodity Portfolio	Monthly
FL Master	7.62%	3,241,312	—	—		—		—	Commodity Portfolio	Monthly
MB Master	34.17%	14,540,056	—	—		—		—	Commodity Portfolio	Monthly
KR Master	27.53%	11,713,219	—	—		—		—	Commodity Portfolio	Monthly
JEM Master	32.35%	13,762,638	—	—		—		—	Commodity Portfolio	Monthly

Total		$46,139,590	$322,754	$43,469		$8,581		$270,704

*	The Partnership was not able to obtain the specific fee amounts for this investee fund. The brokerage fees are based on the services of various commodity brokers who charge commercial commission rates. Other expenses include management fees, administrative fees and professional and other fees. Management fees are charged at 3% per annum of monthly net assets. Administrative fees are related to accounting services provided by the administrator. Professional and other fees include services for accounting, legal and other miscellaneous expenses.

6. Financial Instrument Risks:

In the normal course of business, the Partnership, through its investments in the Funds, is a party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, swaps and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain forward and option contracts. OTC contracts are negotiated between contracting parties and certain forwards, swaps and option contacts. Specific market movements of commodities of futures contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimates that at any given time approximately 10.8% to 26.6% of the Funds’ contracts are traded over the counter.

The risk to the limited partners that have purchased Redeemable Units is limited to the amount of their share of the Partnership’s assets and undistributed profits. This limited liability is a result of the organization of the Partnership as a limited partnership under New York law.

Market risk is the potential for changes in the value of the financial instruments traded by the Funds due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Funds are exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Partnership’s/Funds’ risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Partnership’s/Funds’ risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Partnership/Funds to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Partnership/Funds have credit risk and concentration risk as CGM or a CGM affiliate is the sole counterparty or broker with respect to the Funds’ assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through CGM, the Partnership’s/Funds’ counterparty is an exchange or clearing organization.

As both a buyer and seller of options, the Funds pay or receive a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Funds to potentially unlimited liability; for purchased options, the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Funds do not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Fund’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Funds may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these financial instruments mature within one year of the inception date. However, due to the nature of the Funds’ businesses, these instruments may not be held to maturity.

7. Critical Accounting Policies:

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

Partnership’s and the Funds’ Investments. All commodity interests held by the Partnership (including derivative financial instruments and derivative commodity instruments), through its investment in the Funds, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Funds’ Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are reported in the Funds’ Statements of Income and Expenses and Changes in Partners’ Capital.

Partnership’s and the Funds’ Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that based on available information in the marketplace, the Funds’ Level 1 assets and liabilities are actively traded.

GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Partnership’s and the Funds’ Level 2 assets and liabilities.

The Partnership and the Funds will separately present purchases, sales, issuances and settlements in their reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Partnership and the Funds consider prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available were priced by broker-dealers who derive fair values for those assets and liabilities from observable inputs (Level 2). Investments in funds (other commodity pools) with no rights or obligations inherent within the ownership interest held by the Partnership are priced based on the end of the day net asset value (Level 2). The value of the Partnership’s investments in funds reflects its proportional interest in the funds. As of and for the period ended March 31, 2012, the Partnership and the Funds did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

Futures Contracts. The Funds trade futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Funds each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

or losses by the Funds. When the contract is closed, the Funds record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses and Changes in Partners’ Capital.

Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Funds agree to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Funds’ net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on forward foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Funds do not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net gain (loss) on investments in the Statements of Income and Expenses.

London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Funds are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Funds each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Funds. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Funds record a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

Options. The Funds may purchase and write (sell) both exchange—listed and OTC options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Funds write an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Funds purchase an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on options contracts are included in the Statements of Income and Expenses.

Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Partnership’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in

Commodity Advisors Fund L.P.

Notes to Financial Statements

March 31, 2012

(Unaudited)

the course of preparing the Partnership’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Partnership level not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Partnership’s financial statements.

The Partnership files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2008 through 2011 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

Subsequent Events. The General Partner of the Partnership evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

Recent Accounting Pronouncements. In October 2011, FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. The Partnership will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities,” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Partnership should also provide the disclosures retrospectively for all comparative periods presented. The Partnership is currently evaluating the impact that the pronouncement would have on the financial statements.

Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 2, “Financial Highlights.”

(b) Selected quarterly financial data. The Partnership does not have securities registered pursuant to Sections 12(b) or 12(g) of the Securities Exchange Act of 1934.

(c) Information about gas producing activities. The Partnership is not engaged in oil and gas producing activities.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15.	Financial Statements and Exhibits.

(a)	Financial Statements.

The following financial statements have been filed as part of this registration statement:

Statements of Financial Condition of the Partnership at March 31, 2012, and December 31, 2011 and 2010.

Condensed Schedules of Investments of the Partnership at March 31, 2012, and December 31, 2011 and 2010.

Statements of Income and Expenses for the three months ended March 31, 2012 and 2011, and the years ended December 31, 2011, 2010 and 2009.

Statement of Changes in Partners’ Capital for the three months ended March 31, 2012 and 2011, and the years ended December 31, 2011, 2010 and 2009.

(b)	Exhibits.

Exhibit 3.1(a)	Certificate of Limited Partnership as filed in the office of the Secretary of State of the State of Delaware on January 30, 2006 (filed herein)

Exhibit 3.1(b)	Certificate of Amendment of the Certificate of Limited Partnership as filed in the office of the Secretary of State of the State of Delaware on September 24, 2008 (filed herein)

Exhibit 3.1(c)	Certificate of Amendment of the Certificate of Limited Partnership as filed in the office of the Secretary of State of the State of Delaware on September 25, 2009 (filed herein)

Exhibit 3.1(d)	Certificate of Amendment of the Certificate of Limited Partnership as filed in the office of the Secretary of State of the State of Delaware on June 29, 2010 (filed herein)

Exhibit 3.1(e)	Certificate of Amendment of the Certificate of Limited Partnership as filed in the office of the Secretary of State of the State of Delaware on April 15, 2011 (filed herein)

Exhibit 3.2(a)	Application for Authority as filed in the office of the Secretary of State of the State of New York on February 2, 2006 (filed herein)

Exhibit 3.2(b)	Certificate of Amendment of the Application for Authority as filed in the office of the Secretary of State of the State of New York on September 24, 2008 (filed herein)

Exhibit 3.2(c)	Certificate of Amendment of the Application for Authority as filed in the office of the Secretary of State of the State of New York on September 29, 2011 (filed herein)

Exhibit 3.2(d)	Certificate of Amendment of the Application for Authority as filed in the office of the Secretary of State of the State of New York on June 30, 2010 (filed herein)

Exhibit 3.2(e)	Certificate of Amendment of the Application for Authority as filed in the office of the Secretary of State of the State of New York on May 10, 2011 (filed herein)

Exhibit 3.2(f)	Certificate of Amendment of the Application for Authority as filed in the office of the Secretary of State of the State of New York on September 6, 2011 (filed herein)

Exhibit 3.3	Second Amended and Restated Limited Partnership Agreement (filed herein)

Exhibit 10.1(a)	Management Agreement among the Partnership, Ceres Managed Futures LLC and J E Moody & Company LLC (filed herein)

Exhibit 10.1(b)	Letter from the General Partner to J E Moody & Company LLC extending the Management Agreement from June 30, 2012 to June 30, 2013 (filed herein)

Exhibit 10.2(a)	Management Agreement among the Partnership, Ceres Managed Futures LLC and Krom River Trading A.G. and Krom River Investment Management (Cayman) Limited (filed herein)

Exhibit 10.2(b)	Letter from the General Partner to Krom River Trading A.G. and Krom River Investment Management (Cayman) Limited extending the Management Agreement from June 30, 2012 to June 30, 2013 (filed herein)

Exhibit 10.3(a)	Management Agreement among the Partnership, Ceres Managed Futures LLC and Aventis Asset Management, LLC (formerly Misfit Financial Group, LLC) (filed herein)

Exhibit 10.3(b)	Amendment to the Management Agreement among the Partnership, Ceres Managed Futures LLC and Aventis Asset Management, LLC (formerly Misfit Financial Group, LLC) (filed herein)

Exhibit 10.3(c)	Letter from the General Partner to Aventis Asset Management, LLC (formerly Misfit Financial Group, LLC) extending the Management Agreement from June 30, 2012 to June 30, 2013 (filed herein)

Exhibit 10.4(a)	Management Agreement among the Partnership, Ceres Managed Futures LLC and Cirrus Capital Management LLC (filed herein)

Exhibit 10.4(b)	Letter from the General Partner to Cirrus Capital Management LLC extending the Management Agreement from June 30, 2012 to June 30, 2013 (filed herein)

Exhibit 10.5 (a)	Management Agreement among the Partnership, Ceres Managed Futures LLC and Flintlock Capital Asset Management, LLC (filed herein)

Exhibit 10.5 (b)	Letter from the General Partner to Flintlock Capital Asset Management, LLC extending the Management Agreement from June 30, 2012 to June 30, 2013 (filed herein)

Exhibit 10.6	“Form of” Customer Agreement between the Partnership, and Citigroup Global Markets Inc. (filed herein)

Exhibit 10.7	Alternative Investment Placement Agent Agreement between the Partnership, Ceres Managed Futures LLC and Morgan Stanley Smith Barney LLC (filed herein)

Exhibit 10.8	Form of Subscription Agreement (filed herein)

Exhibit 10.9	Escrow Agreement among the Partnership, Citigroup Managed Futures LLC and JPMorgan Chase Bank (filed herein)

Exhibit 10.10	Joinder Agreement among the Partnership, the General Partner, CGM and MSSB (filed herein)

Exhibit 99.1	Annual Report of the Partnership for the year ended December 31, 2011 (filed herein)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMODITY ADVISORS FUND L.P.

(Registrant)

Date: June 29, 2012

By:	Ceres Managed Futures LLC
(General Partner)

By:	/s/ DAMIAN GEORGE
Damian George Chief Financial Officer